    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997



                                                      REGISTRATION NO. 333-37561

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

               GIANT INDUSTRIES, INC.                        SAN JUAN REFINING COMPANY
           GIANT INDUSTRIES ARIZONA, INC.                    CINIZA PRODUCTION COMPANY
       GIANT EXPLORATION & PRODUCTION COMPANY                GIANT FOUR CORNERS, INC.
        GIANT STOP-N-GO OF NEW MEXICO, INC.                  GIANT MID-CONTINENT, INC.
                                                              PHOENIX FUEL CO., INC.

           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

      DELAWARE                                                             86-0642718
      ARIZONA                                                              86-0218157
      TEXAS                                                                74-1501967
      NEW MEXICO                                                           85-0389396
      NEW MEXICO                                                           74-2759385
      NEW MEXICO                                                           74-2468207
      ARIZONA                                                              86-0739055
      ARIZONA                                                              86-0784398
      ARIZONA                                2911, 5541                    86-0109486
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                          23733 NORTH SCOTTSDALE ROAD
                           SCOTTSDALE, ARIZONA 85255
                                 (602) 585-8888
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  MORGAN GUST
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             GIANT INDUSTRIES, INC.
                          23733 NORTH SCOTTSDALE ROAD
                           SCOTTSDALE, ARIZONA 85255
                                 (602) 585-8849
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:
                             KAREN CIUPAK MCCONNELL
                             FENNEMORE CRAIG, P.C.
                         3003 NORTH CENTRAL, SUITE 2600
                          PHOENIX, ARIZONA 85213-2912
                                 (602) 916-5000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, please check the following box. [X]
    If any of the securities being registered on this form are to be offered in connection with the termination of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                         [GIANT INDUSTRIES, INC. LOGO]

     OFFER TO EXCHANGE ALL OF ITS OUTSTANDING 9% SENIOR SUBORDINATED NOTES
               DUE 2007 FOR 9% SENIOR SUBORDINATED NOTES DUE 2007
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

  THE REGISTERED EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                     ON DECEMBER 12, 1997, UNLESS EXTENDED.


    Giant Industries, Inc., a Delaware corporation ("Giant" or the "Company"), hereby offers (the "Registered Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal") relating to the Registered Exchange Offer, to exchange $1,000 principal amount of its 9% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement of which this Prospectus is a part, for $1,000 principal amount of its outstanding 9% Senior Subordinated Notes due 2007 (the "Notes"), of which an aggregate of $150,000,000 in principal amount is outstanding as of the date of this Prospectus. The form and terms of the Exchange Notes are substantially identical in all material respects to the form and terms of the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement (as hereinafter defined) by the Company and the Subsidiary Guarantors (as hereinafter defined)).

    Interest on the Exchange Notes will be payable on March 1 and September 1 of each year, commencing March 1, 1998. The Exchange Notes will mature on September 1, 2007 and will be redeemable, in whole or in part, at the option of the Company at any time on or after September 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to September 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate initial principal amount of the Exchange Notes remain outstanding after giving effect to each such redemption. Upon the occurrence of a Change of Control (as defined), the holders of the Exchange Notes may require the Company to purchase the Exchange Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

    The Exchange Notes will be senior subordinated unsecured obligations of the Company. The Exchange Notes will be subordinate in right of payment to all Senior Indebtedness (as defined) of the Company, and will rank pari passu with all Pari Passu Indebtedness (as defined) of the Company. The Company's obligation to pay the principal of, premium, if any, and interest on the Exchange Notes will be unconditionally guaranteed, jointly and severally on a subordinated basis, by each of the Company's subsidiaries. As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Notes and the application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $7.3 million in aggregate principal amount of Senior Indebtedness, $150.0 million in aggregate principal amount of the Notes and $100.0 million in aggregate principal amount of Pari Passu Indebtedness (consisting of $100.0 million in aggregate principal amount of the Company's
9 3/4% Senior Subordinated Notes due 2003 (the "9 3/4% Notes")) outstanding.


    The Company will accept for exchange any and all Notes validly tendered on or before 5:00 p.m., New York City time, on December 12, 1997, unless extended (if and as extended, the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Registered Exchange Offer."


    The Exchange Notes are being offered hereunder to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Registered Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Registered Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the SEC and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Notes wishing to accept the Registered Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Registered Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from this Registered Exchange Offer. No dealer-manager is being used in connection with this Registered Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE TENDERING NOTES IN THE REGISTERED EXCHANGE OFFER.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November 10, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Copies of the Registration Statement (with exhibits), as well as such reports and other information, can be obtained by mail from the Public Reference Section of the SEC, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials can be inspected and copied at the public reference facility referenced above and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. In addition, such material also may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Common Stock, $0.01 par value of the Company is listed.


     The Company has filed with the SEC a Registration Statement on Form S-4 (No. 333-37561), including any amendments thereto, under the Securities Act with respect to the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to such exhibit.


     The following are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (3) the Company's Current Reports on Form 8-K filed June 12, 1997 and June 17, 1997; and (4) the audited financial statements, report thereon and notes thereto of Bloomfield Refining Company as of December 31, 1994 and 1993, and for each of the three years ended December 31, 1994, contained in the Company's Current Report on Form 8-K filed October 19, 1995. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996 are also incorporated by reference.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the consummation of the Registered Exchange Offer made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM GIANT INDUSTRIES, INC., AT ITS PRINCIPAL EXECUTIVE OFFICES, 23733 NORTH SCOTTSDALE ROAD, SCOTTSDALE, ARIZONA 85255, ATTN: MORGAN GUST, SECRETARY,
TELEPHONE: (602) 585-8888. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 5, 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise specified, references herein to pro forma information for a specified period means information that gives pro forma effect to: (i) the Company's recent acquisitions (the "1997 Acquisitions") of 96 service station/convenience stores and related assets (the "Thriftway Stations") and Phoenix Fuel Co., Inc. ("Phoenix Fuel") as if such acquisitions had occurred at the beginning of such period, and (ii) the sale of $150.0 million of the Notes at an interest rate of 9.0% and the application of the estimated net proceeds therefrom as if such transactions had occurred at the beginning of such period. Certain terms used herein are defined in the Glossary.

                                  THE COMPANY

     Giant is the leading refiner and one of the largest marketers of petroleum products with operations in the fast-growing Four Corners area of the southwestern United States. Giant owns and operates two high-conversion crude oil refineries in northwestern New Mexico, with total throughput capacity of approximately 44,600 bpd, and 149 Company-operated branded retail facilities in New Mexico, Arizona, Colorado, and Utah. In May and June 1997, Giant acquired through two separate transactions 96 of these service station/convenience stores and Phoenix Fuel, Arizona's largest independent distributor of petroleum products. On a pro forma basis for 1996, the Company's retail operations marketed a volume of refined products equal to approximately 32% of its refineries' sales volume. On a pro forma basis for 1996, the Company achieved consolidated revenues of $785.8 million and EBITDA of $77.6 million. See "Financial Performance" on page 3.

REFINING

     Giant's refineries, separated by 120 miles, are operated in an integrated manner and are the only active refineries in the Four Corners region. Management believes that the technical capabilities of these two cracking refineries in conjunction with high quality locally-available crude oil and NGL feedstock result in refinery yields of high-value products comparable to those achieved by larger, more complex refineries located outside this region. The Company believes that its refined products meet all federally-mandated standards, including 100% low sulfur diesel fuel, in all markets where it sells such products. The refineries' yield of gasoline, diesel fuel and jet fuel has exceeded 91% in each of the last five years. The Company's refineries have achieved an average capacity utilization rate of approximately 94% over the last five years.

     The Four Corners region is characterized by long distances between metropolitan areas, making transportation and terminalling costs a significant competitive factor. The nearest competing refineries are located near El Paso, Texas, Artesia, New Mexico and Amarillo, Texas, which are approximately 360, 370 and 400 miles, respectively, from the Company's refineries. As a result, Giant has benefited from higher refining margins than those experienced by refiners in the West Coast and Gulf Coast regions of the United States. Giant markets substantially all of its refined products within a radius of approximately 150 miles from its refineries.

MARKETING AND DISTRIBUTION

     The Company has been active in retail marketing in the Four Corners for over two decades. In 1996, the Company's modern high-volume self-serve station/convenience stores significantly exceeded national industry averages in a number of operating and profitability measures, scoring above the top quartile average in several of these performance measures. Approximately half of such units were constructed since 1990. In 1996, Giant's service station/convenience stores averaged monthly gasoline sales of 137,000 gallons, compared to a national average of 82,000 gallons and a top quartile average of 106,000 gallons. Giant's higher sales volumes were achieved while maintaining fuel margins substantially greater than industry averages. In 1996, Giant's service station/convenience stores achieved average fuel margins of 20.1 cents per gallon, compared to a national average of 13.1 cents per gallon and a top quartile average of 14.5 cents per gallon. With regard to merchandise sales measures, Giant's service station/convenience stores recorded average monthly merchandise sales of $74,000, compared to a national average of $62,600. Management attributes this high level of performance to the Company's focus on site location, access/design, automation, attractive merchandising and an emphasis on value-added customer service.

     For the six months ended June 30, 1997, the 96 Thriftway Stations acquired in May 1997, which are typically smaller and located in less populated areas, averaged monthly gasoline sales of approximately 50,000 gallons, fuel margins of approximately 17 cents per gallon and merchandise sales margins of approximately 32%. Giant intends to implement low cost, high return store upgrades at a number of the recently acquired locations.

     Giant's retail operations provide an assured market outlet for a significant portion of its refinery production. Retail gross profits have increased steadily over the past five years as compared to the more volatile refinery earnings, contributing to cash flow and earnings stability. In addition to its retail units, Giant's marketing network includes Phoenix Fuel's wholesale and cardlock (unmanned fleet fueling) operations. Giving pro forma effect to the 1997 Acquisitions, the percentage of the Company's 1996 EBITDA attributable to this marketing network and long-term contracts with existing customers increased to 28%.

SUPPLY

     The Company currently obtains substantially all of its crude oil supply from Four Corners producers. The Company believes it purchases all of the crude oil produced in this area. The Company currently supplies all of its refineries' crude oil requirements through its truck transports and 300-mile pipeline gathering system. This pipeline system directly reaches local producing regions and connects with the Four Corners and Texas-New Mexico common carrier crude oil pipelines. The Company believes that local crude oil production currently approximates 98% of local crude oil demand and that the supply of crude oil and condensate in the Four Corners is improving as a result of enhanced recovery programs and increased drilling activities by major oil companies.

BUSINESS STRATEGY AND STRENGTHS

     The Company's strategy is to increase shareholder value by adhering to three major objectives: (i) capture a significant portion of anticipated future demand growth for refined products in its targeted markets; (ii) increase efficiency and profitability through the sale of a greater portion of the Company's refined products by its retail network; and (iii) expand its overall market presence through selective acquisitions in contiguous markets and other markets with attractive supply and demand characteristics.

     The Company believes it is well-positioned to execute its strategy as a result of the following factors:

     Attractive Markets. The Company's two refineries serve the Four Corners market. The Company's refining margins have historically been higher than West and Gulf Coast margins as a result of several factors, including: (i) demand for petroleum products in this market is growing faster than the national average;
(ii) Giant's refineries primarily process high quality crude oil, which has both a high gravity and a low sulfur content, as well as condensate and NGLs, all of which are locally available and require less processing than do lesser quality feedstocks to produce similar yields of gasoline, diesel fuel and other high value products; and (iii) the region has a widely-dispersed population effectively served by Giant's truck transportation fleet, giving the Company the flexibility to direct the sale of refined products into the highest value markets on a daily basis. Giant believes its long history of operations in and knowledge of this market represent competitive advantages in its efforts to increase its retail sales in this market.

     Integrated Marketing Network. The Company continues to increase its control over refinery sales volumes by increasing the size and scope of its retail network (which includes Phoenix Fuel's cardlock operations) through acquisition, construction and upgrading, and by entering into longer-term supply arrangements with existing wholesale and exchange customers. The 1997 Acquisitions increased the Company's percentage of refined products sold through its retail network as compared to refinery sales volumes from 18% for 1996 to 32% for 1996 on a pro forma basis. The Company's long-term goal is to distribute a volume of refined products equal to approximately 50% of its refineries' sales volume through its retail network.

     Efficient Refining Operations. The Company acquired the Bloomfield refinery and Meridian crude oil gathering operations in late 1995. Integrating these acquisitions into the Company's existing refining operations has resulted in production improvements and administrative, raw material, labor and transportation cost reductions on a per barrel basis. As a result of the increased configuration flexibility afforded by owning two refineries, the Company also has been able to identify and implement cost-effective capital projects to debottleneck refinery units, thus improving capacity, yields and profit margins.

     Demonstrated Acquisition Record. Since January 1, 1995, the Company has consummated three substantial acquisitions in its core businesses. Each of these acquisitions has been consistent with the Company's previously stated strategy and has been accretive to earnings and cash flow on a pro forma basis in the year in which such acquisition was made and in subsequent financial periods. As a result of these acquisitions, the Company's total assets increased from $279.4 million at December 31, 1994 to $434.4 million at June 30, 1997. EBITDA increased from $34.1 million in 1994 to $77.6 million on a pro forma basis in 1996. While the Company incurred debt to finance these acquisitions, management demonstrated its commitment to use cash flow from operations and proceeds of non-core asset sales to subsequently reduce these debt levels.

SIGNIFICANT ACQUISITIONS

     Bloomfield Refinery. In October 1995, Giant purchased the 18,000 bpd Bloomfield refinery and related pipeline and transportation assets for $55.0 million plus approximately $7.5 million for inventory, and contingent payments over the following six-year period with a present value of no more than $25 million. The Bloomfield refinery contributed EBITDA of $24.2 million to Giant in 1996 and $10.7 million in the first six months of 1997.

     Thriftway Retail. At the end of May 1997, Giant completed the acquisition of 96 retail service station/ convenience stores and related assets located primarily in the Four Corners for approximately $43 million. See
"Business -- The Thriftway Acquisition." On a pro forma basis, this acquisition contributed EBITDA of $10.4 million to Giant in 1996 and $4.8 million in the first six months of 1997.

     Phoenix Fuel. In June 1997, Giant acquired Phoenix Fuel, Arizona's largest independent petroleum products distributor, for approximately $30 million. See "Business -- The Phoenix Fuel Acquisition." Phoenix Fuel markets approximately 16,000 bpd of wholesale fuel and approximately 2,000 bpd of cardlock fuel, and operates a lubricants distribution business. On a pro forma basis, Phoenix Fuel contributed EBITDA of $6.7 million to Giant in 1996 and $3.3 million in the first six months of 1997.

FINANCIAL PERFORMANCE

     The Company believes that barrels of petroleum products sold, refinery margin and gross profit (defined as net revenues less cost of products sold, which excludes depreciation and amortization), rather than net revenues, are the key indicators of performance because of distortions to net revenues caused primarily by changes in commodity prices. The Company's total refinery throughput, refinery margin, gross profit and EBITDA for the periods indicated are specified below on a historical and pro forma basis.

                                                                                 SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                   JUNE 30,
                                    -------------------------------------   ---------------------------
                                                                PRO FORMA                     PRO FORMA
                                     1994     1995     1996       1996       1996     1997      1997
                                    ------   ------   -------   ---------   ------   ------   ---------
Refinery throughput (mbbls/day)...    23.6     28.7      40.2       40.2      38.8     38.2       38.2
Refinery margin ($/bbl)...........  $ 5.60   $ 5.13   $  6.21    $  6.21    $ 7.02   $ 6.46    $  6.46
Company gross profit (millions)...  $ 96.1   $ 98.6   $ 137.3    $ 189.5    $ 73.1     71.6    $  92.8
Company EBITDA (millions)(1)......    34.1     36.2      58.2       77.6      33.0     27.9       35.1

---------------
(1) EBITDA for 1995 would have equaled $50.5 million had the Bloomfield refinery acquisition been made at the beginning of 1995.

                               THE NOTE OFFERING

The Notes....................  The Notes were sold by the Company to UBS
                               Securities, Donaldson Lufkin & Jenrette
                               Securities Corporation, BancAmerica Securities, Inc. and Jefferies & Company, Inc. (collectively, the "Initial Purchasers") on August 26, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act (the "Note Offering").

Registration Rights
  Agreement..................  In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which grants holders of the Notes certain exchange and registration rights. The Registered Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Registered Exchange Offer.

                         THE REGISTERED EXCHANGE OFFER

Securities Offered...........  $150,000,000 aggregate principal amount of 9%
                               Senior Subordinated Notes due 2007.

The Registered Exchange
Offer........................  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $150,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Registered Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                               Each broker-dealer that receives Exchange Notes for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

                               Any holder who tenders in the Registered Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13,
                               1989), Morgan Stanley & Co., Inc. (available June 5, 1991), Shearman & Sterling (available July 2,
                               1993) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.


Expiration Date..............  5:00 p.m., New York City time, on December 12,
                               1997, unless the Registered Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Registered Exchange Offer is extended.


Conditions to the
  Registered Exchange
  Offer......................  The Registered Exchange Offer is subject to certain customary conditions, which may be waived by the Company.

Procedures for
  Tendering Notes............  Each holder of Notes wishing to accept the
                               Registered Exchange Offer must complete, sign and date the relevant accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent at the address set forth in the Letter of Transmittal. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Registered Exchange
                               Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Owners..........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures.................  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Registered Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights............  Tenders may be withdrawn at any time prior to
                               5:00 p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Registered Exchange Offer -- Withdrawals of Tenders."

Acceptance of Notes and
  Delivery of Exchange
  Notes......................  The Company will accept for exchange any and all
                               Notes that are properly tendered in the
                               Registered Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Registered Exchange Offer will be delivered promptly following the Expiration Date.

Federal Income Tax
  Consequences of the
  Registered Exchange
  Offer......................  The issuance of the Exchange Notes to holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by holders of the Notes upon receipt of the Exchange Notes. See "Certain Federal Income Tax Consequences."

Effect on Holders of
  Notes......................  As a result of the making of this Registered
                               Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Registered Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Registered Exchange Offer, the trading market for the untendered Notes could be adversely affected.

Exchange Agent...............  The Bank of New York (the "Exchange Agent").

                               THE EXCHANGE NOTES

Maturity Date................  September 1, 2007.

Interest Payment Dates.......  March 1 and September 1, commencing March 1,
                               1998.

Use of Proceeds..............  The Company will not receive any proceeds from the Registered Exchange Offer. See "Use of
                               Proceeds."

Optional Redemption..........  The Exchange Notes are redeemable for cash, in whole or in part, at the option of the Company at any time on or after September 1, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to September 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate initial principal amount of the Exchange Notes remains outstanding immediately after giving effect to each such redemption.

Subsidiary Guarantees........  The Exchange Notes will be unconditionally guaranteed (the "Guarantees"), jointly and severally, on a senior subordinated basis, by each of the Company's subsidiaries (the "Subsidiary Guarantors"). The Guarantees will be general unsecured subordinated obligations of the Subsidiary Guarantors, and will rank pari passu with all Pari Passu Indebtedness of the Subsidiary Guarantors, including existing guarantees of the 9 3/4% Notes. The Guarantees may be released under certain circumstances. See "Description of the Notes -- Subordination of Exchange Notes; Subsidiary Guarantees."

Ranking......................  The Exchange Notes will be unsecured senior subordinated obligations of the Company and will rank subordinate to all existing and future Senior Indebtedness and pari passu with all Pari Passu Indebtedness of the Company and its subsidiaries. As of June 30, 1997, on a pro forma basis after giving effect to the sale of the Notes and the application of the net proceeds therefrom, the Company would have had approximately $7.3 million in aggregate principal amount of Senior Indebtedness, $150.0 million in aggregate principal amount of the Notes and $100.0 million in aggregate principal amount of Pari Passu Indebtedness (consisting of the 9 3/4% Notes) outstanding.

Change of Control............  Upon a Change of Control (as defined), the
                               Company will be required to offer to purchase all of the Exchange Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

Restrictive Covenants........  The Indenture (as defined) contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to create liens, incur or guarantee debt, pay dividends, sell certain assets or subsidiary stock, engage in certain mergers, engage in certain transactions with affiliates or alter the Company's current line of business. In addition, the Company is, subject to certain conditions, obligated to offer to purchase a portion of the Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets.

Registration Rights..........  Pursuant to a registration rights agreement relating to the Notes and the Guarantees (the "Registration Rights Agreement") by and among the Company, the Subsidiary Guarantors and the Initial

                               Purchasers, the Company and the Subsidiary
                               Guarantors have agreed to use their best efforts to (i) file within 60 days, and cause to become effective within 120 days, of the date of original issuance of the Notes, the Registration Statement of which this Prospectus is a part relating to the Registered Exchange Offer and
                               (ii) cause the Registered Exchange Offer to be consummated within 150 days of the original issuance of the Notes.

                               Under current interpretations of applicable law by the staff of the SEC, holders of Exchange Notes will be permitted to resell such securities into the public market without further registration or delivery of a prospectus, except that any such holder who is a broker or dealer would be required to deliver a copy of this Prospectus in connection with any such resale. The Company has agreed to keep such prospectus current so as to enable brokers and dealers to effect these resales for a period of 180 days following completion of the Registered Exchange Offer. Certain holders who participate in the Registered Exchange Offer will not be permitted to rely on the interpretations of the SEC staff. For a discussion of the requirements that must be met in order to rely on the interpretations, see "Registration Rights."

                               In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit the Company and the Subsidiary Guarantors to effect the Registered Exchange Offer, or if the Registration Statement of which this Prospectus is a part is not declared effective within 120 days or consummated within 150 days following the original issue of the Notes, or upon the request of any of the Initial Purchasers, or if any holder of the Notes is not permitted by applicable law to participate in the Registered Exchange Offer or elects to participate in the Registered Exchange Offer but does not receive fully tradable Exchange Notes pursuant to the Registered Exchange Offer, the Company and the Subsidiary Guarantors will use their best efforts to cause a shelf registration statement with respect to the resale of the Notes ( the "Shelf Registration Statement") to become effective within 150 days following the original issue of the Notes (or within 30 days of the request of any Initial Purchaser) and to keep the Shelf Registration Statement effective for up to two years from the date the Shelf Registration Statement is declared effective by the SEC. In such event, holders with Notes or Exchange Notes registered under the Shelf Registration Statement would be permitted to resell their Notes or Exchange Notes into the public market, but only if they delivered a copy of the prospectus included in the Shelf Registration Statement in connection with such resales.

                               The interest rate on the Notes is subject to increase under certain circumstances if the Company and the Subsidiary Guarantors are not in compliance with their obligations under the Registration Rights Agreement. See "Registration Rights."

Absence of Public Market
  for the Exchange Notes.....  There is no public trading market for the
                               Exchange Notes and the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. The Company has been advised by the Initial Purchasers that they have acted as market makers for the Notes and presently intend to make a market in the Exchange Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Although it is expected that the Exchange Notes will be eligible for trading in the PORTAL market, no assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from the initial offering price of the Notes, depending on prevailing interest rates, the market for similar securities, the performance of the Company and other factors. See "Risk Factors -- Absence of Public Market for the Notes."

                                  RISK FACTORS

     See "Risk Factors," beginning on page 13, for a discussion of some of the factors that should be considered by prospective investors in evaluating an investment in the Exchange Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical financial information presented below under Earnings Statement Data, for each of the three years in the period ended December 31, 1996, has been derived from the historical audited consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors. The historical information for the six months ended June 30, 1996 and 1997 is unaudited. The unaudited information is taken from unaudited financial statements that include all adjustments, which are only of a normal recurring nature, which the Company considers necessary for a fair presentation of the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The information presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Information" and other financial information included herein.

                                                                                          SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                   JUNE 30,(2)
                                            -------------------------------------    ---------------------------
                                                                            PRO                            PRO
                                                                           FORMA                          FORMA
                                             1994      1995      1996     1996(8)     1996      1997     1997(8)
                                            ------    ------    ------    -------    ------    ------    -------
                                                                   (DOLLARS IN MILLIONS)
EARNINGS STATEMENT DATA(1):
  Net revenues...........................   $291.6    $332.9    $499.2    $785.8     $239.7    $270.3    $403.2
  Cost of products sold(3)...............    195.5     234.3     361.9     596.3      166.6     198.7     310.4
                                            ------    ------    ------    ------     ------    ------    ------
  Gross profit...........................     96.1      98.6     137.3     189.5       73.1      71.6      92.8
  Operating and selling, general and
    administrative expenses..............     63.8      64.7      79.9     115.0       40.3      43.9      59.1
  Depreciation and amortization..........     12.2      13.3      17.7      24.1        8.4      10.6      13.4
                                            ------    ------    ------    ------     ------    ------    ------
  Operating income.......................     20.1      20.6      39.7      50.4       24.4      17.1      20.3
  Interest expense(9)....................     11.8      11.5      12.3      23.4        6.6       6.0      12.1
  Interest income........................      1.8       2.3       0.8       3.1        0.2       0.2       1.4
                                            ------    ------    ------    ------     ------    ------    ------
  Earnings from continuing operations
    before income taxes..................     10.1      11.4      28.2      30.1       18.0      11.3       9.6
  Provision for income taxes.............      2.6       3.7      11.1      11.9        7.0       4.5       3.9
                                            ------    ------    ------    ------     ------    ------    ------
  Earnings from continuing operations....   $  7.5    $  7.7    $ 17.1    $ 18.2     $ 11.0    $  6.8    $  5.7
                                            ======    ======    ======    ======     ======    ======    ======
OTHER FINANCIAL DATA(1):
  EBITDA(4)(5)...........................   $ 34.1    $ 36.2    $ 58.2    $ 77.6     $ 33.0    $ 27.9    $ 35.1
  Capital expenditures(6)................     19.9      75.1      36.2                 18.0      84.5
  Ratio of EBITDA to interest
    expense(9)...........................      2.9x      3.1x      4.7x      3.3x       5.0x      4.7x      2.9x
  Ratio of earnings to fixed
    charges(7)...........................      1.7x      1.8x      3.0x      2.1x       3.3x      2.7x      1.7x
OPERATING DATA:(1)
Refining Division
  Refinery throughput (mbbls/day)........     23.6      28.7      40.2      40.2       38.8      38.2      38.2
  Rated crude oil capacity utilized(2)...       92%       88%       90%       90%        86%       84%       84%
  Refinery margin (dollars/bbl)..........   $ 5.60    $ 5.13    $ 6.21    $ 6.21     $ 7.02    $ 6.46    $ 6.46
Retail Division(10)
  Number of outlets at period end........       51        52        53       149         55       149       149
  Volume (million gallons)...............    115.9     107.4     105.8     146.3       50.1      56.9      80.7
  Gross fuel margin (cents/gallon).......     17.8      17.7      18.5      20.3       18.5      18.6      17.8
  Merchandise sales......................   $ 42.7    $ 45.7    $ 49.1    $ 89.8     $ 23.9    $ 28.2    $ 46.9
  Merchandise margins....................       33%       33%       32%       32%        32%       32%       30%

                                                                                   AS OF JUNE 30, 1997
                                                                                --------------------------
                                                                                ACTUAL     AS ADJUSTED(11)
                                                                                ------     ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents and marketable securities.........................  $  7.1         $  53.7
  Total assets................................................................   434.4           484.2
  Total long-term debt........................................................   207.5           257.3
  Stockholders' equity........................................................   126.7           126.7
  Net debt to net capitalization(12)..........................................    61.3%           61.6%

---------------
 (1) In October 1995, the Company acquired the Bloomfield refinery using the purchase method of accounting. Earnings statement data and other financial data as presented include the results of operations for the Company from the date of acquisition forward. In May 1997 and June 1997, the Company acquired the Thriftway Stations and Phoenix Fuel, respectively, using the purchase method of accounting.

 (2) Financial results for the first six months of 1997 were negatively impacted by factors including a scheduled four week major maintenance turnaround at the Bloomfield refinery and a decline in the West Coast product prices. Financial results for the first six months of 1996 were positively impacted by an attractive supply/demand situation as a result of introduction of a new specification of gasoline in California, offset somewhat by reduced sales volumes due to turnarounds on selected units at both of the Company's refineries.

 (3) Cost of products sold and operating expenses, as presented here, exclude depreciation and amortization.

 (4) Defined as earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"). EBITDA is not intended to represent cash flow or any other measure of financial performance in accordance with generally accepted accounting principles. EBITDA is included herein because management believes EBITDA provides additional information for measuring the Company's ability to service debt and because the Indenture contains certain covenants based on EBITDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of measures of financial performance in accordance with generally accepted accounting principles.

 (5) EBITDA for 1995 would have equaled $50.5 million had the Bloomfield refinery acquisition been made at the beginning of the year.

 (6) Capital expenditures include approximately $55 million for the purchase of the Bloomfield refinery in 1995, $14 million for the construction, remodeling or acquisition of 37 retail stations in 1996, $43 million for the purchase of the Thriftway Stations in May 1997 and $30 million for the purchase of Phoenix Fuel in June 1997.

 (7) The ratio of earnings to fixed charges is computed by dividing (i) earnings before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issue costs, capitalized interest and the estimated interest component (one-third) of rental and lease expense.

 (8) The unaudited pro forma information for the year ended December 31, 1996 and the six months ended June 30, 1997 reflect the sale of $150.0 million of the Notes at an interest rate of 9.0% and the application of the estimated net proceeds therefrom, as well as the impact of the 1997 Acquisitions, as if the transactions had occurred at the beginning of 1996. See "Use of Proceeds," "Capitalization" and "Unaudited Pro Forma Combined Financial Information."

 (9) Pro forma interest expense assumes (i) repayment of debt, as described in "Use of Proceeds," had occurred at the beginning of 1996; (ii) issuance of the Notes at a 9.0% interest rate; (iii) amortization of capitalized issuance and related costs of approximately $3.2 million on a straight-line basis over ten years; and (iv) the 1997 Acquisitions as if they had occurred at the beginning of the period.

(10) Includes Travel Center.

(11) As adjusted to give effect to the sale of $150.0 million of the Notes, the application of the estimated net proceeds therefrom, and capitalization of issuance and related costs of approximately $3.2 million, as if such events had occurred on June 30, 1997. See "Use of Proceeds" and "Capitalization."

(12) Net debt as a percentage of net capitalization has been computed by dividing net debt (total debt less cash and cash equivalents and marketable securities) by net capitalization (total capitalization less cash and cash equivalents and marketable securities).

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, holders of the Notes should carefully consider, among other things, the following factors before making any decision regarding tendering their Notes pursuant to the Registered Exchange Offer and receiving Exchange Notes.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

     The Company has substantial indebtedness with significant debt service requirements. At June 30, 1997, as adjusted to give effect to the sale of $150.0 million of the Notes and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company's total debt was $257.3 million and stockholders' equity was $126.7 million. The degree to which the Company is leveraged has important consequences to holders of the Exchange Notes, including the following: (i) the Company's ability to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a substantial portion of the Company's cash flow from operations is required to be dedicated to the payment of interest on its debt, thereby reducing funds available to the Company for other purposes; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable in the event of a downturn in its business; and (v) to the extent of the Company's outstanding debt under its Credit Agreement, the Company will be vulnerable to increases in interest rates.

     The ability of the Company to meet its debt service obligations, including with respect to the Exchange Notes, will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although the Company believes that its cash flow will be adequate to meet its interest payments, there can be no assurance that the Company will continue to generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the Credit Agreement or from other sources, it may be required to refinance all or a portion of its existing debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. In addition, the terms of certain of the Company's debt restrict its ability to sell assets and the Company's use of the proceeds therefrom.

COMPETITION

     The industry in which the Company is engaged is highly competitive. Many of the Company's competitors are large, integrated, major or independent oil companies which, because of their more diverse operations, larger refineries, stronger capitalization and better brand name recognition, may be better able than the Company to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale and retail level. Many of these competitors have financial and other resources substantially greater than those of Giant. In addition, the Company has benefitted in the past from the absence of product pipelines connecting competing refineries into areas immediately adjacent to the Company's refineries. The Company is aware of a number of proposals or industry discussions regarding product pipeline projects that if or when undertaken and completed could impact portions of its marketing areas. One of these projects, the expansion of the ATA Line (formerly called the Emerald Line) into Albuquerque, is being implemented and is reportedly scheduled for completion in 1997. Another of these announced projects, which would result in a refined products pipeline from southeastern New Mexico to the Four Corners market, is reportedly scheduled for completion in 1998. The various proposed projects involve new construction of connecting pipelines and in some cases the reversal of existing crude oil or NGL pipelines. The completion of some or all of these projects would result in increased competition by increasing the amount of refined products available in the Four Corners market areas. See
"Business -- Other Matters -- Competitive Conditions."

RAW MATERIAL SUPPLY

     The Company's refineries primarily process a mixture of crude oil, condensate and NGLs. The locally produced, high quality crude oil known as Four Corners Sweet is the primary feedstock for the refineries. Local supply is primarily dependent on the level and success of exploration and drilling activity in the Four Corners and Paradox Basin areas. Although the Company currently obtains substantially all of its crude oil supply from the Four Corners area, the refineries supplement their supply of crude oil with Alaska North Slope ("ANS") crude oil, transported from the West Coast through the Company's gathering system's interconnection with the Four Corners and Texas-New Mexico pipeline systems, which together can transport approximately 65,000 bpd. The Ciniza refinery also has access to West Texas Intermediate and other crude oils by rail.

     The Company believes that local crude oil production currently approximates 98% of aggregate local crude oil demand. The Company also believes that the production of crude oil and condensate in the Four Corners is increasing as a result of enhanced recovery programs and increased drilling activities by major oil companies. Based on projections of local crude oil availability from the field and current levels of usage of ANS (which are limited to approximately 1,500 bpd by the refineries' configurations), the Company believes an adequate supply of crude oil and other feedstocks will be available from local producers, crude oil sourced through common carrier pipelines and other sources to sustain refinery operations for the foreseeable future at substantially the levels currently being experienced. However, there is no assurance that this situation will continue.

     The Company continues to evaluate other supplemental crude oil supply alternatives for its refineries on both a short-term and long-term basis. The Company has considered making additional equipment modifications to increase its ability to use alternative crude oils and NGLs and can install additional rail facilities to enable the Company to access incremental crude and intermediate feedstocks to supplement local supply sources. The Company understands that production of ANS is declining and is aware of proposals that would, at some time in the future, eliminate the shipping of ANS through the Four Corners pipeline system. In such event, the Company has identified potential opportunities to access other supplemental crude oil supplies via this pipeline. In addition, the Four Corners area produces significant amounts of NGLs, most of which are currently shipped out of the area by pipeline. The Company is undertaking several projects at its refineries in 1997 to increase its ability to process NGLs, which historically have been lower cost feedstocks than crude oil. These 1997 projects should increase the amount of natural gasoline used by the Company's refineries by approximately 2,500 barrels per day and will result in the production of an equivalent number of barrels per day of additional gasoline. Any significant long-term interruption in crude oil supply or the crude oil transportation system, however, would have an adverse effect on Giant's operations. See "Business -- Raw Material Supply."

     If additional supplemental crude oil becomes necessary, the Company intends to implement then available alternatives as necessary and as is most advantageous under then prevailing conditions. The Company currently believes that the most desirable strategy to supplement local crude oil supplies, on a long-term basis, would be the delivery of supplemental crude oil from outside of the Four Corners area by pipeline. Such crude oil may be of lesser quality than locally available crude oils, and the Company believes such crude oil will generally have a delivered cost greater than that of locally available crude oil. Implementation of supplemental supply alternatives may result in additional raw materials costs, operating costs, capital costs, or a combination thereof in amounts which are not presently ascertainable by the Company but which will vary depending on factors such as the specific alternative implemented, the quantity of supplemental feedstocks required, and the date of implementation. Implementation of some supply alternatives requires the consent or cooperation of third parties and other considerations beyond the control of the Company.

VOLATILITY OF CRUDE OIL PRICES AND REFINING MARGINS

     Although the 1997 Acquisitions are anticipated to increase the amount of cash flow generated by the Company's retail operations, the Company's cash flow from operations will continue to be primarily dependent upon producing and selling quantities of refined products at refinery margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors, including the demand for crude oil, gasoline and other refined products, which in turn depend on, among other factors, changes in the economy, the level of foreign and domestic production of crude oil and refined products, the availability of imports of crude oil and refined products, the marketing of alternative and competing fuels and the extent of government regulation.

     Giant's crude oil requirements are supplied from sources which include major oil companies, large independent producers and smaller local producers. Crude oil supply contracts are generally relatively short-term contracts with market-responsive pricing provisions. The prices received by Giant for its refined products are affected by additional local factors such as product pipeline capacity, local market conditions and the level of operations of West Texas and New Mexico refineries. A large rapid increase in crude oil prices would adversely affect the Company's operating margins if the increased cost of raw materials could not be passed along to the Company's customers. The Company generally does not hedge a significant portion of its refined product prices.

CONCENTRATION OF REFINERIES

     All refining activities currently are conducted at the Company's two refinery locations. The refineries are two of Giant's principal operating assets. As a result, the operations of Giant, and its ability to service the Exchange Notes, are subject to significant interruption if either or both of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Although Giant maintains business interruption insurance against some types of risks in amounts which Giant believes to be economically prudent, if the refineries were to experience an interruption in supply or operations, Giant's business could be materially adversely affected.

GOVERNMENT REGULATIONS, ENVIRONMENTAL RISKS AND TAXES

     The Company's operations are subject to a variety of federal, state and local environmental laws and regulations governing the discharge of pollutants into the air and water, product specifications and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Environmental laws and regulations which affect the Company's operations, processes and margins have become and are becoming increasingly stringent. Examples are the Clean Air Act Amendments and the additional environmental regulations adopted by the United States Environmental Protection Agency ("EPA") and state and local environmental agencies to implement the Clean Air Act Amendments. Although the Company believes its refineries are able to process currently used feedstocks at full capacity in substantial compliance with existing environmental laws and regulations, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could adversely affect the financial position and the results of operations of the Company and could require substantial expenditures by the Company. See
"Business -- Other Matters."

     Also, the Company's operations are inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances which may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. Accidental discharges of contaminants have occurred from time to time during the normal course of the Company's operations, including discharges associated with the Company's refineries, pipeline and trucking operations, as well as discharges at gasoline service stations and other petroleum product distribution facilities currently and formerly operated by the Company. The Company has undertaken, intends to undertake or has completed all investigative or remedial work thus far requested by governmental agencies to address potential contamination by the Company. Although the Company has invested substantial resources to prevent future accidental discharges and to remediate contamination resulting from prior discharges, there can be no assurance that accidental discharges will not occur in the future, that future action will not be taken in connection with past discharges, that governmental agencies will not assess penalties against the Company in connection with any past or future contamination, or that third parties will not assert claims against the Company for damages allegedly arising out of any past or future contamination. See "Business -- Other Matters."

     Giant and its operations and products are subject to taxes imposed by federal, state, local and Native American governments. These taxes have generally increased over time. There can be no certainty of the effect that increases in these taxes, or the imposition of new taxes, could have on Giant, or whether such taxes could be passed on to Giant's customers. The Company has received several tax notifications and assessments from the Navajo Nation relating to crude oil removed from properties located outside the boundaries of the Navajo Reservation in an area of disputed jurisdiction, including a $1.8 million severance tax assessment issued to a subsidiary of Giant in November 1991. The Company has invoked its appeal rights. The Company may receive further tax assessments before resolution of the Nation's taxing authority. See "Business -- Other Matters."

CONTROLLING STOCKHOLDER

     James E. Acridge, Chairman of the Board, President and Chief Executive Officer of the Company, owns approximately 23% of the outstanding Company Common Stock. Mr. Acridge has a substantial ability to control the Company and direct its policies. Mr. Acridge has pledged substantially all of his shares of Common Stock to various financial institutions as security for personal loans, the proceeds of which were used for general purposes and not to finance the acquisition of Company Common Stock. Mr. Acridge retains the right to direct the voting and, subject to certain margin requirements, disposition of such shares and the right to receive all dividends, subject to standard default provisions.

SUBORDINATION OF EXCHANGE NOTES

     The payment of principal, interest and premium, if any, on the Exchange Notes will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of the Indenture or later incurred. In addition, such Senior Indebtedness may be secured by liens on the Company's assets. In the event of a default in the payment of principal or interest with respect to any Senior Indebtedness, the Indenture will prohibit the Company and the Subsidiary Guarantors from making any payment with respect to the principal of, premium, if any, interest on or other amounts owing on the Exchange Notes unless and until such default has been cured or waived. In addition, in the event of any other default permitting the acceleration of the payment of Senior Indebtedness where notice of such default has been given to the Company, the Indenture will prohibit the Company and the Subsidiary Guarantors from making any payment with respect to the principal of, premium, if any, interest on or other amounts owing on the Exchange Notes unless and until such default has been cured or waived; provided, however, that under the Indenture such other default will not prevent the making of payments on the Exchange Notes for more than 179 days after notice of such default has been given to the Company.

     Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due thereon before the holders of the Exchange Notes will be entitled to receive any payment upon the principal of, premium, if any, interest on or other amounts owing on the Exchange Notes. By reason of such subordination, in the event of the insolvency of the Company, holders of the Exchange Notes may recover less, ratably, than holders of Senior Indebtedness and other creditors of the Company or may recover nothing.

     The Company's operating income is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations, including the payment of principal and interest on the Exchange Notes, are provided by distributions or advances from its subsidiaries. Should the Company fail to satisfy any payment obligation under the Exchange Notes, the holders would have a direct claim therefor against the Subsidiary Guarantors pursuant to the Guarantees. However, the Indenture will permit the Subsidiary Guarantors to pledge their assets in order to secure Senior Indebtedness of the Company or such Subsidiary Guarantor and to agree with lenders under any Bank Credit Facility (as defined) or under Senior

Indebtedness in effect on the date of issuance of the Exchange Notes to restrictions on repurchases of the Exchange Notes and on the ability of the Subsidiary Guarantors to make distributions, loans, other payments or asset transfers to the Company or a Restricted Subsidiary. In addition, the Indenture, subject to certain restrictions, permits the Subsidiary Guarantors to incur additional Senior Indebtedness, which is senior to the Exchange Notes and the obligations of the Subsidiary Guarantors under the Guarantees, as well as other indebtedness which is pari passu with or subordinated to the Exchange Notes. As a result, the payment of the Exchange Notes will be effectively (i) subordinated to the Senior Indebtedness of the Company and the Subsidiary Guarantors and (ii) pari passu with all Pari Passu Indebtedness of the Company and the Subsidiary Guarantors, including the 9 3/4% Notes, and (iii) pari passu with certain other liabilities of the Company and the Subsidiary Guarantors, including claims of trade creditors and tort claimants. In addition, if the Guarantees were avoided under fraudulent conveyance laws or other legal principles or, by the terms of such Guarantees, the obligations thereunder were reduced as necessary to prevent such avoidance, or the Guarantees were released, the claims of other creditors of the Subsidiary Guarantors, including trade creditors, would to such extent have priority as to the assets of such Subsidiary Guarantors over the claims of the holders of the Exchange Notes. See "Description of the Exchange
Notes -- Subordination of Notes; Subsidiary Guarantees."

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Guarantees. To the extent that a court were to find that the issuance or performance of a Guarantee was a fraudulent conveyance for reasons that could include (x) that a Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one of more creditors to the exclusion in whole or in part of others, or (y) such Subsidiary Guarantor did not receive fair consideration or reasonable equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business, or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Exchange Notes. To the extent any Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Exchange Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Exchange Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Exchange Notes relating to any voided portions of any of the Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, the Guarantors may be considered insolvent if the sum of their debts, including contingent liabilities, were greater than the fair market value of all of their assets or if the present fair market value of their assets were less than the amount that would be required to pay their probable liability on their existing debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information, the Company believes that the Exchange Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will be solvent upon issuing the Exchange Notes or its Guarantee, as the case may be, will have sufficient capital for carrying on their business after such issuance, and will be able to pay or refinance their debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Management's Discussion and Analysis of Financial

Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Exchange Notes."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes will be new securities for which there currently is no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they have acted as market makers for the Notes and presently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from the initial offering price of the Notes, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Exchange Notes also may be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes, independent of the financial performance of or prospects for the Company.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that the market, if any, for the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Exchange Notes.

ADVERSE CONSEQUENCES OF FAILURE TO ADHERE TO REGISTERED EXCHANGE OFFER
PROCEDURES

     Issuance of the Exchange Notes in exchange for Notes pursuant to the Registered Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Company nor the Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Registered Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Registered Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. See "The Registered Exchange Offer -- Consequences of Failure to Exchange."

RECEIPT OF RESTRICTED SECURITIES UNDER CERTAIN CIRCUMSTANCES

     Any holder of Notes who tenders in the Registered Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Registered Exchange
Offer -- Consequences of Failure to Exchange."

ADVERSE EFFECT ON MARKET FOR NOTES

     To the extent that Notes are tendered and accepted in the Registered Exchange Offer, the liquidity of the market for the untendered and tendered but unaccepted Notes could be substantially limited. See "The Registered Exchange Offer -- Purposes of the Registered Exchange Offer."

FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation statements that use terminology such as "estimate," "expect," "intend," "anticipate," "believe," "may," "will," "continue" and similar expressions, are forward-looking statements. These forward-looking statements include, among other things, the discussions of the Company's business strategy (including its intention to open more service station/convenience stores) and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources, expenditures for capital projects, attempts to reduce costs, and integration of the 1997 Acquisitions. Although the Company believes that the assumptions upon which the forward-looking statements contained in this Prospectus are based are reasonable, any of the assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. All phases of the operations of the Company involve risks and uncertainties, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements ultimately prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: (i) continued or increased competitive pressures from existing competitors and new entrants, including price-cutting strategies; (ii) unanticipated costs related to the Company's growth and operating strategy;
(iii) loss or retirement of one or more key members of management; (iv) inability to negotiate favorable terms with suppliers; (v) increases in interest rates or the Company's cost of borrowing or a default under any material debt agreements; (vi) inability to develop new service station/convenience stores in advantageous locations; (vii) deterioration in general or regional economic conditions; (viii) adverse state or federal legislation or regulation that increases the costs of regulatory compliance, or adverse findings by a regulator with respect to existing operations; (ix) adverse determinations in connection with pending or future litigation or other material claims and judgments against the Company; (x) inability to achieve profitable future sales levels or other operating results; (xi) the unavailability of funds for capital expenditures;
(xii) governmental factors affecting the Company's operations, markets, products, services and prices; (xiii) the impact of the mandated use of specific formulations of gasolines on the Company's operations; (xiv) the adequacy of raw material supplies; (xv) the ability of the Company to successfully abate various tax assessments; (xvi) the potential effects of various pipeline projects as they relate to the Company's market areas and future profitability; (xvii) the performance of the businesses acquired in the 1997 Acquisitions; and (xviii) other risks discussed in this Prospectus or detailed from time to time in the Company's filings with the SEC.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Registered Exchange Offer. The net proceeds from the sale of the Notes (after deducting the expenses of the Note Offering, including the Initial Purchasers' discount) were approximately $146.8 million, and have been or will be used substantially as follows:

          (i) Approximately $92.5 million have been or will be used to repay indebtedness ($73.6 million) and purchase service station/convenience stores currently subject to capital lease obligations ($18.9 million), which indebtedness and capital lease obligations have an average blended interest rate of approximately 7.5% at June 30, 1997.

          (ii) The remaining proceeds of approximately $54.3 million will be used for general corporate purposes.

     The indebtedness repaid consisted of approximately $66.0 million under the Company's bank credit agreement and approximately $7.6 million of miscellaneous obligations. These amounts reflect balances that were outstanding when the proceeds of the Notes were received and reflect all payments to be made in accordance with the terms of the respective loans and purchase options.

     Pending application for such respective purposes, such proceeds may be invested in "Permitted Financial Investments" as defined in "Description of the Exchange Notes." For a description of the terms of indebtedness and capital lease obligations repaid with proceeds from the sale of the Notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the historical unaudited consolidated capitalization of the Company as of June 30, 1997, and the as adjusted consolidated capitalization which gives effect to the sale of $150.0 million of the Notes and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                       AS OF JUNE 30, 1997
                                                                      ----------------------
                                                                      ACTUAL     AS ADJUSTED
                                                                      ------     -----------
                                                                          (IN MILLIONS)
    Cash and cash equivalents and marketable securities.............  $  7.1       $  53.7
                                                                      ======        ======
    Total debt:
      Credit Agreement..............................................  $ 74.0       $    --
      Capital lease obligations.....................................    22.9           4.0
      9 3/4% Notes..................................................   100.0         100.0
      9% Senior Subordinated Notes..................................      --         150.0
      Other debt....................................................    10.6           3.3
                                                                      ------        ------
         Total debt.................................................   207.5         257.3
                                                                      ------        ------
    Total common stockholders' equity...............................   126.7         126.7
                                                                      ------        ------
              Total capitalization..................................  $334.2       $ 384.0
                                                                      ======        ======

                            SELECTED FINANCIAL DATA

     The selected financial information presented below under Earnings Statement Data and Balance Sheet Data for each of the three years in the period ended December 31, 1996, has been derived from the historical audited consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors, and for each of the two years in the period ended December 31, 1993, has been derived from the historical audited consolidated financial statements of the Company. The information for the six months ended June 30, 1996 and 1997 is unaudited. The unaudited information is taken from unaudited financial statements that include all adjustments, which are only of a normal recurring nature, which the Company considers necessary for a fair presentation of the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The information presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included herein.

                                                                                               SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                  JUNE 30,(2)
                                             ----------------------------------------------    ----------------
                                              1992      1993      1994      1995      1996      1996      1997
                                             ------    ------    ------    ------    ------    ------    ------
                                                          (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
EARNINGS STATEMENT DATA(1):
  Net revenues.............................  $301.7    $313.2    $291.6    $332.9    $499.2    $239.7    $270.3
  Cost of products sold(3).................   220.3     209.8     195.5     234.3     361.9     166.6     198.7
                                             ------    ------    ------    ------    ------    ------    ------
  Gross profit.............................    81.4     103.4      96.1      98.6     137.3      73.1      71.6
  Operating and selling, general and
    administrative expenses................    53.5      60.6      63.8      64.7      79.9      40.3      43.9
  Depreciation and amortization............    12.6      11.4      12.2      13.3      17.7       8.4      10.6
                                             ------    ------    ------    ------    ------    ------    ------
  Operating income.........................    15.3      31.4      20.1      20.6      39.7      24.4      17.1
  Interest expense.........................     7.7       5.8      11.8      11.5      12.3       6.6       6.0
  Interest income..........................     0.6       1.5       1.8       2.3       0.8       0.2       0.2
                                             ------    ------    ------    ------    ------    ------    ------
  Earning from continuing operations before
    income taxes...........................     8.2      27.1      10.1      11.4      28.2      18.0      11.3
  Provision for income taxes...............     1.1       9.6       2.6       3.7      11.1       7.0       4.5
                                             ------    ------    ------    ------    ------    ------    ------
  Earnings from continuing operations......  $  7.1    $ 17.5    $  7.5    $  7.7    $ 17.1    $ 11.0    $  6.8
                                             ======    ======    ======    ======    ======    ======    ======
  Earnings per common share from continuing
    operations.............................  $ 0.58    $ 1.43    $ 0.61    $ 0.68    $ 1.52    $ 0.98    $ 0.61
  Cash dividends per common share..........                                  0.20      0.20      0.10      0.10
BALANCE SHEET DATA:
  Total assets.............................  $233.3    $274.4    $279.4    $324.9    $324.0    $333.9    $434.4
  Long-term debt...........................    86.9     117.3     116.1     142.7     113.1     130.5     202.4
  Stockholders' equity.....................    98.6     105.9     109.7     109.7     122.1     119.8     126.7
Other Financial Data(1):
  EBITDA(4)................................  $ 28.5    $ 44.3    $ 34.1    $ 36.2    $ 58.2    $ 33.0    $ 27.9
  Capital expenditures(5)..................     8.3       9.3      19.9      75.1      36.2      18.0      84.5
  Ratio of EBITDA to interest expense......     3.7x      7.6x      2.9x      3.1x      4.7x      5.0x      4.7x
  Ratio of earnings to fixed charges(6)....     1.8x      4.0x      1.7x      1.8x      3.0x      3.3x      2.7x
OPERATING DATA:
Refining Division
  Refinery throughput (mbbls/day)..........    25.6      25.3      23.6      28.7      40.2      38.8      38.2
  Rated crude oil capacity utilized(2).....     101%       98%       92%       88%       90%       86%       84%
  Refinery margin (dollars/bbl)............  $ 4.77    $ 6.69    $ 5.60    $ 5.13    $ 6.21    $ 7.02    $ 6.46
  Retail Division(7)
  Number of outlets at period end..........      43        52        51        52        53        55       149
  Volume (millions of gallons).............   106.1     103.3     115.9     107.4     105.8      50.1      56.9
  Gross fuel margin (cents/gallon).........    14.1      16.7      17.8      17.7      18.5      18.5      18.6
  Merchandise sales........................  $ 28.2    $ 32.5    $ 42.7    $ 45.7    $ 49.1    $ 23.9    $ 28.2
  Merchandise margins......................      34%       33%       33%       33%       32%       32%       32%

---------------
(1) In October 1995, the Company acquired the Bloomfield refinery. Earnings statement data and other financial data as presented here for the pre-acquisition periods of 1992 through September 1995 exclude the operations of the Bloomfield refinery. In May 1997 and June 1997, the Company acquired the Thriftway Stations and Phoenix Fuel, respectively.

(2) Financial results for the first six months of 1997 were negatively impacted by factors including a scheduled four week major maintenance turnaround at the Bloomfield refinery and a decline in West Coast product prices. Financial results for the first six months of 1996 were positively impacted by an attractive supply/demand situation as a result of introduction of a new specification of gasoline in California, offset somewhat by reduced sales volumes due to turnarounds on selected units at both of the Company's refineries.

(3) Cost of products sold and operating expenses, as presented here, exclude depreciation and amortization.

(4) Defined as earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"). EBITDA is not intended to represent cash flow or any other measure of financial performance in accordance with generally accepted accounting principles. EBITDA is included herein because management believes EBITDA provides additional information for measuring the Company's ability to service debt and because the Indenture contains certain covenants based on EBITDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of measures of financial performance in accordance with generally accepted accounting principles.

(5) Capital expenditures include approximately $55 million for the purchase of the Bloomfield refinery in 1995, $14 million for the construction, remodeling or acquisition of 37 retail stations in 1996, $43 million for the purchase of the Thriftway Stations in May 1997 and $30 million for the purchase of Phoenix Fuel in June 1997.

(6) The ratio of earnings to fixed charges is computed by dividing (i) earnings before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issue costs, capitalized interest and the estimated interest component (one-third) of rental and lease expense.

(7) Includes Travel Center.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     Over the period May 28, 1997 to May 31, 1997, the Company acquired 96 retail service station/ convenience stores, seven additional retail locations for future development, certain petroleum transportation and maintenance assets, options to acquire service station/convenience stores and other related assets. On June 3, 1997, the Company acquired Phoenix Fuel.

     The historical financial statements of the Thriftway Stations include the results of operations for the 96 retail service station/convenience stores acquired, the petroleum transportation and maintenance assets, and other related assets acquired.

     The historical financial statements for Giant, the Thriftway Stations and Phoenix Fuel reflect fiscal years ending December 31. The following unaudited pro forma combined condensed statements of earnings for the year ended December 31, 1996 and for the six months ended June 30, 1997 combine the historical financial information for all three companies assuming the acquisitions were consummated at the beginning of the earliest period presented, as well as the sale of $150.0 million of the Notes at an interest rate of 9.0% and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" assuming such transactions had occurred at the beginning of such period. The following unaudited pro forma combined condensed statement of earnings for the six months ended June 30, 1997 combines historical financial information of the Thriftway Stations and Phoenix Fuel for the five months ended May 31, 1997. The Company's historical financial information for the six months ended June 30, 1997 includes the results of operations of the Thriftway Stations and Phoenix Fuel for the month of June 1997.

     The detailed assumptions used to prepare the unaudited pro forma combined financial information are contained in the notes to unaudited pro forma combined condensed statements of earnings. The unaudited pro forma combined financial information reflects the use of the purchase method of accounting for the acquisitions.

     The unaudited pro forma combined financial information does not purport to represent the results of operations that actually would have resulted had the purchases occurred on January 1, 1996, nor should it be taken as indicative of the future results of operations. The unaudited pro forma combined financial information should be read in conjunction with the notes to unaudited pro forma combined financial information and the separate historical financial statements and notes thereto of the Company which are contained elsewhere herein.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS EXCEPT SHARES AND PER SHARE DATA)

                                              HISTORICAL
                                 ------------------------------------
                                                THRIFTWAY    PHOENIX      PRO FORMA         PRO FORMA
                                    GIANT       STATIONS       FUEL      ADJUSTMENTS        COMBINED
                                 -----------    ---------    --------    -----------       -----------
Net revenues...................  $   499,184    $ 140,434    $253,654     $ (36,596)(4)    $   785,756
                                                                            (70,920)(5)
Cost of products sold..........      361,864      110,637     231,259       (36,596)(4)        596,244
                                                                            (70,920)(5)
                                 -----------     --------    --------      --------        -----------
Gross margin...................      137,320       29,797      22,395                          189,512
                                 -----------     --------    --------      --------        -----------
Operating expenses.............       64,315       16,779      12,412          (762)(6)         93,881
                                                                              1,137(3)
Depreciation and
  amortization.................       17,673        2,488       1,145           820(8)          24,142
                                                                              1,696(2)
                                                                                320(10)
Selling, general and
  administrative expenses......       15,602        4,862       3,762        (3,112)(7)         21,114
                                 -----------     --------    --------      --------        -----------
Operating income...............       39,730        5,668       5,076           (99)            50,375
                                 -----------     --------    --------      --------        -----------
Interest expense...............      (12,318)        (527)       (374)        3,279(1)         (23,440)
                                                                            (13,500)(10)
Interest and investment
  income.......................          771                                  2,330(10)          3,101
                                 -----------     --------    --------      --------        -----------
Earnings from continuing
  operations before income
  taxes........................       28,183        5,141       4,702        (7,990)            30,036
Provision for income taxes.....       11,132                                    732(9)          11,864
                                 -----------     --------    --------      --------        -----------
Earnings from continuing
  operations...................  $    17,051    $   5,141    $  4,702     $  (8,722)       $    18,172
                                 ===========     ========    ========      ========        ===========
Earnings per common share......  $      1.52                                               $      1.62
                                 ===========                                               ===========
Weighted average number of
  shares outstanding...........   11,220,380                                                11,220,380
                                 ===========                                               ===========

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                (IN THOUSANDS EXCEPT SHARES AND PER SHARE DATA)

                                                 HISTORICAL
                                     ----------------------------------
                                                   THRIFTWAY   PHOENIX     PRO FORMA         PRO FORMA
                                        GIANT      STATIONS      FUEL     ADJUSTMENTS        COMBINED
                                     -----------   ---------   --------   -----------       -----------
Net revenues.......................  $   270,261    $56,995    $121,441    $ (18,686)(4)    $   403,167
                                                                             (26,844)(5)
Cost of products sold..............      198,645     45,826     111,430      (18,686)(4)        310,371
                                                                             (26,844)(5)
                                     -----------    -------    --------     --------        -----------
Gross margin.......................       71,616     11,169      10,011                          92,796
                                     -----------    -------    --------     --------        -----------
Operating expenses.................       34,129      6,676       5,300         (392)(6)         46,187
                                                                                 474(3)
Depreciation and amortization......       10,571      1,072         588          328(8)          13,390
                                                                                 671(2)
                                                                                 160(10)
Selling, general and administrative
  expenses.........................        9,808      1,846       1,936         (680)(7)         12,910
                                     -----------    -------    --------     --------        -----------
Operating income...................       17,108      1,575       2,187         (561)            20,309
                                     -----------    -------    --------     --------        -----------
Interest expense...................       (6,005)      (255)       (226)       1,122(1)         (12,114)
                                                                              (6,750)(10)
Interest and investment income.....          232                               1,165(10)          1,397
                                     -----------    -------    --------     --------        -----------
Earnings before income taxes.......       11,335      1,320       1,961       (5,024)             9,592
Provision for income taxes.........        4,536                                (688)(9)          3,848
                                     -----------    -------    --------     --------        -----------
Net earnings.......................  $     6,799    $ 1,320    $  1,961    $  (4,336)       $     5,744
                                     ===========    =======    ========     ========        ===========
Earnings per common share..........  $      0.61                                            $       .52
                                     ===========                                            ===========
Weighted average number of shares
  outstanding......................   11,084,336                                             11,084,336
                                     ===========                                            ===========

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENTS OF EARNINGS

     The following is a summary of the assumptions, reclassifications and adjustments reflected in the Unaudited Pro Forma Combined Condensed Statements of Earnings:

 (1) Represents the decrease in interest expense based on the repayment of long-term debt of $54.0 million and capital leases of $18.9 million at an average interest rate of 7.7% for the acquisition of the Thriftway Stations and Phoenix Fuel.

 (2) Represents the reversal of historical depreciation expense for the Thriftway Stations and Phoenix Fuel and the recognition of depreciation expense arising from purchase accounting adjustments as if the acquisitions had occurred at the beginning of the earliest period presented.

 (3) Represents consignment fees paid for fuel sales at certain Thriftway service station/convenience store locations. Gross profit for these fuel sales are included in the Thriftway Stations' historical financial information.

 (4) Represents the reclassification of federal excise taxes included in Phoenix Fuel's revenues and cost of sales to conform with the Company's policy of not recording such taxes in revenues.

 (5) Represents the elimination of intercompany sales between the Company, the Thriftway Stations and Phoenix Fuel.

 (6) Represents the elimination of intercompany lease payments between the Thriftway Stations and related entities that were not acquired.

 (7) Represents the elimination of certain historical selling, general and administrative corporate expense allocations related to the Thriftway Stations not considered attributable to operations purchased and certain Phoenix Fuel shareholder expenses attributable to its former shareholders.

 (8) Represents amortization of an estimated $1 million of goodwill over twenty years, an estimated $15 million of goodwill over thirty years and amortization of $0.2 million of debt issuance costs over three years, the term of the loan.

 (9) Represents the income tax effect of the pro forma adjustments and the income taxes on historical earnings of the Thriftway Stations and Phoenix Fuel based upon the statutory rate of 39.5% which was in effect for the periods shown.

(10) Represents interest expense on the Notes and Exchange Notes at an annual rate of 9.0%, amortization of the issuance costs on the Notes, and interest income on the remaining proceeds.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The profitability of the Company as a whole is primarily dependent on producing and selling quantities of refined products at sufficient margins to cover fixed and variable expenses. Purchases of crude oil supply are typically made pursuant to relatively short-term, renewable contracts with numerous major and independent oil producers, generally containing market-responsive pricing provisions. The Company sells refined products directly to retail consumers through the Company's network of retail units and to wholesale and commercial/ industrial customers. The Company's results of operations have not been significantly impacted by seasonality of demand for refined products as (i) seasonal decreases in demand for gasoline in the Company's primary market area are generally offset by increases in demand in its secondary markets and (ii) demand for diesel fuel in the Company's market area generally remains constant throughout the year. The Company's results of operations are affected, however, by regular maintenance and repair turnarounds at its two refineries. Such turnarounds generally result in lower volumes of refined products produced during the period in which a turnaround occurs. See "Business -- Refining and Marketing -- Refining."

     Outlook. Through the acquisition of the Bloomfield refinery and Meridian crude gathering operations in late 1995 and the integration of these acquisitions into the Company's existing refining operations, the Company has improved production and reduced administrative, raw material, labor and transportation expenses on a per barrel basis. Through the 1997 Acquisitions in the second quarter of 1997, the Company has substantially increased its retail operations and has continued to increase its control over refinery sales volumes in its primary market area. The Company's future results of operations are primarily dependent on producing and selling sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses.

RESULTS OF OPERATIONS

  COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

     Earnings from Continuing Operations Before Income Taxes. For the six months ended June 30, 1997, earnings from continuing operations before income taxes were $11.3 million, a decrease of $6.6 million from the $17.9 million reported in the comparable 1996 period. The decrease is primarily the result of a decline in refinery margins, partially attributable to a decline in West Coast product prices, and higher depreciation and amortization costs in the 1997 period. In addition, 1997 earnings were negatively impacted by a major maintenance turnaround at the Bloomfield refinery in the spring of 1997, which curtailed production and reduced Bloomfield refinery sales volumes by 9% for the six months. See "Business -- Refining." These decreases were offset in part by contributions from the 1997 Acquisitions in the second quarter of 1997.

     Revenues. Revenues for the six months ended June 30, 1997, increased approximately $30.6 million or 13% to $270.3 million from $239.7 million in the comparable 1996 period. The increase is primarily due to the 1997 Acquisitions and a 2% increase in refinery weighted average selling prices, offset in part by a 1% decline in refinery finished product sales volumes.

     The volumes of refined products sold through the Company's retail units increased approximately 14% during the first six months of 1997 primarily due to the acquisition of the Thriftway Stations and a 2% increase in the volume of finished product sold from the Company's other service station/convenience stores. These increases were offset in part by a 5% decline in volumes from the Company's travel center. See "Business -- Marketing and
Distribution -- Marketing."

     Cost of Products Sold. For the six months ended June 30, 1997, cost of products sold increased $31.9 million or 19% to $198.6 million from $166.7 million in the corresponding 1996 period. The increase is primarily due to the 1997 Acquisitions, along with a 6% increase in average crude oil costs, offset in part by a 1% decline in refinery finished product sales volumes. In addition, the liquidation of certain lower cost crude oil LIFO inventory layers in the first quarter of 1996 reduced 1996 cost of products sold by approximately $2.1 million. There were no similar liquidations in 1997.

     Operating Expenses. For the six months ended June 30, 1997, operating expenses increased approximately $2.8 million or 9% to $34.1 million from $31.3 million in the six months ended June 30, 1996. Approximately 73% of the increase is due to the 1997 Acquisitions. The remaining increases are due to increases in payroll and related costs, higher refinery fuel costs and increased retail advertising costs. These increases were offset in part by a reduction in refinery contract labor expenditures and utility costs.

     Depreciation and Amortization. For the six months ended June 30, 1997, depreciation and amortization increased approximately $2.2 million or 26% to $10.6 million from $8.4 million in the same 1996 period. Approximately 21% of the increase is due to the 1997 Acquisitions. The remaining increases are primarily related to 1996 acquisitions, construction, remodeling and upgrades in retail and refinery operations, along with the amortization of certain 1996 refinery unit turnaround costs.

     Selling, General and Administrative Expenses. For the six months ended June 30, 1997, selling, general and administrative expenses increased approximately $0.8 million or 8% to $9.8 million from $9.0 million in the corresponding 1996 period. The increase is primarily the result of higher payroll and related costs, due in part to planning for and in anticipation of future growth, and additional selling, general and administrative expenses related to Phoenix Fuel. The increase was offset in part by higher 1996 expenses relating to accruals for estimated severance tax assessments and environmental liabilities.

     Interest Expense, Net. For the six months ended June 30, 1997, net interest expense (interest expense less interest income) decreased approximately $0.6 million or 9% to $5.8 million from $6.4 million in the comparable 1996 period. The decrease is primarily due to a reduction in interest expense related to the payment of approximately $32.0 million of long-term debt in 1996 from operating cash flow and the sale of the Company's oil and gas operations, offset in part by an increase in interest expense due to the increase in long-term debt related to the 1997 Acquisitions.

     Income Taxes. Income taxes for the six months ended June 30, 1997 and 1996 were computed in accordance with Statement of Financial Accounting Standards No. 109, resulting in effective tax rates of approximately 40% and 39%, respectively.

     Discontinued Operations. Substantially all of the Company's oil and gas assets were sold in August 1996.

  COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     The primary factors affecting the results of the Company's 1996 continuing operations as compared to its 1995 continuing operations were the acquisition of the Bloomfield refinery in the beginning of the fourth quarter of 1995, an increase in 1996 refinery margins and the suspension of operations at the Company's ethanol production plant during 1996.

     In early 1996, the Company approved a plan of disposition for its oil and gas assets. In August 1996, the Company completed the sale of substantially all of these assets. The operations connected with these assets are classified as discontinued operations in the Company's consolidated financial statements for all years presented.

     Earnings from Continuing Operations Before Income Taxes. Earnings from continuing operations before income taxes were $28.2 million for the year ended December 31, 1996, an increase of approximately $16.8 million from $11.4 million for the year ended December 31, 1995. The increase was primarily the result of the acquisition of the Bloomfield refinery and increases in average refinery margins of approximately 21%. These increases were partially offset by increases in operating and administrative costs.

     Revenues. Revenues for the year ended December 31, 1996 increased $166.3 million or 50% to $499.2 million from $332.9 million in 1995. Finished product sales of $130.3 million from the Bloomfield refinery accounted for approximately 78% of the increase. In addition, a 19% increase in Ciniza refinery weighted average selling prices and a 10% increase in service station merchandise sales contributed to increased revenues. Offsetting these increases was a decline in third party sales from the Company's ethanol plant due to a temporary suspension of operations during 1996.

     The increase in service station merchandise sales was the result of a 9% increase in same store volumes and a net increase in sales during the year from fourteen units that were acquired or constructed in the last 24 months over 13 units that were disposed of during the same period.

     The volumes of refined products sold through retail units decreased approximately 1% from 1995 levels due to a 15% decline in volumes sold from the Company's travel center, offset in part by a 2% increase in service station volumes. Management believes that travel center volumes declined because of increased local competition due to the construction of several new truck stops in the Company's market area in the past several years. Service station volumes increased due to a net increase in sales volumes during the year from the 14 units that were acquired or constructed in the last 24 months over the 13 units that were disposed of during the same period. This increase was offset by a slight decline in same store volumes resulting from increased competition. Average monthly sales volumes during the last two years for the 14 units acquired or constructed was approximately 151,000 gallons per month compared to 104,000 gallons per month for the 13 units that have been disposed of.

     Cost of Products Sold. For the year ended December 31, 1996, cost of products sold increased $127.6 million or 54% to $361.9 million from $234.3 million in 1995. Cost of products sold of $101.0 million relating to the Bloomfield refinery accounted for approximately 79% of the increase. Also contributing to increased costs were an 18% increase in average crude oil costs and a 12% increase in the cost of merchandise sales from the service stations. These increases were partially offset by a decrease in costs relating to the suspension of operations at the Company's ethanol plant and the liquidation of certain lower cost crude oil LIFO inventory layers which resulted in a reduction in cost of products sold of approximately $2.8 million in 1996 compared to a similar reduction of approximately $0.5 million in 1995.

     Operating Expenses. For the year ended December 31, 1996, operating expenses increased $12.4 million or 24% to $64.3 million from $51.9 million in 1995. Operating expenses increased due to the acquisition of the Bloomfield refinery (18%) and for other operations (12%). The 12% increase for other operations was due to increases in payroll and related costs (6%), higher fuel costs at the Ciniza refinery (1%) and various other expense increases (5%). Partially offsetting these increases was a decrease of 6% due to the temporary suspension of operations at the ethanol plant. Payroll and other costs increased due to annual wage increases and, in the retail operations, due to expanded programs such as twenty-four hour operations, the fuel pump island attendant program, the pay at the pump program, deli operations, and store remodeling and expansion.

     Depreciation and Amortization. For the year ended December 31, 1996, depreciation and amortization increased approximately $4.3 million or 32% to $17.6 million from $13.3 million in 1995. The increase was primarily the result of the acquisition of the Bloomfield refinery, along with the addition of service station and transportation assets.

     Selling, General and Administrative Expenses. For the year ended December 31, 1996, selling, general and administrative expenses increased approximately $2.8 million or 22% to $15.6 million from $12.8 million in 1995. The increase was primarily the result of expense accruals for incentive bonus plans (14%), increases in payroll and related costs (5%), expense accruals for estimated severance tax assessments (2%) and increases in various other general expense categories (10%). These increases were partially offset by 1996 expense reductions for decreases in estimated liabilities for self insured workers' compensation and property and casualty claims and other items (9%).

     Interest Expense (Income). For the year ended December 31, 1996, interest expense increased approximately $0.8 million or 7% to $12.3 million from $11.5 million in 1995. The increase was primarily related to the addition of certain variable rate long-term debt incurred to finance the acquisition of the Bloomfield refinery, offset in part by a reduction in other long-term debt.

     For the year ended December 31, 1996, interest and investment income decreased approximately $1.4 million or 66% to $0.8 million from $2.2 million in 1995. The decrease was primarily due to a decrease in excess funds available for investment related to the acquisition of the Bloomfield refinery in October 1995 and, in 1996, to the use of operating cash flows and the proceeds from the sale of the Company's oil and gas assets for the payment of long-term debt and capital expenditures.

     Income Taxes. Income taxes for the years ended December 31, 1996 and 1995 were computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, resulting in effective tax rates of approximately 39% and 32%, respectively. The difference in the two rates was primarily due to alcohol fuel tax credits generated from the operation of the Company's ethanol plant, which suspended operations in October 1995, as well as coal seam gas tax credits in 1995.

     Discontinued Operations. On August 30, 1996, the Company completed the sale of substantially all of its oil and gas assets for $25.5 million. The transaction was structured so that the Company retained only the oil and gas properties that will generate future coal seam gas tax credits under Section 29 of the Internal Revenue Code. The reserves related to these properties will be produced by the buyer and tax credits will be realized by the Company. The net asset value assigned to these properties is approximately $4.3 million and is included in other assets and liabilities in the accompanying Consolidated Balance Sheet. The Company also retained an office building and some equipment. Future coal seam gas tax credits, when earned, will be used to offset income taxes payable.

     Loss on the disposal of the oil and gas segment for 1996 is a loss on the sale of the oil and gas properties of approximately $18,000, including a provision for income taxes of $53,000, offset by earnings from operations of approximately $5,000, including income tax benefits of $861,000. For 1995 and 1994, earnings (loss) from operations were $143,000, net of income taxes of $154,000, and $(2,934,000), net of income tax benefit of $1,351,000, respectively. A pre-tax charge for a reduction of the carrying value of crude oil and natural gas properties of $3,395,000 was recorded in 1994.

  COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     The primary factors affecting the results of the Company's 1995 continuing operations as compared to its 1994 continuing operations were the acquisition of the Bloomfield refinery in the beginning of the fourth quarter of 1995, a decline in refinery margins, an increase in refinery sourced sales volumes from the Ciniza refinery and the temporary suspension of operations at the Company's ethanol production plant in October 1995.

     Earnings from Continuing Operations Before Income Taxes. Earnings from continuing operations before income taxes were $11.4 million for the year ended December 31, 1995, an increase of $1.3 million from $10.1 million for the year ended December 31, 1994. The increase was primarily the result of the acquisition of the Bloomfield refinery, a 5% increase in Ciniza refinery finished product sales volumes and a 16% increase in service station merchandise sales. These increases were partially offset by a 10% decrease in Ciniza refinery average margins and a decrease in third party sales volumes from the ethanol plant.

     Revenues. Revenues for the year ended December 31, 1995 increased $41.3 million or 14% to $332.9 million from $291.6 million in 1994. Finished product sales of $29.5 million from the Bloomfield refinery accounted for approximately 71% of the increase. In addition, a 5% increase in Ciniza refinery finished product sales volumes, a 4% increase in Ciniza refinery weighted average selling prices and a 16% increase in service station merchandise sales contributed to increased revenues. Offsetting these increases were a decline in third party sales from the ethanol plant and an overall decline in other revenues from retail operations.

     The increase in Ciniza refinery finished product sales volumes in 1995 was partially the result of a scheduled major maintenance turnaround started in March and completed in April 1994 and an accident at the refinery in July 1994 that reduced production for a period of approximately 60 days. The increase in service station merchandise sales was the result of increased same store sales and the addition of six units. The overall decline in other revenues from retail operations was primarily related to the sale of the Giant Express travel center in November 1994.

     The volumes of refined products sold through retail outlets decreased approximately 7% from 1994 levels due to a 29% decrease in volumes sold from the travel centers, primarily related to the sale of the Giant Express, and a slight increase in service station volumes resulting in part from the addition of six new units, offset by reduced volumes at some units due to increased competition and the sale or remodeling of several units.

     Cost of Products Sold. For the year ended December 31, 1995, cost of products sold increased $38.8 million or 20% to $234.3 million from $195.5 million for 1994. Cost of products sold of $22.4 million relating to the Bloomfield refinery accounted for approximately 58% of the increase. Also contributing to increased costs was an 8% increase in average crude oil costs and a 5% increase in the volume of finished products sold from the Ciniza refinery, along with a 15% increase in the cost of merchandise sales from the service stations. The increase was partially offset by a decrease in costs relating to the temporary suspension of operations at the ethanol plant and a decrease in merchandise sales from the travel centers.

     Operating Expenses. For the year ended December 31, 1995, operating expenses increased approximately $0.1 million to $51.9 million from $51.8 million in 1994. Operating expenses increased approximately 5% due to the acquisition of the Bloomfield refinery and 5% due to payroll and related costs for other continuing operations. Partially offsetting these increases were declines of approximately 4% due to the sale of the Giant Express, 2% due to the temporary suspension of operations at the ethanol plant, 1% due to lower purchased fuel costs for the Ciniza refinery and 3% due to various other expense decreases.

     Depreciation and Amortization. For the year ended December 31, 1995, depreciation and amortization increased $1.1 million or 9% to $13.3 million from $12.2 million in the corresponding 1994 period. The increase was primarily related to the acquisition of the Bloomfield refinery and the separate purchase of crude oil gathering operations in September 1995.

     Selling, General and Administrative Expenses. For the year ended December 31, 1995, selling, general and administrative expense increased approximately $0.9 million or 7% to $12.8 million from $11.9 million in 1994. The increase was primarily the result of a reduction in 1994 first quarter expenses from the recording of a $1.0 million insurance settlement relating to environmental costs incurred in prior years and higher payroll costs in the 1995 period. Offsetting these items was a reduction in expenses from no management incentive bonus being accrued in 1995 and reductions in 1995 expenses for a decrease in the estimated liability for self insured workers' compensation claims and an adjustment in the estimated allowance for doubtful accounts.

     Interest Expense (Income). For the year ended December 31, 1995, interest expense decreased approximately $0.3 million or 3% to $11.5 million from $11.8 million in 1994. The decrease was primarily related to the reduction of certain fixed rate long-term debt and the capitalization of interest in the 1995 period, offset in part by the addition of certain variable rate long-term debt incurred in part to finance the acquisition of the Bloomfield refinery.

     For the year ended December 31, 1995, interest and investment income increased approximately $0.5 million or 29% to $2.2 million from $1.7 million in 1994. The increase was primarily due to interest received on the refund of income taxes paid in prior periods and higher interest rates. These increases were partially offset by a decrease due to a decline in the amount of excess funds available for investment.

     Income Taxes. Income taxes for the years ended December 31, 1995 and 1994 were computed in accordance with SFAS No. 109, resulting in effective tax rates of approximately 32% and 26%, respectively. The difference in rates was due in part to the amounts of alcohol fuel tax credits generated in 1994 compared to 1995, relating to the temporary suspension of operations at the Company's ethanol plant, as well as coal seam gas tax credits generated in each year, as they relate to varying amounts of annual income.

     Discontinued Operations. For the years ended December 31, 1995 and 1994, the Company's oil and gas operations ("Giant E&P") recorded net earnings of $0.1 million and a net loss of $2.9 million, respectively. The improvement was primarily due to a writedown in the carrying value of crude oil and natural gas properties in the third quarter of 1994, and in 1995, to increases in crude oil and natural gas production, along with an increase in crude oil selling prices, offset in part by a decline in natural gas selling prices.

     Revenues, including intercompany revenues of $5.3 million in 1995 and $4.1 million in 1994, totaled $8.4 million for the year ended December 31, 1995, an increase of $2.4 million or 40% from the $6.0 million reported for the comparable 1994 period. This increase is due to a 51% increase in crude oil production, an 8% increase in average crude oil selling prices and a 15% increase in natural gas production. These increases were offset in part by a 24% decline in average natural gas selling prices.

     The increase in crude oil production was primarily the result of the acquisition of various crude oil producing reserves during 1995. The increase in natural gas production was due to a favorable 1994 year end adjustment of coal seam gas reserves sold in 1992, determined pursuant to an annual redetermination clause contained in the 1992 purchase and sale agreement, which resulted in the addition of approximately 1,018 million cubic feet of natural gas reserves.

     For the year ended December 31, 1995, operating costs and expenses increased $1.2 million or 18% to $8.1 million from $6.9 million in 1994, primarily due to increases in production.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOW FROM OPERATIONS

     Operating cash flows for the first six months of 1997 decreased compared to the first six months of 1996, primarily as the result of the differences in the net changes in working capital items in each period and lower net earnings in the first six months of 1997. Net cash provided by operating activities of continuing operations totaled $6.5 million for the six months ended June 30, 1997, compared to $23.1 million for the comparable 1996 period.

  WORKING CAPITAL

     Working capital at June 30, 1997 consisted of current assets of $121.9 million and current liabilities of $79.9 million, or a current ratio of 1.53:1. At December 31, 1996, the current ratio was 1.33:1 with current assets of $86.5 million and current liabilities of $65.0 million.

     Current assets have increased since December 31, 1996, primarily due to increases in accounts receivable, inventories and prepaid items, offset in part by a decrease in cash and cash equivalents. Accounts receivable and prepaid items have increased primarily as the result of the 1997 Acquisitions. Inventories have increased due to the 1997 Acquisitions and a 78% increase in crude oil inventory volumes. Current liabilities have increased due to an increase in note payable and the current portion of long-term debt and accounts payable, offset in part by a decrease in accrued expenses. Note payable and the current portion of long-term debt have increased as a result of the acquisition of Phoenix Fuel. Accounts payable have increased primarily as the result of the 1997 Acquisitions, offset in part by a decline in the cost of raw materials. Accrued expenses have declined primarily due to the payment of a contingent liability related to the Bloomfield refinery acquisition, offset in part by increases resulting from the 1997 Acquisitions.

  CAPITAL EXPENDITURES AND RESOURCES

     Net cash used in investing activities for the purchase of property, plant and equipment and other assets totaled approximately $18.5 million for the first six months of 1997, including capacity enhancement projects, facility upgrades and turnaround expenditures at the refineries; major remodeling expenditures at two retail units, the acquisition of land for future retail operations and continuing retail equipment and system upgrades; and transportation equipment and facility upgrades.

     During the second quarter of 1997, the Bloomfield refinery completed a major, every four year, maintenance turnaround including certain debottlenecking procedures that increased reformer capacity by approximately 500 bbls per day.

     In March 1997, the Ciniza refinery completed a reformer and isomerization unit turnaround including certain debottlenecking procedures that increased reformer capacity by approximately 700 bbls per day and isomerization capacity by approximately 1,000 bbls per day.

     Over the period May 28, 1997 to May 31, 1997, the Company completed the acquisition of 96 retail service station/convenience stores, seven additional retail locations for future development, certain petroleum transportation and maintenance assets, options to acquire service station/convenience stores and other related assets.

     The consideration paid by the Company for 32 service station/convenience stores, the seven retail locations for future development, the transportation and maintenance assets, the options to acquire service station/convenience stores and other related assets was approximately $19.1 million in cash, an office building with a net book value of approximately $0.8 million and a truck maintenance shop with a net book value of approximately $0.5 million. The Company leased the remaining 64 service station/convenience stores and related assets for a period of ten years and intends to purchase them pursuant to options to purchase during the ten year period for approximately $22.9 million in the aggregate. The leased service station/convenience stores are being accounted for as capital leases and initially require annual lease payments of approximately $2.6 million. These lease payments will be reduced as the individual service station/convenience stores are purchased pursuant to the options. The Company intends to use approximately $18.9 million of the net proceeds from the offering of the Notes to purchase service station/convenience stores pursuant to the exercise of these options. As a result of such purchases, the annual lease payment will be reduced to approximately $0.5 million. In addition, the Company has one-year options to purchase 45 additional units that are located in Wyoming, Texas and Montana. See "Business -- The Thriftway Acquisition."

     In connection with the acquisition of the Thriftway Stations, the Company entered into a consignment agreement to supply refined products to 16 service station/convenience stores operated by Thriftway which are located in the Four Corners area. The Company has options to purchase these service station/convenience stores. The Company also entered into other long-term supply arrangements to provide refined products to other service stations in the area that will continue to be operated by Thriftway Marketing Corp.

     On June 3, 1997, the Company acquired Phoenix Fuel, an independent industrial/commercial petroleum products distributor, for approximately $30 million. Phoenix Fuel sells gasoline, diesel fuel, burner fuel, jet fuel, aviation fuel and kerosene. In addition, Phoenix Fuel sells oils and lubricants such as motor oil, hydraulic oil, gear oil, cutting oil and grease.

     The Company funded the 1997 Acquisitions with $54.0 million of indebtedness incurred under the Company's Credit Agreement, as more fully described below.

     On a pro forma basis, assuming the 1997 Acquisitions occurred on January 1, 1996 and assuming the sale of $150.0 million of the Notes at an interest rate of 9.0% and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company's net revenues would have been $785.8 million and $403.2 million, net earnings from continuing operations would have been $18.2 million and $5.7 million, and earnings from continuing operations per common share would have been $1.62 and $0.52 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. This unaudited pro forma financial information does not purport to represent the results of operations that actually would have resulted had the purchase occurred on the date specified, nor should it be taken as indicative of the future results of operations.

     The Company continues to investigate other strategic acquisitions as well as capital improvements to its existing facilities. The Company is also actively pursuing the possible sale or exchange of non-strategic or underperforming assets.

     Working capital, including that necessary for capital expenditures and debt service, will be funded through cash generated from operating activities, existing cash balances and, if necessary, future borrowings. Future liquidity, both short and long-term, will continue to be primarily dependent on producing and selling sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses.

  CAPITAL STRUCTURE

     At June 30, 1997 and December 31, 1996, the Company's long-term debt was 61.5% and 48.1% of total capital, respectively. The increase is primarily due to an increase in long-term debt resulting from the 1997 Acquisitions and borrowings under the Company's working capital facility, offset in part by an increase in stockholders' equity due to net earnings which were offset in part by the acquisition of shares of the Company's common stock accounted for as treasury shares. The Company's net debt (long-term debt less cash and cash equivalents) to total capitalization percentages were 60.6% and 45.1% at June 30, 1997 and December 31, 1996, respectively.

     The Company's capital structure includes $100.0 million in aggregate principal amount of the 9 3/4% Notes that mature in 2003. Repayment of the 9 3/4% Notes is jointly and severally guaranteed on an unconditional basis by the Company's direct and indirect wholly-owned subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise allowed in the Indenture pursuant to which the 9 3/4% Notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

     In October 1995, the Company entered into a Credit Agreement with a group of banks under which $30.0 million was borrowed pursuant to a three-year unsecured revolving term facility to provide financing for the purchase of the Bloomfield refinery. This revolving term facility was repaid from cash on hand and proceeds from the sale of the Company's oil and gas assets. The Credit Agreement was amended effective May 23, 1997 to increase the borrowing commitment under the unsecured capital expenditure facility portion of the Credit Agreement to $70.0 million from $30.0 million and to extend the due date to May 23, 2000 from October 4, 1998, for both the unsecured capital expenditure facility and the unsecured working capital facility. The Company borrowed $54.0 million under this capital expenditure facility to fund the amounts paid with respect to the 1997 Acquisitions. Additional borrowings under the capital expenditure facility can be used to repurchase shares of the Company's common stock and for acquisitions, capital expenditures and general corporate purposes, but not for working capital expenditures. On May 23, 1999, the borrowing commitment under the capital expenditure facility is required to be reduced by $20.0 million. At June 30, 1997, direct borrowings under this facility were $60.0 million. This facility has a floating interest rate that is tied to various short-term indices. At June 30, 1997, this rate was approximately 6.5% per annum. The Company has used $60.0 million of net proceeds from the offering of the Notes to repay all outstanding indebtedness under this facility.

     In addition, the Credit Agreement contains a three-year unsecured working capital facility to provide working capital and letters of credit in the ordinary course of business. The availability under this working capital facility is the lesser of (i) $40.0 million, or (ii) the amount determined under a borrowing base calculation tied to eligible accounts receivable and inventories as defined in the Credit Agreement. At June 30, 1997, the lesser amount was $40.0 million. This facility has a floating interest rate that is tied to various short-term indices. At June 30, 1997, this rate was approximately 6.5% per annum. Direct borrowings under this arrangement were $14.0 million at June 30, 1997, and there were approximately $15.9 million of irrevocable letters of credit outstanding, primarily to secure purchases of raw materials. Borrowings under this facility are generally higher at month end due to payments for raw materials and various taxes. The Company has used approximately $6.0 million of net proceeds from the offering of the Notes to repay all outstanding indebtedness under this facility.

     The Credit Agreement contains certain covenants and restrictions which require the Company to, among other things, maintain a minimum consolidated net worth; minimum fixed charge coverage ratio; minimum funded debt to total capitalization percentage; and places limits on investments, prepayment of senior subordinated debt, guarantees, liens and restricted payments. The Credit Agreement is guaranteed by substantially all of the Company's direct and indirect wholly-owned subsidiaries. The Company is required to pay a quarterly commitment fee based on the unused amount of each facility.

     The Company's Board of Directors has authorized the repurchase of up to 1,500,000 shares of the Company's common stock. During the first six months of 1997, the Company repurchased 75,300 shares of its common stock at a weighted average price of $14.40 per share including commissions. From the inception of the stock repurchase plan, the Company has repurchased 1,198,800 shares at a weighted average cost of $9.90.

     On May 7, 1997, the Company's Board of Directors declared a cash dividend on common stock of $0.05 per share payable to stockholders of record on July 24, 1997. This dividend was paid on August 6, 1997. Future dividends, if any, are subject to the results of the Company's operations, existing debt covenants and declaration by the Company's Board of Directors.

                         THE REGISTERED EXCHANGE OFFER

PURPOSE OF THE REGISTERED EXCHANGE OFFER

     The Notes were sold by the Company on August 26, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement which requires, among other things, that the Company will, at its cost, (i) by October 27, 1997, file a registration statement (the "Registered Exchange Offer Registration Statement") with the SEC with respect to the Registered Exchange Offer to exchange the Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement by the Company and the Subsidiary Guarantors), and (ii) use its best efforts to cause the Registered Exchange Offer Registration Statement to be declared effective under the Securities Act by December 24, 1997. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Registered Exchange Offer means any person in whose name the Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Registered Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Registered Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Registered Exchange Offer, holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most holders of Notes will elect to exchange such Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Notes remaining after the consummation of the Registered Exchange Offer may be substantially limited.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE REGISTERED EXCHANGE OFFER


     This Prospectus, together with the Letter of Transmittal, is first being sent on or about November 10, 1997, to all holders of Notes known to the Company. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Registered Exchange Offer. Holders may tender some or all of their Notes pursuant to the Registered Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the Exchange Notes are the same in all material respects as the form and terms of the Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions or with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement by the Company and the Subsidiary Guarantors. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     Holders of Notes do not have any appraisal or dissenter's rights under the General Corporation Law of Delaware or the Indenture in connection with the Registered Exchange Offer. The Company intends to conduct the Registered Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Registered Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Registered Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Registered Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 12, 1997, unless the Company, in its sole discretion, extends the Registered Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Registered Exchange Offer is extended.


     To extend the Registered Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Registered Exchange Offer or to terminate the Registered Exchange Offer if any of the conditions set forth below under " -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Registered Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Registered Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, the Company will extend the Registered Exchange Offer for a period of five to ten business days if the Registered Exchange Offer would otherwise expire during such five to ten business-day period.

     If the Company does not consummate the Registered Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective the Shelf Registration Statement within the time periods set forth herein, liquidated damages will accrue and be payable on the Notes either temporarily or permanently. See "Registration Rights."

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Registered Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to Business Wire.

REGISTERED EXCHANGE OFFER PROCEDURES

     Only a holder of Notes may tender such Notes in the Registered Exchange Offer. To tender in the Registered Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representation set forth below in the second paragraph under the heading " -- Resale of Exchange Notes."

     The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depositary for the purpose of facilitating the Registered Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depositary's system may make book-entry delivery of the Notes by causing the Depositary to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Depositary's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depositary does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Registered Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depositary) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Registered Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender, and
(iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Registered Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Registered Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under " -- Registered Exchange Offer Procedures" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Registered Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Registered Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Registered Exchange Offer or materially impair the contemplated benefits of the Registered Exchange Offer to the Company; or

          (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Registered Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Registered Exchange Offer and retain all Notes tendered prior to the expiration of the Registered Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see " -- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Registered Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Registered Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered holders, the Company will extend the Registered Exchange Offer for a period of five to ten business days if the Registered Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     The Bank of New York will act as Exchange Agent for the Registered Exchange Offer.

     All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

         By mail:

         The Bank of New York
         101 Barclay Street, Floor 7 East
         New York, New York 10286
         Attn: Arwin Gibbons, Reorganization Section

         By hand/overnight courier:

         The Bank of New York
         Corporate Trust Services Window, Street Level
         101 Barclay Street
         New York, New York 10286
         Attn: Arwin Gibbons, Reorganization Section

         By facsimile (eligible institutions only):

         (212) 815-6339

         For telephone inquiries:

         (212) 815-5920

     DELIVERY OF THE NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of the Registered Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Registered Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Registered Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Registered Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Registered Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Registered Exchange Offer. The expenses of the Registered Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Registered Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than broker-dealers, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any holder who tenders in the Registered Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     By tendering in the Registered Exchange Offer, each holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Registered Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iii) the holder and such other person acknowledge that if they participate in the Registered Exchange Offer for the purpose of distributing the Exchange Notes, (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above, and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Registered Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of making this Registered Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Notes that does not exchange that holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Registered Exchange Offer.

     The Notes that are not exchanged for Exchange Notes pursuant to the Registered Exchange Offer will remain restricted securities. Accordingly, such Notes may be offered, resold, pledged or otherwise transferred only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) inside the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (iv) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, or
(v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States.

OTHER

     Participation in the Registered Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent Registered Exchange Offers or otherwise. The Company has no present plans to acquire any Notes that are not tendered in the Registered Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

                                    BUSINESS

GENERAL

     Giant Industries, Inc., a Delaware corporation ("Giant" or the "Company"), through its wholly-owned subsidiary Giant Industries Arizona, Inc. ("Giant Arizona"), is engaged in the refining and marketing of high quality petroleum products. The Company is the leading refiner and one of the largest marketers of petroleum products with operations in the fast-growing Four Corners area of the southwestern United States where New Mexico, Arizona, Colorado and Utah join. The Company sells refined products directly to retail consumers through the Company's network of retail units and to wholesale and commercial/industrial customers.

     The Company owns and operates two high-conversion crude oil refineries in northwestern New Mexico, Ciniza and Bloomfield, a 300-mile crude oil gathering pipeline system based in Farmington, New Mexico, a finished product terminal in Albuquerque, New Mexico, a fleet of crude oil and finished product truck transports, a travel center on I-40 east of Gallup, New Mexico, and a chain of 148 retail service station/convenience stores in New Mexico, Colorado, Utah and Arizona. It also owns and operates 9 bulk petroleum distribution plants, 22 cardlock fueling operations, and a lubricant storage and distribution facility.

     In early 1996, the Company approved a plan of disposition for its oil and gas operations. The decision was based upon management's review of the prospects for this operation, which indicated that substantial new capital would be necessary to further develop this business and reach an acceptable level of profitability and integration. On August 30, 1996, the Company completed the sale of substantially all of its oil and gas assets for $25.5 million. Certain oil and gas assets with a net asset value of approximately $4.3 million including a production payment, were retained by the Company. These assets consist primarily of a working interest in certain natural gas properties that qualify for the coal seam gas tax credits under Section 29 of the Internal Revenue Code, an office building and some equipment.

BUSINESS STRATEGY AND STRENGTHS

     The Company's strategy is to manage shareholder value by adhering to three major objectives: (i) capture a significant portion of anticipated future demand growth for refined products in its targeted markets; (ii) increase efficiency and profitability through the sale of a greater portion of the Company's refined products by the Company's retail network; (iii) expand its overall market presence through selective acquisitions in contiguous markets and other markets with attractive supply and demand characteristics.

THE THRIFTWAY ACQUISITION

     At the end of May 1997, Giant acquired 96 retail service station/convenience stores, seven additional retail locations for future development, certain petroleum transportation and maintenance assets, options to acquire service station/convenience stores and other related assets. These assets were acquired from Thriftway Marketing Corp. ("Thriftway"), Clayton Investment Company, and various related entities. The consideration paid by the Company for the 32 service station/convenience stores, the seven retail locations for future development, the transportation and maintenance assets, the options to acquire service station/convenience stores and other related assets was $19.1 million in cash, an office building with a net book value of approximately $0.8 million and a truck maintenance shop with a net book value of approximately $0.5 million. The Company leased the remaining 64 service station/convenience stores and related assets for a period of 10 years and intends to purchase them pursuant to options to purchase during this period for approximately $22.9 million in the aggregate. The leased service station/convenience stores are being accounted for as capital leases and initially require annual lease payments of approximately $2.6 million, which payments will be reduced as the individual service station/convenience stores are purchased pursuant to the options. The Company intends to use approximately $18.9 million of the net proceeds from the offering of the Notes to purchase service station/convenience stores pursuant to the exercise of these options. As a result of such purchase, the annual lease payment will be reduced to approximately $0.5 million. In addition, Giant paid additional amounts for finished product, merchandise and supply inventories associated with the service stations acquired, which amounts approximated the sellers' cost of such inventories.

     The Thriftway Stations sell various grades of gasoline, diesel fuel and merchandise to the general public and are located in New Mexico, Arizona, Colorado and Utah, in or adjacent to the Company's primary market area. In 1996, the Thriftway Stations had fuel sales of approximately 41 million gallons and merchandise sales of approximately $41 million (as compared to fuel sales of approximately 106 million gallons and merchandise sales of approximately $49 million in the Company's existing retail operations). The service stations have margins above national averages. In addition, through the acquisition of the Thriftway Stations the Company added approximately 700 new employees. Giant is using substantially all of the assets acquired in a manner consistent with their previous operation. However, a small number of the service station/convenience stores may be converted to cardlock operations or targeted for disposal.

     Giant also entered into a consignment agreement with Thriftway to supply finished product to 16 service station/convenience stores that Thriftway operates on the Navajo, Ute and Zuni Reservations. Under this agreement, Giant will receive the profits from the finished product sales and will pay Thriftway annual consignment fees. Giant has options to purchase these service station/convenience stores until May 2007. The Company also entered into long-term supply arrangements with Thriftway to provide gasoline and diesel fuel to other service stations in the area that Thriftway will continue to operate.

     In addition, the Company has one-year options to purchase 45 additional units from Thriftway that are located in Wyoming, Texas and Montana.

THE PHOENIX FUEL ACQUISITION

     In June 1997, Giant acquired Phoenix Fuel for approximately $30 million. Phoenix Fuel is Arizona's largest independent petroleum products distributor and sells gasoline, diesel fuel, burner fuel, jet fuel, aviation fuel and kerosene. In addition, it distributes oils and lubricants such as motor oil, hydraulic oil, gear oil, cutting oil and grease.

     Phoenix Fuel has nine bulk petroleum distribution plants, 22 cardlock fueling operations, a lubricant storage and distribution facility, and a fleet of 40 finished product truck transports. These assets are located throughout Arizona. In 1996, Phoenix Fuel had sales of approximately $254 million and EBITDA of more than $6 million. Phoenix Fuel's wholesale fuel volumes exceeded 200 million gallons, sales from its cardlock facilities were approximately 28 million gallons, and its lubricant sales were approximately 5 million gallons in 1996. Phoenix Fuel employs approximately 200 people. Giant operates Phoenix Fuel as a wholly-owned subsidiary and in a manner consistent with its previous operation.

REFINING

     Giant owns and operates the only active refineries in the Four Corners. The Ciniza refinery is located on 880 acres near Gallup, New Mexico and the Bloomfield refinery is located on 285 acres near Farmington, New Mexico. The refineries are separated by 120 miles in northwestern New Mexico and are operated in an integrated fashion. The Four Corners area serves as the Company's primary market for its refined products and as the primary source of its crude oil and NGLs supplies.

     Management believes that the technical capabilities of these two cracking refineries in conjunction with high quality locally-available crude oil and NGL feedstocks result in refinery yields of high-value products comparable to those achieved by larger, more complex refineries located outside of the area. Both refineries are equipped with fluid catalytic cracking, naphtha hydrotreating, reforming, and LPG recovery units, as well as diesel hydrotreating and sulfur recovery units to manufacture low sulfur diesel fuel. The Ciniza refinery utilizes an alkylation process to manufacture high octane gasoline from its catalytic cracking unit olefins. The Bloomfield refinery accomplishes this using a catalytic polymerization unit. The Ciniza refinery also is equipped with isomerization and cogeneration facilities. The Company believes that its refined products meet all federally-mandated standards, including 100% low sulfur diesel fuel, in all markets where it sells such products. The refineries' yield gasoline, diesel fuel and jet fuel has exceeded 91% in each of the last five years. With total feedstock capacity of 44,600 bpd, the Company's refineries have achieved an average capacity utilization rate of approximately 94% over the last five years.

     Set forth below is data with respect to refinery operations and the primary refined products produced during the indicated periods.

                                                           YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                            1992        1993        1994       1995(1)      1996
                                           -------     -------     -------     -------     -------
Feedstock throughput:(2)
  Crude oil..............................   20,800      20,300      19,100      23,700      34,800
  NGLs and oxygenates....................    4,800       5,000       4,500       5,000       5,400
                                           -------     -------     -------     -------     -------
          Total..........................   25,600      25,300      23,600      28,700      40,200
                                           =======     =======     =======     =======     =======
Crude oil throughput (as a % of total)...       81%         80%         81%         83%         87%
Rated crude oil capacity utilized........      101%         98%         92%         88%         90%
Refinery margin ($/bbl)..................  $  4.77     $  6.69     $  5.60     $  5.13     $  6.21
Products:(2)
  Gasoline...............................   16,100      16,300      15,200      18,500      24,900
  Diesel fuel............................    5,400       5,400       5,200       7,200      10,900
  Jet fuel...............................    2,000       1,800       1,300         900       1,100
  Other..................................    2,100       1,800       1,900       2,100       3,300
                                           -------     -------     -------     -------     -------
          Total..........................   25,600      25,300      23,600      28,700      40,200
                                           =======     =======     =======     =======     =======
High Value Products:
  Gasoline...............................       63%         65%         64%         65%         62%
  Diesel fuel............................       21%         21%         22%         25%         27%
  Jet fuel...............................        8%          7%          6%          3%          3%
                                           -------     -------     -------     -------     -------
     Total...............................       92%         93%         92%         93%         92%
                                           =======     =======     =======     =======     =======

---------------
(1) The 1995 operating data reflects the operations of the Bloomfield refinery effective October 4, 1995.

(2) Average barrels per day

     Each refinery operating unit requires regular maintenance and repair shutdowns (referred to as "turnarounds") during which it is not in operation. Turnaround cycles vary for different units. In general, refinery turnarounds are managed so that some units continue to operate while others are down for scheduled maintenance. Maintenance turnarounds are implemented using refinery personnel as well as some additional contract labor. Turnaround work proceeds on a continuous 24-hour basis to minimize unit down time. Giant has historically expensed current maintenance charges and capitalized turnaround costs which are then amortized over the estimated period until the next turnaround which is generally 24 to 48 months depending on the unit involved.

     In general, a major refinery turnaround is scheduled every four years. The most recent major turnaround at the Ciniza refinery occurred during March and April 1994, and the next major turnaround is scheduled for early in the second quarter of 1998. A four-week major turnaround was completed at the Bloomfield refinery during the second quarter of 1997. Unscheduled maintenance shutdowns also occur, but the Company believes that the record of both refineries with respect to unscheduled maintenance shutdowns is generally good compared with the industry as a whole.

  RAW MATERIAL SUPPLY

     The Company's refineries primarily process a mixture of high gravity, low sulfur crude oil, condensate and NGLs. The locally produced, high quality crude oil known as Four Corners Sweet is the primary feedstock for the refineries. Although the Company currently obtains substantially all of its crude oil supply from the Four Corners area, the refineries supplement their supply of crude oil with ANS crude oil, transported from the West Coast through the Company's gathering system's interconnection with the Four Corners and Texas-New Mexico pipeline systems, which together can transport approximately 65,000 barrels per day. The Ciniza refinery also has access to West Texas Intermediate and other lesser known crude oils by rail, should the need arise and should economic conditions allow the use of such alternate crude oils.

     The Company believes that local crude oil production currently approximates 98% of aggregate local crude oil demand and that the supply of crude oil and condensate in the Four Corners is improving as a result of enhanced recovery programs and increased drilling activities by major oil companies in the area. Based on projections of local crude oil availability from the field and current levels of usage of ANS (which are limited to 1,500 bpd by the refineries' configurations), the Company believes an adequate supply of crude oil and other feedstocks will be available from local producers, crude oil sourced through common carrier pipelines and other sources to sustain refinery operations for the foreseeable future at substantially the levels currently being experienced. However, there is no assurance that this situation will continue.

     The Company continues to evaluate other supplemental crude oil supply alternatives for its refineries on both a short-term and long-term basis. Among other alternatives, the Company has considered making additional equipment modifications to increase its ability to use alternative crude oils and NGLs and can install additional rail facilities to enable the Company to provide incremental crude oil and other intermediate feedstocks to supplement local supply sources in the most cost effective manner. The Company understands that production of ANS is declining and is aware of proposals that would, at some time in the future, eliminate the shipping of ANS through the Four Corners pipeline system. In such event, the Company has identified potential opportunities for accessing other supplemental crude oil supplies via this pipeline. In addition, the Four Corners area produces significant amounts of NGLs, most of which are currently shipped out of the area by pipeline. The Company is undertaking several projects at its refineries in 1997 to increase its ability to utilize NGLs, which historically have been lower cost feedstocks than crude oil. These 1997 projects should increase the amount of natural gasoline used by the Company's refineries by approximately 2,500 barrels per day and should result in the production of an equivalent number of barrels per day of additional gasoline. Any significant long-term interruption in crude oil supply or the crude oil transportation system, however, would have an adverse effect on Giant's operations.

     If additional supplemental crude oil becomes necessary, the Company intends to implement then available alternatives as necessary and as is most advantageous under then prevailing conditions. The Company currently believes that the most desirable strategy to supplement local crude oil supplies, on a long-term basis, would be the delivery of supplemental crude oil from outside of the Four Corners area by pipeline. Such crude oil may be of lesser quality than locally available crude oils, and the Company believes such crude oil will generally have a delivered cost greater than that of locally available crude oil. Implementation of supplemental supply alternatives may result in additional raw material costs, operating costs, capital costs, or a combination thereof in amounts which are not presently ascertainable by the Company but which will vary depending on factors such as the specific alternative implemented, the quantity of supplemental feedstocks required, and the date of implementation. Implementation of some supply alternatives requires the consent or cooperation of third parties and other considerations beyond the control of the Company.

     Crude oil is acquired from a number of sources, including major oil companies and large and small independent producers, under arrangements which contain market-responsive pricing provisions. Many of these arrangements are subject to cancellation by either party or have terms that are not in excess of one year. In addition, these arrangements are subject to periodic renegotiation. A portion of the refineries' purchases are structured as exchange agreements. In such exchanges, purchases are made in conjunction with matching sales to the supplier at other domestic locations, as may be negotiated periodically. The effect of such arrangements is to make a portion of the cost of the refineries' supply dependent upon market conditions in other locations, which may differ from those pertaining to the Four Corners area.

     In addition to crude oil, the Ciniza refinery currently can process approximately 5,200 barrels per day of NGLs, consisting of natural gasoline, normal butane and isobutane. NGLs are used as gasoline blending components and to supply the isomerization and alkylation units. NGLs increase the percentage of gasoline and the octane levels that the refinery can produce, which typically increase the Company's refining margins. NGLs further enhance refinery margins because the Company has historically been able to purchase NGLs at lower costs per barrel than crude oil.

     An adequate supply of NGLs is available for delivery to the Ciniza refinery, primarily through a Company-owned pipeline connecting the Ciniza refinery to NGL fractionation plants operated by third parties. NGLs can also be transported to the Ciniza refinery by rail or transport truck. The Company currently acquires substantially all of its NGL feedstocks pursuant to two long-term agreements with suppliers under which NGLs are made available to the Company at the fractionation plants. These agreements contain market sensitive pricing arrangements under which prices are adjusted on a monthly basis.

  OXYGENATES

     The Company owns a dry mill ethanol processing plant in Portales, New Mexico. The ethanol plant has the capacity to produce approximately 14.0 million gallons of ethanol per year, 137,000 tons of protein-enriched cattlefeed and beverage quality carbon dioxide. Ethanol is an oxygenate which can be used as a gasoline blending component. Oxygenates are oxygen-containing compounds that can be used as a motor vehicle fuel supplement to reduce motor vehicle carbon monoxide emissions. The use of gasoline containing oxygenates has been government-mandated in a number of metropolitan areas near Giant's operations.

     On October 2, 1995, the Company announced the suspension of operations at the Portales facility due to high grain costs. The Company anticipates that it will be able to purchase sufficient quantities of oxygenates from third parties at acceptable prices during the period the plant's operations are suspended. The Company is currently evaluating when to reopen the plant.

  TRANSPORTATION

     The Company currently supplies all of the refineries' crude oil requirements through its truck transports and 300-mile pipeline gathering system, which directly reaches local producing regions and connects with the Four Corners and Texas-New Mexico common carrier crude oil pipelines. Access to the common carrier pipelines reduces the potential impact of any local crude oil supply interruption. The Ciniza refinery receives NGLs through a 13-mile Company owned pipeline connected to a natural gas liquids fractionation plant.

  MARKETING AND DISTRIBUTION

     The Four Corners Market. The Company has been active in retail marketing in the Four Corners for over two decades. This region is characterized by long distances between metropolitan areas, making transportation and terminalling costs a significant competitive factor. As a result of this transportation advantage, Giant has benefited from higher refining margins than those experienced in the West Coast and Gulf Coast regions of the United States. Giant markets substantially all of its refined products within a radius of approximately 150 miles from its refineries. The nearest competing refineries are located near El Paso, Texas, Artesia, New Mexico and Amarillo, Texas, which are approximately 360, 370 and 400 miles, respectively, from the Company's refineries. Substantially all of the Company's products are distributed by truck. The Company estimates that, during 1996, its gasoline production was distributed 57% in New Mexico, 28% in Arizona, 10% in Colorado and 5% in Utah; and its diesel production was distributed 56% in New Mexico, 29% in Arizona, 11% in Colorado and 4% in Utah. The Company's truck transports support refinery sales in its primary market as well as its secondary markets. These vehicles hauled approximately 40% of the refineries' sales barrels in 1996.

     Refined Product Sales. During 1996, the Company sold approximately 9.2 million barrels of gasoline and 3.9 million barrels of diesel fuel from its refineries. The 1997 Acquisitions increased the Company's percentage of refined products sold through its retail network as compared to refinery sales volumes from 18% for 1996 to 32% for 1996 on a pro forma basis. In 1996, gasoline and diesel deliveries made through product exchanges with large oil companies accounted for approximately 24% of the volume sold by the refineries. The remaining gasoline and diesel sales were made to wholesalers, retailers and industrial/commercial customers. Supplementing sales barrels sourced from both refineries were periodic purchases, for resale, of gasoline and diesel from other sources. Specific economic and/or market conditions are the major factors affecting the timing and volume of these resale transactions.

     The Company's other refined products, including military jet fuels, are marketed to various third party customers.

     Marketing. At December 31, 1996, the Company operated 52 service station/convenience stores located in New Mexico (36), Arizona (15) and Colorado
(1), and a Travel Center located on I-40 adjacent to the Ciniza refinery near Gallup, New Mexico. These retail units sold approximately 105.8 million gallons of gasoline and diesel fuel in 1996 compared to approximately 107.4 million gallons in 1995, a 1 1/2% decrease. Merchandise sales increased approximately 7% in 1996, to $49.1 million from $45.7 million. This increase was primarily due to an aggressive remodeling program, improved merchandising and the addition of higher volume units with increased merchandising capacity, which replaced lower volume, underperforming units, which were sold.

     Through the acquisition of the Thriftway Stations, the Company acquired an additional 96 service station/convenience stores located in New Mexico (64), Arizona (11), Colorado (19) and Utah (2). In 1996, the units acquired had fuel sales of approximately 73 million gallons and merchandise sales of approximately $57 million. The Company also acquired seven additional retail locations for future development, options to purchase 16 service station/convenience stores on the Navajo, Ute and Zuni Reservations until May 2007, and one-year options to purchase 45 additional units that are located in Wyoming, Texas and Montana.

     In addition, the Company expects to acquire other sites during 1997 to continue the Company's retail expansion in areas that are consistent with its strategic refining and marketing objectives. The Company also expects to rebuild or remodel several stations in 1997.

     In 1996, the Company's retail network consisted primarily of modern high-volume self-serve station/ convenience stores that significantly exceeded national industry averages in a number of operating and profitability measures, scoring above the top quartile average in several of these performance measures. Approximately half of such units were constructed since 1990. In 1996, Giant's service station/convenience stores averaged monthly gasoline sales of 137,000 gallons, compared to a national average of 82,000 gallons and a top quartile average of 106,100 gallons. Giant's higher sales volumes were achieved while maintaining fuel margins substantially greater than industry averages. In 1996, Giant's service station/convenience stores achieved average fuel margins of 20.1 cents per gallon, compared to a national average of 13.1 cents per gallon and a top quartile average of 14.5 cents per gallon. With regard to merchandise sales measures, Giant's service station/convenience stores recorded average monthly merchandise sales of $74,000, compared to a national average of $62,600. Management attributes this high level of performance to the Company's focus on site location, access/design, automation, attractive merchandising and an emphasis on value-added customer service. During 1996, the Company remodeled 28 units and continued its program to install credit card readers in dispensers at its higher volume units. Card readers were installed at eight units and new product dispensers were installed at two units. In addition, the Company installed state-of-the-art integrated point of sale equipment at 19 units. The program to upgrade dispensers and card readers is expected to continue during 1997.

     The Company's service stations are augmented with convenience stores at many locations, which provide items such as general merchandise, beverages, fast foods, health and beauty aids and automotive products. In 1996, the Retail Division expanded its proprietary fast food operations in three of its newly constructed and remodeled units. "The Deli at Giant", now in eight stores, offers a full-scale deli and fast food menu.

     For the six months ended June 30, 1997, the Thriftway Stations, which are typically smaller and located in less populous areas, averaged monthly gasoline sales of approximately 50,000 gallons, fuel margins of approximately 17 cents per gallon and merchandise sales margins of approximately 32%. Giant intends to implement low cost, high return store upgrades at a number of the recently acquired locations and to consolidate the eight existing brand names used at these stores.

     Through the acquisition of Phoenix Fuel, the Company acquired Arizona's largest independent petroleum products distributor. Phoenix Fuel markets approximately 16,000 bpd of wholesale fuel and approximately 2,000 bpd of cardlock sales and operates a lubricants distribution business.

     The Company also owns and operates a Travel Center adjacent to the Ciniza refinery on I-40. The Travel Center provides a direct market for a portion of the Ciniza refinery's diesel production and allows diesel fuel to be sold at virtually no incremental transportation cost. In the twelve months ended December 31, 1996, the Company sold approximately 15.4 million gallons of diesel fuel at the Travel Center (approximately 18% of the Ciniza refinery's total diesel production). The Travel Center facility includes 18 high volume diesel fuel islands, a large truck repair facility and a 29,000 square foot shopping mall. It also contains a 265 seat full service restaurant, two large convenience stores, a fast food diner, a 24-hour movie theater, a gift shop, a western wear and boot shop, a hair salon and other accommodations such as showers, laundry, security and lighted parking.

EMPLOYEES

     The Company and its subsidiaries employed approximately 2,356 persons on June 30, 1997, including approximately 2,093 full-time and approximately 263 part-time employees. Of these employees, approximately 447 were employed in the Company's refining and wholesale marketing operations, 1,569 in retail operations, 210 in Phoenix Fuel's operations, and 130 in corporate/administrative operations. The Company currently has no labor union employees.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings. The Company is a party to ordinary routine litigation incidental to its business. For additional information see Note 15 to the Consolidated Financial Statements regarding contingencies and the discussion of certain contingencies contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Other."

OTHER MATTERS

  COMPETITIVE CONDITIONS

     The industry in which the Company is engaged is highly competitive. Many of the Company's competitors are large, integrated oil companies which, because of their more diverse operations, larger refineries, stronger capitalization and better brand name recognition, may be better able than the Company to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale and retail level. Many of these competitors have financial and other resources substantially greater than those of Giant.

     The principal competitive factors affecting the Company's refining and marketing operations are the quality, quantity and delivered costs of crude oil, NGLs and other refinery feedstocks, refinery processing efficiencies, refined product mix, refined product selling prices and the cost of delivering refined products to markets. Other competitive factors include the ability of competitors to deliver refined products into the Company's primary market area by pipeline. The Company's larger competitors have refineries which are located outside the Four Corners area but which are larger and more efficient than the Company's refineries and, as a result, have lower per barrel of crude oil refinery processing costs. In addition to the major and larger integrated oil companies, the Company competes with independent refiners in Southeastern New Mexico, West Texas, the Texas Panhandle, Utah, Colorado and Southern California for selling refined products. Refined products from the Texas and Southeastern New Mexico refineries can be shipped to Albuquerque, New Mexico, primarily through two common carrier pipelines, one originating in El Paso, Texas and the second originating in Amarillo, Texas.

     The Company is aware of a number of proposals or industry discussions regarding product pipeline projects that if and when undertaken and completed could impact portions of its marketing areas. One of these projects, the expansion of the ATA Line (formerly called the Emerald Line) into Albuquerque, is being implemented and is reportedly scheduled for completion in 1997. Another of these announced projects, which would result in a refined products pipeline from Southeastern New Mexico to the Four Corners market, is reportedly scheduled for completion in 1998. The various proposed projects involve new construction of connecting pipelines and in some cases the reversal of existing crude oil or natural gas liquids pipelines. The completion of some or all of these projects would result in increased competition by increasing the amount of refined products available in the Four Corners market areas.

     The principal competitive factors affecting the Company's retail marketing business are location of service stations, product price, product quality, appearance and cleanliness of service stations, and brand identification.

  REGULATORY, ENVIRONMENTAL AND OTHER MATTERS AFFECTING REFINING AND MARKETING

     General. The Company's refining and marketing operations are subject to a variety of federal, state and local health and environmental laws and regulations governing the discharge of pollutants into the air and water, product specifications, and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. The Company believes its refineries are able to process currently used feedstocks in substantial compliance with existing environmental laws and regulations. Environmental laws and regulations have become and are becoming increasingly stringent, and the Company is aware of regulations which will become effective in the future which may affect the refining and marketing industry. The following currently appear to be the most significant of such laws and regulations as they relate to the Company's operations. Where possible, the Company has attempted to estimate a range of its costs of compliance based upon its current understanding of such laws and regulations. The current estimates of costs provided are preliminary only and actual costs may differ significantly from these estimates.

     The Company will be subject to additional environmental regulations adopted by the Environmental Protection Agency ("EPA") and state and local environmental agencies to implement the Clean Air Act Amendments of 1990 (the "Amendments"). Among other things, the Amendments require all major sources of hazardous air pollutants, as well as certain other sources of air pollutants, to obtain state operating permits. The permits must contain applicable federal and state emission limitations and standards as well as satisfy other statutory requirements. All sources subject to the permit program must pay an annual permit fee. The Company believes that operating permits will be required at both of its refineries and that it will be able to obtain these permits. Although additional costs will be incurred in connection with these permits, the Company does not believe these costs will be material.

     The Amendments also require EPA to adopt emission standards for categories of hazardous air pollutant sources. In accordance with this directive, EPA has adopted emission standards that apply to hazardous air pollutants emitted by petroleum refineries. The standards are applicable to emissions from, among other things, process vents, storage vessels, equipment leaks, wastewater operations and gasoline loading racks. The Company believes its compliance costs may be approximately $3.0 million to $3.5 million, which will be incurred over a period of approximately five years beginning in 1997.

     EPA has adopted regulations requiring underground storage tanks that were installed before December 1988 to be in compliance with specified standards by December 1998. In particular, steel tanks, and associated steel piping, must be protected against corrosion and devices must be in place to prevent tank spills and overfills. Underground storage tanks that were installed after December 1988 already are subject to these requirements. The underground storage tanks at approximately 40 sites (the majority of which were acquired in the 1997 Acquisitions) do not satisfy the 1998 standards. The Company anticipates that necessary modifications will cost approximately $600,000, and that it will be in compliance with the 1998 standards by their effective date (December 22, 1998).

     The Arizona Legislature has mandated the use of reformulated gasolines in Maricopa County, Arizona effective July 1997. The Company currently owns and operates six service station/convenience stores in Maricopa County and, with the Phoenix Fuel Acquisition, has acquired other retail/wholesale marketing operations, some of which also are located in Maricopa County. The Company does not currently manufacture reformulated gasoline because it is not mandated in its primary market area. The Company could manufacture reformulated gasoline by making certain capital improvements at its refineries. The Company does not believe the mandate will have a material impact on current or future operations.

     The Company from time to time needs to obtain new environmental permits or modifications to existing permits. Although there can be no assurance that the Company will be able to obtain all required permits and permit modifications, the Company does not presently anticipate any unusual problems in obtaining the necessary permits and permit modifications, nor does it anticipate any significant problems in connection with the renewal of existing permits prior to their expiration.

     Rules and regulations implementing federal, state and local laws relating to health and the environment will continue to affect operations of the Company. The Company cannot predict what additional health and environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have an adverse effect on the financial position and the results of operations of the Company and could require substantial expenditures by the Company for the installation and operation of pollution control or other environmental systems and equipment not currently possessed by the Company.

     As is the case with all companies engaged in similar industries, the Company faces significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by the Company. Future expenditures related to health and environmental matters cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and cleanup cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to the Company and changing environmental laws and interpretations of environment laws.

     Notices of Violations. Notices of Violations and similar governmental notices ("NOVs") are issued by governmental authorities and may allege violations of environmental requirements. The Company has received a NOV, dated February 9, 1993, from the New Mexico Environment Department ("NMED") alleging that the Company failed to comply with certain notification requirements contained in one of the permits applicable to the Ciniza refinery's land treatment facility. As a result, the Company has submitted a proposal for closure of the land treatment facility. Although there can be no assurance that such will be the case, the Company anticipates that NMED will approve the proposal later this year. NMED has indicated that it probably will not require the Company to undertake any cleanup activities if the land treatment facility is closed, although periodic monitoring and site maintenance could be required. The Company has not disposed of any hazardous waste at the land treatment facility since 1990.

     The Company has received other NOVs from time to time. The Company has responded or intends to respond to all such matters. The Company does not believe any such matters to be material.

     Discharges and Releases. Refining, pipeline, trucking and marketing operations are inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances which may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. Accidental discharges of contaminants have occurred from time to time during the normal course of the Company's operations, including discharges associated with the Company's refineries, pipeline and trucking operations. The Company has undertaken, intends to undertake or has completed all investigative or remedial work thus far required by governmental agencies to address potential contamination by the Company.

     The Company anticipates that it will incur remediation costs from time to time in connection with current and former gasoline service stations and other petroleum product distribution facilities operated by the Company. The Company's experience has been that such costs generally do not exceed $100,000 per location, and a portion of such costs may be subject to reimbursement from state underground storage tank funds.

     The Company has discovered hydrocarbon contamination adjacent to a 55,000 barrel crude oil storage tank that was located in Bloomfield, New Mexico. The Company believes that all or a portion of the tank and the 5.5 acres owned by the Company on which the tank was located may have been a part of a refinery owned by various other parties that ceased operations approximately thirty-five years ago. The Company completed a site investigation in 1995, which indicates that contaminated groundwater may extend approximately 300 feet south of the property boundary. Without admitting liability for the contamination, the Company intends to conduct remediation activities under the oversight of the New Mexico Oil Conservation Division ("OCD"). The Company has approximately $250,000 accrued as an environmental reserve in relation to this site, of which approximately $200,000 still remains.

     Although the Company has invested substantial resources to prevent future accidental discharges and to remediate contamination resulting from prior discharges, there can be no assurance that accidental discharges will not occur in the future, that future action will not be taken in connection with past discharges, that governmental agencies will not assess penalties against the Company in connection with any past or future contamination, or that third parties will not assert claims against the Company for damages allegedly arising out of any past or future contamination.

     Farmington Property/Lee Acres Landfill. In 1973, the Company constructed the Farmington refinery which was operated until 1982. The Company became aware of soil and shallow groundwater contamination at this facility in 1985. The Company hired environmental consulting firms to investigate the contamination and undertake remedial action. The consultants identified several areas of contamination in the soils and shallow groundwater underlying the Farmington property. A consultant to the Company has indicated that contamination attributable to past operations at the Farmington property has migrated off the refinery property, including a hydrocarbon plume that appears to extend no more than 1,800 feet south of the refinery property. Remediation activities are ongoing by the Company under OCD's supervision. The Company has reserved approximately $1 million for possible environmental expenditures relating to its Farmington property, of which approximately $700,000 still remains.

     The Farmington property is located adjacent to the Lee Acres Landfill (the "Landfill"), a closed landfill formerly operated by San Juan County which is situated on lands owned by the United States Bureau of Land Management ("BLM"). Industrial and municipal wastes were disposed of in the Landfill by numerous sources. During the period that it was operational, the Company disposed of office trash, maintenance shop trash, used tires and water from the Farmington refinery's evaporation pond at the Landfill.

     The Lee Acres Landfill was added to the National Priorities List as a Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") Superfund site in 1990. In connection with this listing, EPA defined the site as the Landfill and the Landfill's associated groundwater plume. EPA excluded any releases from the Farmington refinery itself from the definition of the site. In May 1991, EPA notified the Company that it may be a potentially responsible party under CERCLA for the release or threatened release of hazardous substances, pollutants or contaminants at the Landfill.

     In September 1996, BLM made its proposed plan of action for the Landfill available to the public. Remediation alternatives examined by BLM in connection with the development of its proposed plan ranged in projected cost from no cost to approximately $14.5 million. BLM is proposing the adoption of a remedial action alternative that it believes would cost approximately $3.9 million to implement. BLM's $3.9 million cost estimate is based on certain assumptions which may or may not prove to be correct and is contingent on confirmation that remedial actions, once implemented, are adequately addressing Landfill contamination. BLM has received public comment on its proposed plan. The Company understands that BLM, EPA and NMED intend to consult to select the final remedy for the site.

     Based on current information, the Company does not believe it needs to record a liability in relation to the BLM's proposed plan. In 1989, a consultant to the Company estimated, based on various assumptions, that the Company's potential liability could be approximately $1.2 million. This figure was based upon estimated Landfill remediation costs significantly higher than those being proposed by BLM. The figure also was based on the consultant's evaluation of such factors as available clean-up technology, BLM's involvement at the site and the number of other entities that may have had involvement at the site. The consultant, however, did not conduct an analysis of any potential legal defenses and arguments including possible setoff rights. Potentially responsible party liability is joint and several, such that a responsible party may be liable for all of the clean-up costs of a site even though the party was responsible for only a small part of such costs. Actual liability, if any, may differ significantly from the consultant's estimate.

     BLM may assert claims against the Company and others for reimbursement of investigative, cleanup and other costs incurred by BLM in connection with the Landfill and surrounding areas. It is also possible that the Company will assert claims against BLM in connection with contamination that may be originating from the Landfill. Private parties and other governmental entities may also assert claims against BLM, the Company and others for property damage, personal injury and other damages allegedly arising out of any contamination originating from the Landfill and the Farmington property. Parties also may request judicial determination of their rights and responsibilities, and the rights and responsibilities of others, in connection with the Landfill and the Farmington property. Currently, however, there is no outstanding litigation against the Company by BLM or any other party.

     Bloomfield Refinery. In connection with the acquisition of the Bloomfield refinery, the Company assumed certain environmental obligations, including Bloomfield Refining Company's ("BRC") obligations under an Administrative Order issued by EPA in 1992 pursuant to RCRA (the "Order"). The Order required BRC to investigate and propose measures for correcting any releases of hazardous waste or hazardous constituents at or from the Bloomfield refinery. The Company has established an environmental reserve of $2.25 million in connection with this matter, of which approximately $2.0 million remains.

     Rights-Of-Way. Certain irregularities in title may exist with respect to a limited number of the Company's rights-of-way or franchises for its crude oil pipeline gathering system. The Company, however, has continued its use of the entirety of its pipeline gathering system. As of this date, no claim stemming from any right-of-way or franchise matter has been asserted against the Company. The Company does not believe that its use or enjoyment of the pipeline gathering system will be adversely affected by any such right-of-way matters or irregularities in title.

     Taxes. The Company is subject, on an ongoing basis, to audit of various federal, state, local and tribal taxes. These audits may result in assessments or refunds along with interest and penalties. In some cases the jurisdictional basis of the taxing authority is in dispute and is the subject of litigation or administrative appeals. In one such case, the Company has produced crude oil and natural gas, or purchases crude oil as a first purchaser, from properties located in a geographic area outside the boundaries of the Navajo Indian Reservation in which the Navajo Nation has asserted the right to impose severance and other taxes. A portion of the Company's pipeline gathering system also is located in this geographic area. The extent of the Nation's taxing authority in the geographic area is subject to doubt. The Company has received several tax assessments from the Nation pertaining to the geographic area, including a $1.8 million severance tax assessment issued in November 1991. The Company has invoked its appeal rights with the Nation's Tax Commission in connection with these matters and intends to oppose the severance tax assessment. The Company believes that it is in substantial compliance with the laws applicable to the disputed area and, therefore, it has accrued a liability in regards thereto for substantially less than the amount of the original assessment. It is possible that the Company's assessments will have to be litigated by the Company before final resolution. The Company also may receive further tax assessments. The Company intends to continue purchasing activities in the geographic area.

DISCONTINUED OIL AND GAS OPERATIONS

     In early 1996, the Company approved a plan of disposition for its oil and gas operations. The decision was based upon management's review of the prospects for this operation, which indicated that substantial new capital would be necessary to further develop this business and reach an acceptable level of profitability and integration. On August 30, 1996, the Company sold substantially all of its oil and gas assets to Central Resources, Inc. ("CRI"), a privately owned oil and gas company based in Denver, Colorado, for $25.5 million. The Company retained its ownership in natural gas wells located in San Juan County, New Mexico which qualified for federal coal seam gas tax credits under Section 29 of the Internal Revenue Code. Future Section 29 tax credits, estimated to be approximately $3.2 million, generated from natural gas production will be realized by the Company and, when earned, will be used to offset income taxes payable through the year

2002. These wells are subject to a production payment to CRI, under which the natural gas reserves related to these wells will be produced for the benefit of CRI, as well as a "suboperating" agreement under which CRI assumes substantially all of the responsibilities and risks of operation of the wells. Additionally, the Company retained an office building located at 2200 Bloomfield Highway, Farmington, New Mexico.

                        DESCRIPTION OF THE 9 3/4% NOTES

     The following summary of certain provisions of the indenture (the "1993 Indenture") relating to the 9 3/4% Notes is qualified in its entirety by reference to the 1993 Indenture, a copy of which is available upon request to the Company. Capitalized terms used below and not defined have the meanings assigned to them in the 1993 Indenture.

     In November 1993, the Company issued $100 million aggregate principal amount of 9 3/4% Notes under the 1993 Indenture. The 9 3/4% Notes are senior subordinated unsecured obligations of the Company that rank subordinate to all then existing and future Senior Indebtedness of the Company and its subsidiaries. The Exchange Notes will rank pari passu with the 9 3/4% Notes. The 9 3/4% Notes are unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of the Company's subsidiaries. The 9 3/4% Notes mature on November 15, 2003.

     The 9 3/4% Notes are redeemable, in whole or in part, on or after November 15, 1998 at the option of the Company at the redemption prices (expressed as percentages of the principal amount of the 9 3/4% Notes) set forth below, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning November 15 of each of the years indicated below:

                                       YEAR                    PERCENTAGE
        -----------------------------------------------------  ---------
        1998.................................................   104.875%
        1999.................................................   103.250%
        2000.................................................   101.625%
        2001 and thereafter..................................   100.000%

     In addition, upon a Change of Control, the Company must offer to purchase all of the 9 3/4% Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

     The 1993 Indenture contains restrictive covenants, events of default and other provisions substantially similar to those for the Exchange Notes being offered by this Prospectus. See "Description of the Exchange Notes."

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued pursuant to an Indenture dated as of August 26, 1997 (the "Indenture") among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The following is a summary of material provisions of the Indenture. The following summaries of certain provisions of the Exchange Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Exchange Notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined herein. For the definitions of certain capitalized terms, see "Certain Definitions" below. For purposes of this Description of the Exchange Notes, the term the "Company" means Giant Industries, Inc., but not any of the subsidiaries, unless the context otherwise requires. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     Each Exchange Note will mature on September 1, 2007 and will bear interest at the rate per annum stated on the cover page hereof from September 1, 1997, payable semiannually on March 1 and September 1 of each year, commencing March 1, 1998, to the person in whose name the Exchange Note is registered at the close of business on the April 15 or August 15 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the offices of the Trustee and the Paying Agent, provided that, at the option of the Company, payment of interest will be made by check mailed to the address of the person entitled thereto as it appears in the register of the Exchange Notes maintained by the Registrar. The aggregate principal amount of the Exchange Notes that may be issued will be limited to $150,000,000. The Exchange Notes will be transferable and exchangeable at the office of the Registrar or any co-registrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any whole multiple thereof. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes will be issued in the form of a Global Exchange Note except as described below. The Global Exchange Note will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Exchange Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     Exchange Notes that are (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) that are not qualified institutional buyers or (ii) issued as described below under "Certificated Exchange Notes" will be issued in definitive form. Upon the transfer of an Exchange Note in definitive form, such Exchange Note will, unless the Global Exchange Note has previously been exchanged for Exchange Notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of Exchange Notes being transferred.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Exchange Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Exchange Notes represented by such Global Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Exchange Notes. Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interest through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Exchange Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Notes for all purposes of such Exchange Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Exchange Note will not be entitled to have the Exchange Notes represented by the Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Exchange Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the Depositary, as the holder of the Global Exchange Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Exchange Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Exchange Notes in definitive form, the Global Exchange Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

     The Exchange Notes represented by the Global Exchange Note are exchangeable for certificated Exchange Notes in definitive form of like tenor as such Exchange Notes in denominations of U.S. $1,000 and integral multiples thereof if
(i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Exchange Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its discretion at any time determines not to have all of the Exchange Notes represented by the Global Exchange Note, or (iii) a default entitling the holders of the Exchange Notes to accelerate the maturity thereof has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

SUBORDINATION OF EXCHANGE NOTES; SUBSIDIARY GUARANTEES

     The Indebtedness evidenced by the Exchange Notes will be subordinated to the prior payment when due of the principal of, premium, if any, and accrued and unpaid interest on, and all other amounts payable with respect to, all existing and future Senior Indebtedness of the Company and pari passu with, or senior to, in right of payment of principal of, premium, if any, and accrued and unpaid interest on, all existing and future subordinated Indebtedness of the Company.

     The Indenture provides that, upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, all holders of Senior Indebtedness must be paid in full before any payment or distribution is made with respect to the Exchange Notes (except that, subject to applicable law, holders of Exchange Notes may receive securities that are subordinated, at least to the same extent as the Exchange Notes, to Senior Indebtedness and to any securities issued in exchange for any such Senior Indebtedness). Because of these subordination provisions, unless sufficient sums are available to pay the holders of the Exchange Notes and the holders of Senior Indebtedness are paid in full, holders of Senior Indebtedness, as well as certain creditors of the Company who are not holders of Senior Indebtedness, may recover more, ratably, than the holders of the Exchange Notes.

     The Indenture provides that, upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all principal thereof, premium, if any, and interest thereon and other amounts due thereon shall first be paid in full, no payment shall be made by or on behalf of the Company with respect to the principal of, premium, if any, interest on or other amounts owing on the Exchange Notes (except in such subordinated securities, as described above). Upon the happening of any default in the payment of any principal of or interest on or other amounts due on any Senior Indebtedness (a "Payment Default"), unless and until such default shall have been cured or waived or have ceased to exist, no payment shall be made by or on behalf of the Company or any Subsidiary Guarantor with respect to the principal of, premium, if any, interest on or other amounts owing on the Exchange Notes. Upon the happening of any default or event of default (other than a Payment Default) (including any event which with the giving of notice or the lapse of time or both would become an event of default and including any default or event of default which would result upon any payment with respect to the Exchange Notes) with respect to any Designated Senior Indebtedness, as such default or event of default is defined therein or in the instrument or agreement or other document under which it is outstanding, then upon written notice thereof given to the Company and the Trustee by a holder or holders of any Designated Senior Indebtedness or their Representative ("Payment Notice"), no payment shall be made by or on behalf of the Company or any Subsidiary Guarantor with respect to the principal of, premium, if any, interest on or other amounts owing on the Exchange Notes, during the period (the "Payment Blockage Period") commencing on the date of such receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which such default is cured or waived or ceases to exist or
(ii) the date, if any, on which the Designated Senior Indebtedness to which such default relates is discharged; provided, however, that no default or event of default (other than a Payment Default) shall prevent the making of any payment on the Exchange Notes for more than 179 days after the Payment Notice shall have been given. Notwithstanding the foregoing, (i) not more than one Payment Notice shall be given within a period of 360 consecutive days, (ii) no event of default that existed or was continuing on the date of any Payment Notice shall be made the basis for the giving of a subsequent Payment Notice unless all such events of default shall have been cured or waived for a period of at least 180 consecutive days after such date, and (iii) if the Company or the Trustee receives any Payment Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Designated Senior Indebtedness) shall not be effective for purposes of this paragraph.

     The Indenture provides that the Company or a Subsidiary Guarantor, as the case may be, shall resume payments of principal of, premium, if any, and interest on the Exchange Notes (i) in the case of a Payment Default, upon the date such Payment Default is cured or waived by the holders of Senior Indebtedness to which such Payment Default relates and (ii) in the case of a default or event of default (other than a Payment Default) with respect to Designated Senior Indebtedness, on the earlier of (A) the date such default or event of default is cured or (B) the expiration of the Payment Blockage Period with respect thereto if, in the case of this clause (B), the Indenture otherwise does not prohibit such payment.

     Each of the Company's Subsidiaries existing on the Issue Date will unconditionally guarantee (the "Guarantees") on a joint and several basis the Company's obligations to pay principal of, premium, if any, and interest on the Exchange Notes. The Indenture also provides that each Person that becomes a Restricted

Subsidiary after the Issue Date shall guarantee the payment of the Exchange Notes. Under the terms of the Indenture, a Subsidiary Guarantor may be released from its Guarantee in the event of the consolidation or merger of such Subsidiary Guarantor or in the event such Subsidiary Guarantor is sold or disposed of by the Company, or sells or disposes of all or substantially all of its assets, to another Person in accordance with the Indenture, as described below.

     Each Subsidiary Guarantor's Guarantee will be subordinate to Senior Indebtedness of such Subsidiary Guarantor including such Subsidiary Guarantor's guarantees of Senior Indebtedness of the Company, on the same basis as the Company's obligations under the Indenture, and the Exchange Notes will be subordinate to Senior Indebtedness of the Company. The Guarantees will, however, rank at least on a parity with claims of all unsecured creditors, other than holders of Senior Indebtedness, of the respective Subsidiary Guarantors; however, because of the subordination provisions, unless sufficient sums are available to pay the full amounts required under the Guarantees and to pay the unsecured creditors of the respective Subsidiary Guarantors, such other unsecured creditors of the Subsidiary Guarantors may recover more, ratably, than the holders of the Exchange Notes would recover with respect to the Guarantees. Each Subsidiary Guarantor will be prohibited from making payments under its Guarantee if defaults and certain other events with respect to Senior Indebtedness of a Subsidiary Guarantor have occurred that prohibit the Subsidiary Guarantor from making payment on the Exchange Notes pursuant to the Guarantees.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to the Company or another Subsidiary Guarantor without limitation. The Company may not sell the Capital Stock of a Subsidiary Guarantor, and a Subsidiary Guarantor may not consolidate with or merge into or sell all or substantially all of its assets (in a single transaction or series of related transactions) to any Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Company or any Subsidiary Guarantor), unless (i) with respect to a consolidation or merger of such Subsidiary Guarantor, either (A)(1) the surviving entity is a Subsidiary of the Company or, as a result of the transaction, becomes a Subsidiary of the Company, (2) the surviving entity remains a Restricted Subsidiary of the Company or, simultaneously with the consummation of the transaction, is designated as a Restricted Subsidiary of the Company, (3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Tangible Net Worth of the surviving entity is equal to or greater than the Consolidated Tangible Net Worth of such Subsidiary Guarantor immediately before such transaction, (4) immediately after giving effect to such transaction on a pro forma basis, the Company would be able to incur $1.00 of additional Indebtedness under the test described in the first paragraph of the covenant captioned "Limitation on Incurrence of Additional Indebtedness," (5) if the surviving entity is not the Subsidiary Guarantor, the surviving entity agrees to assume such Subsidiary Guarantor's Guarantee and all its obligations pursuant to the Indenture, in accordance with the provisions of the Indenture, and (6) such transaction does not (x) violate any covenant under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing or (B)(1) such transaction is made in accordance with the covenant captioned "Limitation on Sale of Assets" and (2) such transaction does not (x) violate any other covenant under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing, and (ii) with respect to the sale of the Capital Stock or all or substantially all of the assets of such Subsidiary Guarantor,
(A) such transaction is made in accordance with the covenant captioned "Limitation on Sale of Assets" and (B) such transaction does not (x) violate any other covenants under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing. A Subsidiary Guarantor may be released from its Guarantee and its related obligations under the Indenture only if (i) the Capital Stock of a Subsidiary Guarantor is sold to another Person or if such Subsidiary Guarantor consolidates with, merges into or sells all or substantially all of its assets to, another Person, in accordance with the requirements of clauses (i)(B) or
(ii) of the preceding sentence or (ii) such Subsidiary Guarantor has been designated by the Board of Directors of the Company as an Unrestricted Subsidiary and such designation is made in compliance with the terms of the Indenture. Except as provided in the preceding sentences a Subsidiary Guarantor may not otherwise be released from its Guarantee.

     As of June 30, 1997, after giving pro forma effect to the sale of the Notes and the application of the estimated net proceeds therefrom, the Company and its Subsidiaries would have had approximately $7.3 million of Indebtedness outstanding ranking senior to the Exchange Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OPTIONAL REDEMPTION

     At any time on or after September 1, 2002, the Company may, at its option, redeem all or any portion of the Exchange Notes at the redemption prices (expressed as percentages of the principal amount of the Exchange Notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning September 1 of the years indicated below:

                                   YEAR                  PERCENTAGE
        -----------------------------------------------  ----------
        2002...........................................    104.5%
        2003...........................................    103.0%
        2004...........................................    101.5%
        2005 and thereafter............................    100.0%

     In addition, at any time on or prior to September 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate initial principal amount of the Exchange Notes remain outstanding after giving effect to each such redemption. In order to effect the foregoing redemption, the Company must mail notice of redemption no later than 60 days after the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     If less than all of the Exchange Notes are to be redeemed, the Trustee shall select pro rata or by lot the Exchange Notes to be redeemed in multiples of $1,000. Exchange Notes in denominations larger than $1,000 may be redeemed in part.

MANDATORY REDEMPTION

     The Exchange Notes will not be entitled to the benefit of sinking fund or other mandatory redemption provisions.

CHANGE OF CONTROL

     The Indenture provides that, within 30 days following the occurrence of any Change of Control, the Company will offer (a "Change of Control Offer") to purchase all outstanding Exchange Notes at a purchase price equal to 101% of the aggregate principal amount of the Exchange Notes, plus accrued and unpaid interest to the date of purchase. The Change of Control Offer shall be deemed to have commenced upon mailing of the notice described in the Indenture and shall terminate 20 business days after its commencement, unless a longer offering period is then required by law. Promptly after the termination of the Change of Control Offer (the "Change of Control Payment Date"), the Company shall purchase and mail or deliver payment for all Exchange Notes tendered in response to the Change of Control Offer.

     The Company, to the extent applicable and if required by law, will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Exchange Notes at the option of the Holders upon a Change of Control.

     "Change of Control" means any event or series of events by which (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of the Company; (ii) the Company consolidates with or merges or amalgamates with or into another Person or conveys, transfers, or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation which is not Disqualified Stock and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction; (iii) the stockholders of the Company approve any plan of liquidation or dissolution of the Company; or (iv) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (or whose appointment or nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     It is expected that any agreements with respect to Senior Indebtedness the Company may enter into would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the Exchange Notes. Failure of the Company to repurchase the Exchange Notes validly tendered to the Company pursuant to a Change of Control Offer would create an Event of Default with respect to the Exchange Notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the Exchange Notes if there is a default under Senior Indebtedness. As a result, the Company may be prohibited from making payment upon a Change of Control. The definition of Change of Control includes any event by which the Company conveys, transfers or leases all or substantially all of its assets to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, "incur") any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or its Restricted Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Coverage Ratio would have been equal to or greater than 2.0 to 1.0.

     Notwithstanding the foregoing, (i) the Company may incur Indebtedness consisting of the Notes and Exchange Notes; (ii) the Subsidiary Guarantors may incur the Guarantees of the Notes and Exchange Notes; (iii) the Company or any Subsidiary may incur secured or unsecured Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $40 million or
(B) the Borrowing Base; (iv) the Company may incur Permitted Company Refinancing Indebtedness; (v) any Restricted Subsidiary may incur Permitted Subsidiary Refinancing Indebtedness; and (vi) the Company may incur Indebtedness to any Restricted Subsidiary, and any Restricted Subsidiary may incur Indebtedness to the Company or to any Restricted Subsidiary of the Company.

     Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (ii) at the time of and immediately after giving effect to such Restricted Payment, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant captioned "Limitation on Incurrence of Additional Indebtedness"; and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to September 30, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment; (B) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by the Company's Board of Directors and evidenced by a Board Resolution), received by the Company during such period from any Person other than a Restricted Subsidiary of the Company as a result of the issuance or sale of Capital Stock of the Company (other than any Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock; (C) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by the Company's Board of Directors and evidenced by a Board Resolution), received by the Company during such period from any Person other than a Restricted Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock);
     (D) (1) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation, as determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution; or (2) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, minus the greater of (x) the book value (determined in accordance with GAAP) at the date of redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Restricted Subsidiary and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such redesignation, as determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of such Board; (E) without duplication, with respect to any Investment (other than a Permitted Investment) of any Person which has previously been made by the Company or any of its Restricted Subsidiaries, the amount of any such Investment that has been fully and unconditionally repaid to the Company or a Restricted Subsidiary, not to exceed the cash amount received by the Company or such Restricted Subsidiary upon such repayment, or with respect to any Indebtedness of any Person that has previously been guaranteed by the Company or any of its Restricted Subsidiaries (other than the Notes, the Exchange Notes or the Subsidiary Guarantees), the amount of any such Indebtedness that has been fully and unconditionally released from any and all further obligation or liability with respect thereto, provided in each case that such amount shall not exceed the aggregate amount of Restricted Payments previously taken into account with respect to such amount for purposes of determining the aggregate amount of all Restricted Payments declared or made after the Issue Date pursuant to this clause(iii); and (F) $30 million.

     Notwithstanding the foregoing, the above limitations will not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions of the Indenture; (ii) the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other shares of Capital Stock (other than Disqualified Stock) of the Company; or (iii) the defeasance, redemption or retirement of Indebtedness of the Company which is pari passu or subordinate in right of payment to the Exchange Notes, in exchange for, by conversion into, or out of the net proceeds of the substantially concurrent issue or sale (other than to a Restricted Subsidiary of the Company) of Capital Stock (other than Disqualified Stock) of the Company; provided that no Default or Event of Default has occurred and is continuing at the time, or shall occur as a result, of any of the actions contemplated in clause (i) above.

     Limitation on Sale of Assets. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sales which, in the aggregate, have a fair market value of $10 million or more in any 12-month period unless:

          (i) the Company (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors and evidenced by a Board Resolution in the case of any Asset Sales or series of related Asset Sales having a fair market value of $15 million or more);

          (ii) at least 85% of the proceeds received by the Company (or its Restricted Subsidiaries, as the case may be) from each such Asset Sale consists of (A) cash, (B) cash equivalents which would constitute Permitted Financial Investments, (C) Publicly Traded Stock of a Person primarily engaged in the Principal Business or (D) any combination of the foregoing; provided, however, that (1) the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms expressly subordinated to the Notes and Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that, within 90 days following the closing of such sale or disposition, are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and (2) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company, evidenced by a Board Resolution) of all consideration of the type specified in clause (C) above received by the Company and its Restricted Subsidiaries from all Asset Sales after the Issue Date shall not exceed 15% of Consolidated Net Tangible Assets at the time of such Asset Sale; and

          (iii) the Net Available Proceeds received by the Company (or its Restricted Subsidiaries, as the case may be) from such Asset Sales are applied in accordance with the two paragraphs following the succeeding paragraph.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may dispose of property and assets of the Company or its Restricted Subsidiaries in exchange for capital property and capital assets (i) which are directly related to the Principal Business, (ii) which are of the same type of property or assets, or which have the same function, as the properties or assets being disposed of and (iii) which have an aggregate fair market value equal to or greater than the aggregate fair market value of the property and assets being disposed of; provided, however, that (A) in no event may the Company and its Restricted Subsidiaries, in any 12-month period, dispose of property or assets pursuant to this paragraph having an aggregate fair market value of $10 million or more and (B) with respect to any property or assets being disposed of having a fair market value of $1 million or more, the Board of Directors of the Company shall have determined, in good faith and evidenced by a Board Resolution, that the aggregate fair market value of the property and assets being received by the Company and its Restricted Subsidiaries is equal to or greater than the aggregate fair market value of the property and assets being disposed of.

     The Company may, within 360 days following the receipt of Net Available Proceeds from any Asset Sale, apply such Net Available Proceeds to: (i) the repayment of Indebtedness of the Company under the Bank

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

Credit Facility or other Senior Indebtedness of the Company or Senior Indebtedness of a Subsidiary Guarantor that results in a permanent reduction in the principal amount of such Senior Indebtedness in an amount equal to the principal amount so repaid or (ii) make an investment in capital assets used in the Principal Business.

     If, upon completion of the 360-day period (the "Trigger Date"), any portion of the Net Available Proceeds of any Asset Sale shall not have been applied by the Company as described in clauses (i) or (ii) of the preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Asset Sale (such aggregate constituting "Excess Proceeds"), exceeds $10 million, then the Company will be obligated to make an offer (the "Net Proceeds Offer") to purchase from all holders of the Notes and Exchange Notes and holders of any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and Exchange Notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds as follows:

          (1) (i) the Company shall make an offer to purchase (a "Net Proceeds Offer") from all holders of the Notes and Exchange Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1000) of Notes and Exchange Notes that may be purchased out of an amount (the "Net Proceeds Offer Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and Exchange Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and Exchange Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as hereinafter defined) of all Notes and Exchange Notes tendered), and (ii) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (the "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Net Proceeds Offer Amount.

          (2) The offer price for the Notes and Exchange Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes and Exchange Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes and Exchange Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the "Limitation on Restricted Payments" covenant.

          (3) If the aggregate Offered Price of Notes and Exchange Notes validly tendered and not withdrawn by holders thereof exceeds the Net Proceeds Offer Amount, Notes and Exchange Notes to be purchased will be selected on a pro rata basis. Upon completion of a Net Proceeds Offer and a Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

     The Company, to the extent applicable and if required by law, will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Exchange Notes at the option of the holders pursuant to a Net Proceeds Offer.

     It is expected that agreements with respect to Senior Indebtedness the Company may enter into would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the Exchange Notes. Failure of the Company to repurchase the Exchange Notes validly tendered to the Company pursuant to a Net Proceeds Offer would create an Event of Default with respect to the Exchange Notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the Exchange Notes if there is a default under Senior Indebtedness. As a result, the Company may be prohibited from making payment pursuant to a Net Proceeds Offer in connection with an Asset Sale.

     During the period between any Asset Sale and the application of the Net Available Proceeds therefrom in accordance with this covenant, all Net Available Proceeds shall be invested in Permitted Financial Investments.

     Limitation on Liens Securing Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing (i) any Indebtedness of the Company (other than Senior Indebtedness of the Company), unless the Notes and Exchange Notes are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor (other than Senior Indebtedness of such Subsidiary Guarantor), unless the Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes and Exchange Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Notes and Exchange Notes or the Guarantees, with the same relative priority as such subordinated Indebtedness of the Company or subordinated Indebtedness of a Subsidiary Guarantor will have with respect to the Notes and Exchange Notes or the Guarantees, as the case may be.

     Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in a Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company;
(iii) make loans or advances to the Company or a Restricted Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a Restricted Subsidiary of the Company (each, a "Payment Restriction"), except for
(A) encumbrances or restrictions with respect to Senior Indebtedness in effect on the Issue Date; (B) encumbrances or restrictions under the Bank Credit Facility; (C) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of the Company (unless the agreement creating such consensual encumbrance or consensual restriction was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary); (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary; (E) customary restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages; (F) customary restrictions in purchase money obligations for property acquired in the ordinary course of business restricting the transfer of the property acquired thereby; (G) consensual encumbrances or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (A), (B), (C), (D), (E) or (F) above, provided that the terms and conditions of any such restrictions are no less favorable to the holders of the Notes and Exchange Notes than those under the agreement so refinanced or replaced; and (H) any encumbrance or restriction due to applicable law.

     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries, directly or indirectly, shall (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, (ii) purchase or lease any property, assets or securities from, (iii) make any Investment in, or (iv) enter into or amend any contract or agreement with or for the benefit of, either (A) an Affiliate of any of them, (B) any Person or Person who is a member of a group (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), that, directly or indirectly, is the beneficial holder of 5% or more of any class of equity securities of the Company, (C) any Person who is an Affiliate of any such holder, or (D) any officers, directors, or employees of any of the above (each case under (A), (B), (C) and (D), an "Affiliate Transaction"), in one or a series of related transactions (to either party) in excess of $1 million per Affiliate Transaction, except for transactions evidenced by an Officers' Certificate addressed and delivered to the Trustee stating that such Affiliate Transaction is made in good faith, the terms of which are fair and reasonable to the Company and such Restricted Subsidiary, as the case may be, or, with respect to Affiliate Transactions between the Company and any of its Subsidiaries, to the Company; provided, that (x) transactions between or among the Company and any of its Restricted Subsidiaries shall not be deemed to constitute Affiliate Transactions and (y) with respect to any Affiliate Transaction with an aggregate value (to either party) in excess of $5 million, the Company must, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to itself from a financial point of view from an independent investment banking firm of national reputation.

     Limitation on Future Senior Subordinated Indebtedness. The Indenture provides that the Company will not incur any Indebtedness other than the Notes and Exchange Notes that is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness, by its terms, is pari passu with or subordinated to the Notes and Exchange Notes. No Subsidiary Guarantor shall incur any Indebtedness other than the Guarantee of such Subsidiary Guarantor that is subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness, by its terms, is pari passu with or subordinated to the Guarantee of such Subsidiary Guarantor.

LINE OF BUSINESS

     For so long as any Notes or Exchange Notes are outstanding, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business or activity other than the Principal Business.

LIMITATIONS ON MERGERS AND CONSOLIDATIONS

     The Indenture provides that the Company will not consolidate with or merge with any Person or convey, transfer or lease all or substantially all of its property to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the property of the Company is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on, all the Notes and Exchange Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Tangible Net Worth of the Company (or the surviving or transferee entity) is equal to or greater than the Consolidated Tangible Net Worth of the Company immediately before such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving or transferee entity) would be able to incur $1.00 of additional Indebtedness under the tests described in the first paragraph of the covenant captioned "Limitation on Incurrence of Additional Indebtedness." Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Exchange Notes.

CERTAIN DEFINITIONS

     The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of (i) the amount by which the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities of such Subsidiary Guarantor, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Subsidiary Guarantor at such date and (ii) the amount by which the present fair saleable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, capitalized lease (within the meaning of GAAP), transfer, exchange or other disposition (or series of related sales, capitalized leases, transfers, exchanges or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), or of property or assets or any interests therein (each referred to for purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (i) by the Company to a Restricted Subsidiary or by a Subsidiary to the Company or a Restricted Subsidiary, (ii) a sale of inventory or hydrocarbons or other products (including both crude oil and refined products), in each case in the ordinary course of business of the Company's operations, (iii) the merger or consolidation of, or the disposition of all or substantially all of the assets of the Company made in compliance with the covenant captioned "Limitations on Mergers and Consolidations" and (iv) the merger or consolidation of a Restricted Subsidiary made in compliance with clause (i)(A) of the second sentence of the eighth paragraph under the caption "Subordination of Exchange Notes; Subsidiary Guarantees").

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(A) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Facility" means a revolving credit and/or letter of credit and/or bankers' acceptance facility the proceeds of which are used for working capital and other general corporate purposes existing on the Issue Date or entered into after the Issue Date by one or more of the Company and its Subsidiaries and one or more financial institutions, as amended, extended or refinanced from time to time.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 85% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries (excluding any accounts receivable from an Affiliate of the Company or that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to such current accounts receivable) and (ii) 60% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

     "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Consolidated Coverage Ratio" means, for any Reference Period, the ratio on a pro forma basis of (i) Consolidated EBITDA for the Reference Period to (ii) Consolidated Interest Expense for such Reference Period; provided, that, in calculating Consolidated EBITDA and Consolidated Interest Expense (A) with respect to any acquisition which occurs during the Reference Period or subsequent to the Reference Period and on or prior to the date of the incurrence of Indebtedness or issuance of Disqualified Stock giving rise to the need to calculate the Consolidated Coverage Ratio (the "Debt Incurrence Date"), such acquisition shall be assumed to have occurred on the first day of the Reference Period, (B) with respect to the incurrence of any Indebtedness (including the sale of the Notes) or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Debt Incurrence Date, the incurrence of such Indebtedness or the issuance of such Disqualified Stock shall be assumed to have occurred on the first day of such Reference Period, (C) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Debt Incurrence Date shall be assumed to have been repaid as of the first day of such Reference Period, (D) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Debt Incurrence Date were the average rate in effect during the entire Reference Period, and (E) in determining the amount of Indebtedness pursuant to the covenant captioned "Limitation of Incurrence of Additional Indebtedness," the incurrence of Indebtedness or issuance of Disqualified Stock giving rise to the need to calculate the Consolidated Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom, shall be assumed to have occurred on the first day of the Reference Period.

     "Consolidated EBITDA" means, for any Reference Period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such Reference Period, increased (to the extent deducted in determining Consolidated Net Income) by the sum of (i) all income taxes of the Company and its Restricted Subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary gains or losses), (ii) all interest expense of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and other non-cash interest expense), (iii) depreciation and depletion of the Company and its Restricted Subsidiaries, (iv) amortization of the Company and its Restricted Subsidiaries including, without limitation, amortization of capitalized debt issuance costs; (v) other non-recurring, non-cash charges (excluding any such non-cash charges to the extent they require an accrual of, or a reserve for, cash charges for any future periods) to the extent such non-cash charges are deducted in connection with the determination of Consolidated Net Income and
(vi) extraordinary losses to the extent deducted in connection with the determination of Consolidated Net Income.

     "Consolidated Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, for any Reference Period, the aggregate amount (without duplication) of (i) interest expensed in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) during such period in respect of all Indebtedness of the Company and its Restricted Subsidiaries, including (A) amortization of original issue discount on any Indebtedness, (B) the interest portion of all deferred payment obligations, calculated in accordance with GAAP, and (C) all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing and currency and interest rate swap arrangements, in each case to the extent attributable to such Reference Period, and (ii) dividend requirements of the Company and its Restricted Subsidiaries with respect to Disqualified Stock of the Company or its Restricted Subsidiaries, whether in cash or otherwise (except dividends paid solely in shares of Qualified Stock), paid (other than to the Company or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by the difference of one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the four quarters immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such Reference Period and excluding items eliminated in consolidation. For purposes of this definition, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (ii) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Subsidiary of the Company of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided, that (i) the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, payments or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person in such period; (ii) the net income for such period of any Restricted Subsidiary of the Company that is subject to any Payment Restriction will be included only to the extent of the amount of dividends, payments or distributions which (A) are actually paid by such Restricted Subsidiary in such period to the Company (or another Restricted Subsidiary which is not subject to a Payment Restriction) and (B) are not in excess of the amount which such Restricted Subsidiary would be permitted to pay to the Company (or another Restricted Subsidiary which is not subject to a Payment Restriction) in any future period under the Payment Restrictions applicable to such Restricted Subsidiary, assuming that the net income of such Restricted Subsidiary in each future period is equal to the net income for such Restricted Subsidiary for such period; and (iii) the following will be excluded: (A) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (B) any net gain on the sale or other disposition by the Company or any of its Restricted Subsidiaries of assets (other than a sale of inventory or hydrocarbons or other products (including both crude oil and refined products), in each case in the ordinary course of business of the Company's operations) and of the Capital Stock of any Restricted Subsidiary of the Company, (C) extraordinary gains and (D) any ceiling limitation writedown required in accordance with the full cost accounting method rules of the SEC.

     "Consolidated Net Tangible Assets" means, as of any date, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of such date (less applicable reserves and other items properly deductible from total assets) and after deducting therefrom: (i) total liabilities and total capital items as of such date except the following: items constituting Indebtedness, paid-in capital and retained earnings, provisions for deferred income taxes and deferred gains, and reserves which are not reserves for any contingencies not allocated to any particular purpose; (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other intangible assets; and (iii) all Investments other than Permitted Investments.

     "Consolidated Tangible Net Worth" means, with respect to any Person, as at any date of the determination, the sum of Capital Stock (other than Disqualified Stock) and paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchise, research and development costs, and any amount reflected in treasury stock, of such Person determined on a consolidated basis in accordance with GAAP.

     "Designated Senior Indebtedness" means (i) any Senior Indebtedness of the Company and/or its Restricted Subsidiaries permitted under the Indenture, the original principal amount of which is $10 million or more and (ii) the Indebtedness and/or other obligations under the Bank Credit Facility.

     "Disqualified Stock" means any Capital Stock of a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of such Person or any other Person, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules of and regulations of the SEC thereunder.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.

     "Indebtedness" means, without duplication, with respect to any Person, (i) all obligations of such Person (A) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, notes, debentures or similar instruments, (C) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (D) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (E) for the payment of money relating to a Capitalized Lease Obligation, or (F) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person as of the date of a required calculation under interest rate swap obligations and foreign currency hedges; (iii) all liabilities of others of the kind described in the preceding clauses (i) or (ii) that such Person has guaranteed or that are otherwise its legal liability; (iv) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (A) the full amount of such obligations so secured, and (B) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution of such Person; (v) the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Stock of such Person; and (vi) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii), (iv), (v), or this clause (vi), whether or not between or among the same parties.

     "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding advances to employees in the ordinary course of business), (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments or advances on a balance sheet of such Person prepared in accordance with GAAP.

     "Issue Date" means the date on which the Notes were originally issued under the Indenture.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

     "Maturity Date" means September 1, 2007.

     "Net Available Proceeds" means, with respect to any Asset Sale of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale to prevent a default or event of default under Senior Indebtedness or by applicable law, be repaid out of the proceeds from such Asset Sale and which is actually so repaid.

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

     "Net Cash Proceeds" means, in the case of any sale by the Company of securities pursuant to clauses (B) or (C) of Section (iii) of the covenant captioned "Limitation on Restricted Payments," the aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

     "Pari Passu Indebtedness" means the 9 3/4% Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and Exchange Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Permitted Business Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person which immediately prior to the making of such Investment is a Restricted Subsidiary; (ii) Investments in the Company by any Restricted Subsidiary; and (iii) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company.

     "Permitted Company Refinancing Indebtedness" means (i) Indebtedness of the Company, the terms of which have been amended, modified or supplemented in a manner that does not (A) affect the priority of such Indebtedness in right of payment in relation to the Notes and Exchange Notes, (B) accelerate the maturity of such Indebtedness or (C) shorten the Average Life of such Indebtedness and
(ii) Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company, provided that (A) if the Indebtedness (including the Notes and Exchange Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes and Exchange Notes, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes and Exchange Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (B) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (C) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

     "Permitted Financial Investments" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any lender party to the Bank Credit Facility or with any domestic commercial bank having capital and surplus in excess of $300 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated at least A-2 or the equivalent thereof at the time of purchase by Moody's Investors Service, Inc. and Standard & Poor's Corporation, and in each case maturing within 12 months after the date of acquisition, (vi) money market mutual or similar funds having assets in excess of $100,000,000, and (vii) any debt securities or adjustable rate preferred stock issued by a corporation organized under the laws of a state of the United States of America or issued by any state, county or municipality located within the United States of America which is rated at least AA- or the equivalent thereof by Moody's Investors Service, Inc. and Standard & Poor's Corporation and maturing or having a call provision not exceeding 24 months from the date of acquisition.

     "Permitted Investments" means Permitted Business Investments and Permitted Financial Investments.

     "Permitted Liens" means (i) Liens existing on the Issue Date; (ii) Liens now or hereafter securing Senior Indebtedness; (iii) Liens now or hereafter securing any interest rate hedging obligations (A) that the Company is required to enter into with respect to the Bank Credit Facility or (B) that are entered into for the purpose of managing interest rate risk with respect to Indebtedness of the Company and its Restricted Subsidiaries, provided that such interest rate obligations under clauses (A) and (B) do not have an aggregate notional amount which exceeds the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries; (iv) Liens securing obligations under agreements that the Company enters into in the ordinary course of business for the purpose of protecting against fluctuations in oil, natural gas, refined products or grain prices; (v) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of the Company or its Restricted Subsidiaries; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced; (vi) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; (vii) mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by appropriate action;
(viii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action; (ix) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;
(x) survey exceptions, encumbrances, easements or reservations, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries; (xi) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (xii) Liens on pipeline or pipeline facilities which arise out of operation of law; (xiii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (xiv) (A) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Subsidiary, (B) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Restricted Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Restricted Subsidiary, or (C) Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further, that in each such case no such Lien shall extend to or cover any property of the Company or any Restricted Subsidiary other than the property being acquired and improvements thereon; (xv) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business; (xvi) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank; (xvii) purchase money Liens granted in connection with the acquisition of fixed assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such fixed assets; (xviii)Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xix) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in the Principal Business; and (xx) other Liens provided that such other Liens shall not secure obligations in excess of $5,000,000 in the aggregate at any one time outstanding.

     "Permitted Subsidiary Refinancing Indebtedness" means (i) Indebtedness of any Subsidiary, the terms of which have been amended, modified or supplemented in a manner that does not (A) affect the priority of such Indebtedness in right of payment in relation to the Notes and Exchange Notes, (B) accelerate the maturity of such Indebtedness or (C) shorten the Average Life of such Indebtedness and (ii) Indebtedness of any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Subsidiary, provided that (A) if the Indebtedness (including any guarantee thereof) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased,
(B) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (C) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding under the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Business" means (i) the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons, (ii) any related energy and natural resource business, (iii) any business currently engaged in by the Company or its Subsidiaries, (iv) convenience stores, retail service stations, truck stops and other public accommodations in connection therewith and (iv) any activity or business that is a reasonable extension, development or expansion of any of the foregoing.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

     "Publicly Traded Stock" means, with respect to any Person, Voting Stock of such Person which is registered under Section 12 of the Exchange Act and which is actively traded on the New York Stock Exchange or American Stock Exchange or quoted in the National Association of Securities Dealers Automated Quotation System (National Market System).

     "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

     "Reference Period" means, with respect to any Person, the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes and Exchange Notes or the Indenture.

     "Restricted Payment" means, with respect to any Person, any of the following: (i) any dividend or other distribution in respect of such Person's Capital Stock (other than (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of such Person and (B) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company that is a Wholly-Owned Subsidiary); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Restricted Subsidiaries other than any such purchase, redemption or other acquisition or retirement for value by the Company or any Restricted Subsidiary of the Company that is a Wholly Owned Subsidiary of any Capital Stock, or any option, warrant or other right to acquire shares of

Capital Stock, of any Restricted Subsidiary with respect to such Capital Stock, option, warrant or other right which is owned, at the time of any such transaction, by the Company or another Restricted Subsidiary; (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is pari passu or subordinated in right of payment to the Notes and Exchange Notes; and (iv) the making by such Person of any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. By a Board Resolution of the Company, as evidenced by written notice thereof delivered to the Trustee, the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, (i) the Company could incur at least $1.00 in additional Indebtedness pursuant to the first paragraph of the covenant captioned "Limitation on Incurrence of Additional Indebtedness" and
(ii) no Default or Event of Default shall have occurred and be continuing.

     "Senior Indebtedness" means any Indebtedness of a Person (whether outstanding on the date hereof or hereafter incurred), unless such Indebtedness is stated to be pari passu with or is contractually subordinate or junior in right of payment to the Notes and Exchange Notes.

     A "subsidiary" of any Person means (i) a corporation a majority of whose voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of the foregoing definition, an arrangement by which a Person who owns an interest in an oil and gas property is subject to a joint operating agreement, processing agreement, net profits interest, overriding royalty interest, farm-out agreement, development agreement, area of mutual interest agreement, joint bidding agreement, unitization agreement, pooling arrangement or other similar agreement or arrangement shall not, in and of itself, cause such Person to be considered a Subsidiary.

     "Subsidiary" means any subsidiary of the Company.

     "Subsidiary Guarantor" means (i) each of the Company's Subsidiaries in existence on the Issue Date, (ii) each of the Subsidiaries that becomes a guarantor of the Notes and Exchange Notes in compliance with the provisions of Article Eleven of the Indenture and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

     "Unrestricted Subsidiary" means (i) any Subsidiary of an Unrestricted Subsidiary or (ii) any Subsidiary of the Company or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a Board Resolution of the Company in accordance with the following sentence. The Company may designate any Subsidiary of the Company or of a Restricted Subsidiary (including any Restricted Subsidiary or any newly formed or newly acquired Subsidiary) to be an Unrestricted Subsidiary by a Board Resolution of the Company, as evidenced by written notice thereof delivered to the Trustee, if after giving effect to such designation, (i) the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph under the covenant captioned "Limitation on Incurrence of Additional Indebtedness," (ii) the Company could make an additional Restricted Payment of $1.00 pursuant to the first paragraph of the covenant captioned "Limitation on Restricted Payments," (iii) such Subsidiary does not own or hold any Capital Stock of, or any lien on any property of, the Company or any Restricted Subsidiary and (iv) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness.

     "Unrestricted Subsidiary Indebtedness" of any Person means Indebtedness of such Person (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company's or such Restricted Subsidiary's being the primary obligor, or guarantor of, or otherwise liable in any respect on, such Indebtedness), (ii) which, with respect to Indebtedness incurred after the date of the Indenture by the Company or any Restricted Subsidiary, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary and (iii) which is not secured by any assets of the Company or of any Restricted Subsidiary.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

     "U.S. Legal Tender" means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

     "Wholly-Owned Subsidiary" means a Subsidiary all the Capital Stock (other than directors' qualifying shares, if applicable) of which is owned by the Company or another Wholly-Owned Subsidiary.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture as being: (i) default by the Company or any Subsidiary Guarantor in the payment of principal of or premium, if any, on the Notes or Exchange Notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; (ii) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on the Notes or Exchange Notes; (iii) default by the Company or any Subsidiary Guarantor in the deposit of any optional redemption payment; (iv) default by the Company or any Subsidiary Guarantor in performance or breach of any other covenant or agreement in the Notes or Exchange Notes, the Guarantees or the Indenture which shall not have been remedied within 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the Notes and Exchange Notes then outstanding; (v) the acceleration of the maturity of any other Indebtedness of the Company, any Subsidiary Guarantor or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more individually or in the aggregate; (vi) judgments or orders for the payment of money in an aggregate amount in excess of $5.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer) having been rendered against the Company, any Subsidiary Guarantor or any Restricted Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; (vii) other than a release of a Guarantee pursuant to the terms of the Indenture, any ineffectiveness of a Guarantee or any denial or disaffirmation of a Guarantee by any Subsidiary Guarantor; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor or any Restricted Subsidiary. The Indenture provides that the Trustee may withhold notice to the holders of the Notes and Exchange Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes and Exchange Notes) if the Trustee considers it in the interest of the holders of the Exchange Notes to do so.

     The Indenture provides that if an Event of Default (other than with respect to clause (viii) of the preceding paragraph) occurs and is continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in principal amount of the Notes and Exchange Notes outstanding may declare the principal of, premium, if any, and accrued but unpaid interest on all Notes and Exchange Notes then outstanding to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary occurs and is continuing, the principal of and premium, if any, and interest on all the Notes and Exchange Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes and Exchange Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest to the date of payment. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes and Exchange Notes may rescind any such acceleration with respect to the Notes and Exchange Notes and its consequences.

     The Indenture provides that no holder of a Note or Exchange Note may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default from the Company or a holder of a Note or Exchange Note, (ii) the Trustee shall have received a request from holders of at least 25% in principal amount of the Notes and Exchange Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity and security reasonably satisfactory to it, and (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity; however, such provision does not affect the right of a holder of a Note or Exchange Note to sue for enforcement of any overdue payment thereon.

     The holders of a majority in principal amount of the Notes and Exchange Notes then outstanding will have the right, by an instrument or concurrent instruments in writing executed and delivered to the Trustee, to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on such Trustee, subject to certain limitations specified in the Indenture. The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

     The Indenture provides that modifications and amendments to the Indenture or the Notes or Exchange Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consents of the holders of a majority in principal amount of the Notes and Exchange Notes then outstanding; provided that no such modification or amendment may, without the consent of the holder of each Note or Exchange Note then outstanding affected thereby, (i) reduce the percentage of principal amount of Notes and Exchange Notes whose holders may consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including default interest, on any Note or Exchange Note; (iii) reduce the principal amount of any Note or Exchange Note or change the Maturity Date of the Notes and Exchange Notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Note or Exchange Note or change the time at which any Note or Exchange Note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Note or Exchange Note or change the time at which any Note or Exchange Note may or shall be repurchased; (vi) make any Note or Exchange Note payable in money other than that stated in the Note or Exchange Note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note or Exchange Note; (viii) make any change in the percentage of principal amount of Notes and Exchange Notes necessary to waive compliance with certain provisions of the Indenture; or (ix) except as otherwise provided in the Indenture, waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes and Exchange Notes. The Indenture provides that modifications, amendments and supplements of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee without notice to or consent of any holders of Notes and Exchange Notes in certain limited circumstances, including (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or any such Subsidiary Guarantor, (iii) to provide for uncertificated Notes or Exchange Notes in addition to or in place of certificated Notes or Exchange Notes, (iv) to reflect the release of any Subsidiary Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided by the Indenture, (v) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trustee Indenture Act of 1939 or (vi) to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder of Notes or Exchange Notes in any material respect.

     The Indenture provides that the holders of a majority in aggregate principal amount of the Notes and Exchange Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

DISCHARGE AND TERMINATION

     The Company may at any time terminate its obligation under the Notes and Exchange Notes and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, premium, if any, and interest on, the Notes and Exchange Notes to redemption or maturity, subject to the satisfaction of certain conditions.

     Subject to the conditions described below, at the Company's option, either
(i) the Company and all Subsidiary Guarantors will be deemed to have been discharged from their respective obligations with respect to the Notes and Exchange Notes on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company and all Subsidiary Guarantors will cease to be under any obligation to comply with certain restrictive covenants, including those described under "Certain Covenants" as well as the subordination and guarantee provisions of the Indenture at any time after the applicable conditions set forth below have been satisfied: (A) the Company or any Subsidiary Guarantor has deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders (1) U.S. Legal Tender or (2) U.
S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, U.S. Legal Tender or (3) a combination of (1) and (2), in an amount sufficient, in the opinion (with respect to (2) and (3)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding Notes and Exchange Notes on the date such installments are due; (B) the Company has delivered to the Trustee an officers' certificate certifying whether the Notes and Exchange Notes are then listed on a national securities exchange; (C) if the Notes and Exchange Notes are then listed on a national securities exchange, the Company has delivered to the Trustee an officers' certificate to the effect that the Company's exercise of its option described above would not cause the Notes and Exchange Notes to be delisted; (D) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Subsidiary Guarantor is a party or by which any of them is bound, as evidenced to the Trustee in an officers' certificate delivered to the Trustee concurrently with such deposit;
(E) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that holders of the Notes and Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of the Notes and Exchange Notes being discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service (it being understood that (1) such opinion will also state that such ruling is consistent with the conclusions reached in such opinion and (2) the Trustee will be under no obligation to investigate the basis of correctness of such ruling); (F) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that the Company's exercise of its option described above will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds hereunder becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended;
(G) the Company or any Subsidiary Guarantor has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and (H) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

     Upon the termination of the Company's obligations under the Notes and Exchange Notes and the Indenture, the obligations of the Subsidiary Guarantors under the Guarantees will also terminate.

GOVERNING LAW

     The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. The Company has also appointed the Trustee as the initial Registrar and Paying Agent under the Indenture.

     The Company may maintain depository and other normal banking relationships with the Trustee or any of its affiliates. The Trustee will be permitted to engage in other transactions with the Company; however, the Trustee would be required to resign within 90 days of the occurrence of a Default or an Event of Default (without regard to the giving of notice or the passage of time) if the Trustee then has any conflicting interest (as defined in the Trust Indenture Act of 1939).

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

     The Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes or Exchange Notes, unless such holders shall have offered the Trustee indemnity and security reasonably satisfactory to it.

AUTHENTICATION

     Two officers of the Company shall sign the Exchange Notes on behalf of the Company, and two officers of each Subsidiary Guarantor shall sign the notation on the Exchange Notes relating to the Guarantee of such Subsidiary Guarantor on behalf of such Subsidiary Guarantor, in each case by manual or facsimile signature. The Company's seal shall be reproduced on the Exchange Notes. An Exchange Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the Exchange Note. Each Exchange Note shall be dated the date of its authentication.

                              REGISTRATION RIGHTS

     In connection with the issuance and sale of the Notes, the Company and the Subsidiary Guarantors have agreed pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the Notes, that the Company will, at its cost, (i) within 60 days after the date of original issue of the Notes, file the Exchange Offer Registration Statement with the SEC with respect to the Registered Exchange Offer to exchange the Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement by the Company and the Subsidiary Guarantors), and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issue of the Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The registration statement of which this Prospectus is a part has been filed with the SEC and the Exchange Offer is being made to satisfy the Company's and the Subsidiary Guarantors' obligations under the Registration Rights Agreement

     In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect such a Registered Exchange Offer, or if for any other reason, the Registered Exchange Offer is not consummated within 150 days of the date of original issue of the Notes, or if the Initial Purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any holder of Notes is not eligible to participate in the Registered Exchange Offer or does not receive freely tradable Exchange Notes in the Registered Exchange Offer, the Company will, at its cost,
(a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act, and
(c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, or (ii) two years from the Issue Date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     If (i) on or prior to October 27, 1997 (the first business day following the 60th day after the Issue Date), neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (ii) on or prior to January 23, 1998 (150 days after the Issue Date), neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (i) through (iii) being herein called a "Registration Default"), additional interest will accrue on the Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. All accrued additional interest shall be paid to holders in the same manner in which payments of other interest are made pursuant to the Indenture. At all other times, the Notes will bear interest at the rate of 9% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the principal United States federal income tax consequences of the acquisition, ownership and disposition of the Notes and the Exchange Notes to initial beneficial owners of the Notes who are U.S. Holders (as defined below) and the principal U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes and the Exchange Notes to initial beneficial owners of the Notes who are Non-U.S. Holders (as defined below). This discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or Exchange Notes or beneficial owners thereof. This discussion does not address the tax consequences to subsequent beneficial owners of the Notes and the Exchange Notes, and is limited to beneficial owners who hold the Notes or the Exchange Notes as capital assets within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to U.S. federal income or estate tax on a net basis on income realized with respect to a Note or Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to U.S. Holders; however, certain special rules apply. Moreover, this discussion is for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to particular initial beneficial owners in light of their personal circumstances, or to certain types of initial beneficial owners (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have hedged the risk of owning a Note or Exchange Note or U.S. Holders that have a functional currency other than the U.S. dollar).

     PROSPECTIVE PARTICIPANTS IN THE REGISTERED EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

  Payments of Interest

     In general, interest on a Note or Exchange Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States,
(ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), or (iii) a person otherwise subject to U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

  Original Issue Discount

     If the Notes are not issued at a discount or are deemed to be issued with no discount because such discount is de minimis, a U.S. Holder will include in income as ordinary interest income the gross amount of interest paid or payable in respect of the Notes as provided above in "Payments of Interest." A discount on original issue will be considered de minimis and, thus, will be treated as zero discount if the original issue discount is less than one-fourth ( 1/4) of one percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity. The Company expects that the Notes will be deemed to be issued without original issue discount.

  Registered Exchange Offer

     The exchange of Notes for the Exchange Notes pursuant to the Registered Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Notes for the Exchange Notes pursuant to the Registered Exchange Offer. The Company is obligated to pay additional interest to the beneficial owners of Exchange Notes under certain circumstances described under "Registration Rights." The Company believes that any such payments should be treated as an "incidental contingency" for purposes of the original issue discount rules because the potential amount of any such payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Notes, and accordingly should be taxable to the beneficial owners in the manner described in the preceding paragraph but should not otherwise impact the federal income tax consequences to beneficial owners of the Notes.

  Sale, Exchange or Retirement of the Notes or Exchange Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note or Exchange Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such beneficial owner's adjusted tax basis in the Note or Exchange Note. A U.S. Holder's adjusted tax basis in a Note or Exchange Note generally will equal the cost of the Note or Exchange Note to such holder, less any principal payments received by such holder.

     Gain or loss recognized on the disposition of a Note or Exchange Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note or Exchange Note is more than one year. The Taxpayer Relief Act of 1997 reduced the maximum capital gains tax rate for investments held for at least one year to 20% from 28% effective May 7, 1997. Effective July 29, 1997, the holding period necessary to qualify for the new capital gains rates increased from one year to 18 months. For Notes sold after July 28, 1997 with a holding period between one year and 18 months, the maximum rate remains at 28%.

U.S. TAXATION OF NON-U.S. HOLDERS

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on the Notes or Exchange Notes by the Company or any agent of the Company to any beneficial owner of a Note or Exchange Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. federal withholding tax, provided that in the case of interest (a)(1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code, and (4) either (A) the beneficial owner of the Notes or Exchange Notes certifies to the Company or its agent on Internal Revenue Service ("IRS") Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes or Exchange Notes on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the Notes or Exchange Notes is exempt from U.S. withholding tax and provides a properly executed IRS Form 1001 claiming the exemption;

          (ii) the exchange of Notes for the Exchange Notes pursuant to the Registered Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. As a result, there will be no U.S.

     federal income tax consequences to beneficial owners exchanging the Notes for the Exchange Notes pursuant to the Registered Exchange Offer;

          (iii) a Non-U.S. Holder will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange or redemption of a Note or Exchange Note, unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; and

          (iv) Notes or Exchange Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes or Exchange Notes in connection with a U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes or Exchange Notes are outstanding, the Company is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Notes or Exchange Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note or Exchange Note if such holder has provided the required certification that it is not a U.S. person as set forth in clause (4) in the first paragraph under "U.S. Taxation of Non-U.S. Holders," or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

     Payment of the proceeds from the sale of a Note or Exchange Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note or Exchange Note to or through the U.S. office of a broker subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

PROPOSED REGULATIONS

     The IRS has issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify certain reliance standards. The regulations are proposed to be effective for payments made after December 31, 1997 but provide that certificates issued on or before the date that is 60 days after the proposed regulations are made final will continue to be valid until they expire. The proposed regulations, however, may be subject to change prior to their adoption in final form.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Registered Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than broker-dealers, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any holder who tenders in the Registered Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Registered Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until           , 1997 (90 days after
commencement of the Registered Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Registered Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Registered Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Registered Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commission or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By tendering in the Registered Exchange Offer, each holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Registered Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iii) the holder and such other person acknowledge that if they participate in the Registered Exchange Offer for the purpose of distributing the Exchange Notes, (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above, and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Registered Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities
Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

     By acceptance of this Registered Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Registered Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer.

     The Initial Purchasers have advised the Company that they propose to offer the Notes for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Initial Purchasers may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Initial Purchasers and/or the purchaser of the Notes for whom they may act as agents. In connection with the sale of the Notes, the Initial Purchasers may be deemed to have received compensation from the Company in the form of discounts, and the Initial Purchasers may also receive commissions from the purchasers of the Notes for whom they may act as agents. Any discounts or commissions received by the Initial Purchasers and any dealers that participate with the Initial Purchasers in the distribution of the Notes, and any profit on the resale of the Notes by them, may be deemed to be discounts or commissions.

     The Notes are new securities for which there currently is no market. The Exchange Notes sold to QIBs are expected to be eligible for trading in The PORTAL Market. The Initial Purchasers have advised the Company that they have acted as market makers for the Notes and presently intend to make a market in the Exchange Notes as permitted by applicable law. The Initial Purchasers are not obligated, however, to make a market in the Exchange Notes and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. Accordingly, no assurance can be given as to the development or liquidity of any market for the Exchange Notes.

     The Company has agreed to indemnify the Initial Purchasers against certain liabilities or contribute to payments which the Initial Purchasers may be required to make in respect thereof.

     In the ordinary course of their respective businesses, certain of the Initial Purchasers and their affiliates have engaged in investment banking and commercial banking transactions with the Company for which they have received customary fees, and may engage in such transactions in the future. Affiliates of BancAmerica Securities, Inc. serve as the agent bank, the arranger and a lending bank under the Credit Agreement. Such affiliates will receive their proportionate share of any repayment by the Company of amounts outstanding under the Credit Agreement from the net proceeds of the offering of the Notes.

                                 LEGAL MATTERS

     Certain legal matters relating to the Exchange Notes offered hereby will be passed upon for the Company by Fennemore Craig, P.C., Phoenix, Arizona.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of Giant Industries, Inc. and subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Bloomfield Refining Company as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

     The following is a selection of terms used in this Prospectus.

     BBLS.  Barrels of oil. One barrel equals 42 gallons.

     BCF.  One billion cubic feet of gas.

     BOE OR OIL EQUIVALENT. Oil equivalent reserve and production information is expressed in Bbls of oil based on a ratio of gas to oil of six Mcf to one Bbl.

     CARDLOCK OPERATION.  An unmanned fleet fueling operation.

     CRUDE OIL.  Crude oil includes condensate.

     COAL SEAM GAS. Natural gas recovered from seams of coal beds and produced using conventional drilling and completion methods.

     FEEDSTOCKS. Hydrocarbon compounds, such as crude oil and natural gas liquids that are processed and blended into refined products.

     LPG.  Liquid Propane Gas.

     MBBLS.  One thousand barrels of oil.

     MCF.  One thousand cubic feet of gas.

     NGL.  Natural gas liquid.

     RATED CRUDE OIL CAPACITY. The crude oil processing capacity of a refinery that is established by engineering design.

     REFINERY CONVERSION. The ability of a refinery to produce high-value refined products such as gasoline, diesel fuel and jet fuel from crude oil and other feedstocks.

     REFINERY MARGIN. The difference between crude oil, NGLs and other feedstock, intermediate stock and blending component costs and the prices of refined products sold, expressed in dollars per barrel of refined product.

     REFINED PRODUCTS. The hydrocarbon compounds, such as gasoline, diesel fuel, jet fuel and residual fuel, that are produced by a refinery.

     YIELD. The percentage of refined products that are produced from feedstocks.

                         INDEX TO FINANCIAL STATEMENTS*

CONSOLIDATED FINANCIAL STATEMENTS OF GIANT INDUSTRIES, INC. AND SUBSIDIARIES:

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets, December 31, 1995 and 1996, and June 30, 1997
  (Unaudited).........................................................................   F-3
Consolidated Statements of Earnings, Years Ended December 31, 1994, 1995 and 1996, and
  Six Months Ended June 30, 1996 and 1997 (Unaudited).................................   F-4
Consolidated Statements of Stockholders' Equity, Years Ended December 31, 1994, 1995
  and 1996, and Six Months Ended June 30, 1997 (Unaudited)............................   F-5
Consolidated Statements of Cash Flows, Years Ended December 31, 1994, 1995 and 1996,
  and Six Months Ended June 30, 1996 and 1997 (Unaudited).............................   F-6
Notes to Consolidated Financial Statements............................................   F-7

UNAUDITED INTERIM FINANCIAL STATEMENTS OF BLOOMFIELD REFINING COMPANY:

                                                                                        PAGE
                                                                                        ----
Balance Sheets, December 31, 1994 and September 30, 1995..............................  F-27
Statements of Operations, Nine Months Ended September 30, 1994 and 1995...............  F-28
Statements of Cash Flows, Nine Months Ended September 30, 1994 and 1995...............  F-29
Notes to Financial Statements.........................................................  F-30

---------------
* The financial statements of the Subsidiary Guarantors are omitted because all of the Company's subsidiaries will guarantee the Exchange Notes on a full, unconditional, joint and several basis.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Giant Industries, Inc.
Scottsdale, Arizona

     We have audited the accompanying consolidated balance sheets of Giant Industries, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Giant Industries, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 3, 1997, except for Note 17 as to
which the date is June 3, 1997

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                           ----------------------      JUNE 30,
                                                             1995         1996           1997
                                                           --------     ---------     -----------
                                                                                      (UNAUDITED)
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $  9,549     $  12,628      $    7,136
  Receivables:
     Trade, less allowance for doubtful accounts of
       $424,000, $254,000, and $470,000 (unaudited)......    22,264        25,014          46,871
     Income tax refunds..................................       380         1,355           1,282
     Other...............................................     1,381         4,395
                                                           --------     ---------       ---------
                                                             24,025        30,764          48,153
                                                           --------     ---------       ---------
  Inventories............................................    42,581        38,226          56,305
  Prepaid expenses and other.............................     3,880         3,252           8,699
  Net assets of discontinued operations..................    26,689
  Deferred income taxes..................................     2,145         1,636           1,636
                                                           --------     ---------       ---------
          Total current assets...........................   108,869        86,506         121,929
                                                           --------     ---------       ---------
Property, plant and equipment............................   292,919       322,260         391,988
  Less accumulated depreciation and amortization.........   (94,357)     (108,715)       (116,768)
                                                           --------     ---------       ---------
                                                            198,562       213,545         275,220
                                                           --------     ---------       ---------
Other assets.............................................    17,431        23,956          37,222
                                                           --------     ---------       ---------
                                                           $324,862     $ 324,007      $  434,371
                                                           ========     =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable and current portion of long-term debt.....  $  4,063     $   1,439      $    5,190
  Accounts payable.......................................    34,162        35,754          49,893
  Accrued expenses.......................................    20,316        27,772          24,780
                                                           --------     ---------       ---------
          Total current liabilities......................    58,541        64,965          79,863
                                                           --------     ---------       ---------
Long-term debt, net of current portion...................   142,676       113,081         202,358
Deferred income taxes....................................    12,864        19,042          20,664
Other liabilities........................................     1,049         4,795           4,753
Commitments and contingencies (Notes 2, 7, 8, 14, 15 and
  17)....................................................
Stockholders' equity:
  Preferred stock, par value $.01 per share, 10,000,000
     shares authorized, none issued......................
  Common stock, par value $.01 per share, 50,000,000
     shares authorized, 12,188,629, 12,221,367, and
     11,022,567 (unaudited) shares issued................       122           122             122
  Additional paid-in capital.............................    72,389        72,617          72,617
  Retained earnings......................................    45,373        60,170          65,863
  Unearned compensation related to restricted stock......      (151)
                                                           --------     ---------       ---------
                                                            117,733       132,909         138,602
Less common stock in treasury-at cost, 939,500,
  1,123,500, and 1,198,800 (unaudited) shares............    (8,001)      (10,785)        (11,869)
                                                           --------     ---------       ---------
                                                            109,732       122,124         126,733
                                                           --------     ---------       ---------
                                                           $324,862     $ 324,007      $  434,371
                                                           ========     =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                (IN THOUSANDS EXCEPT SHARES AND PER SHARE DATA)

                                          YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Net revenues....................  $   291,623   $   332,888   $   499,184   $   239,743   $   270,261
Cost of products sold...........      195,489       234,271       361,864       166,678       198,645
                                  -----------   -----------   -----------   -----------   -----------
Gross margin....................       96,134        98,617       137,320        73,065        71,616
Operating expenses..............       51,823        51,856        64,315        31,277        34,129
Depreciation and amortization...       12,246        13,345        17,673         8,381        10,571
Selling, general and
  administrative expenses.......       11,930        12,778        15,602         9,042         9,808
                                  -----------   -----------   -----------   -----------   -----------
Operating income................       20,135        20,638        39,730        24,365        17,108
Interest expense................      (11,805)      (11,506)      (12,318)       (6,599)       (6,005)
Interest and investment
  income........................        1,733         2,239           771           222           232
                                  -----------   -----------   -----------   -----------   -----------
Earnings from continuing
  operations before income
  taxes.........................       10,063        11,371        28,183        17,988        11,335
Provision for income taxes......        2,608         3,638        11,132         6,970         4,536
                                  -----------   -----------   -----------   -----------   -----------
Earnings from continuing
  operations....................        7,455         7,733        17,051        11,018         6,799
Discontinued operations:
  Earnings (loss) from oil and
     gas operations (net of
     taxes).....................       (2,934)          143                           7
  Loss on disposal of oil and
     gas operations (net of
     taxes).....................                                      (13)
                                  -----------   -----------   -----------   -----------   -----------
Net earnings....................  $     4,521   $     7,876   $    17,038   $    11,025   $     6,799
                                  ===========   ===========   ===========   ===========   ===========
Earnings (loss) per common
  share:
  Continuing operations.........  $      0.61   $      0.68   $      1.52   $      0.98   $      0.61
  Discontinued operations.......        (0.24)         0.01
                                  -----------   -----------   -----------   -----------   -----------
  Net earnings..................  $      0.37   $      0.69   $      1.52   $      0.98   $      0.61
                                  ===========   ===========   ===========   ===========   ===========
Weighted average number of
  shares outstanding............   12,127,481    11,478,779    11,220,380    11,255,853    11,084,336
                                  ===========   ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS EXCEPT NUMBER OF SHARES)

                                                                                    UNEARNED       UNEARNED      UNREALIZED
                                     COMMON STOCK                                   EMPLOYEE     COMPENSATION     LOSS ON
                                  -------------------    ADDITIONAL                 BENEFITS      RELATED TO     SECURITIES
                                    SHARES       PAR      PAID-IN      RETAINED    RELATED TO     RESTRICTED     AVAILABLE-
                                    ISSUED      VALUE     CAPITAL      EARNINGS       ESOP          STOCK         FOR-SALE
                                  ----------    -----    ----------    --------    ----------    ------------    ----------
Balances, January 1, 1994......   12,192,770    $122      $ 72,417     $35,852      $ (1,347)        (1,130)
 Purchase of treasury stock....
 Stock options exercised.......          500                     3
 Benefits allocated to
   employees by ESOP...........                                                          833
 Compensation related to
   restricted stock awards.....                                                                         469
 Restricted stock award shares
   forfeited...................       (5,641)                  (47)                                      47
 Unrealized loss on securities
   available-for-sale..........                                                                                    $ (398)
 Net earnings..................                                          4,521
                                  ----------    ----       -------     -------         -----          -----         -----
Balances, December 31, 1994....   12,187,629     122        72,373      40,373          (514)          (614)         (398)
 Purchase of treasury stock....
 Stock options exercised.......        1,000                     8
 Benefits allocated to
   employees by ESOP...........                                                          514
 Compensation related to
   restricted stock awards.....                                  8                                      463
 Dividends declared............                                         (2,876)
 Change in unrealized loss on
   securities
   available-for-sale..........                                                                                       398
 Net earnings..................                                          7,876
                                  ----------    ----       -------     -------         -----          -----         -----
Balances, December 31, 1995....   12,188,629     122        72,389      45,373                         (151)
 Purchase of treasury stock....
 Stock options exercised.......       32,750                   216
 Compensation related to
   restricted stock awards.....                                 12                                      151
 Restricted stock award
   fractional shares
   redeemed/canceled...........          (12)
 Dividends declared............                                         (2,241)
 Net earnings..................                                         17,038
                                  ----------    ----       -------     -------         -----          -----         -----
Balances, December 31, 1996....   12,221,367     122        72,617      60,170
 Purchase of treasury stock
   (unaudited).................
Dividends declared
 (unaudited)...................                                         (1,106)
 Net earnings (unaudited)......                                          6,799
                                  ----------    ----       -------     -------         -----          -----         -----
Balances, June 30, 1997
 (unaudited)...................   12,221,367    $122      $ 72,617     $65,863      $              $               $
                                  ==========    ====       =======     =======         =====          =====         =====


                                    TREASURY STOCK            TOTAL
                                 ---------------------    STOCKHOLDERS'
                                  SHARES        COST         EQUITY
                                 ---------    --------    -------------
Balances, January 1, 1994......                             $ 105,914
 Purchase of treasury stock....    202,300    $ (1,652)        (1,652)
 Stock options exercised.......                                     3
 Benefits allocated to
   employees by ESOP...........                                   833
 Compensation related to
   restricted stock awards.....                                   469
 Restricted stock award shares
   forfeited...................
 Unrealized loss on securities
   available-for-sale..........                                  (398)
 Net earnings..................                                 4,521
                                 ---------    --------       --------
Balances, December 31, 1994....    202,300      (1,652)       109,690
 Purchase of treasury stock....    737,200      (6,349)        (6,349)
 Stock options exercised.......                                     8
 Benefits allocated to
   employees by ESOP...........                                   514
 Compensation related to
   restricted stock awards.....                                   471
 Dividends declared............                                (2,876)
 Change in unrealized loss on
   securities
   available-for-sale..........                                   398
 Net earnings..................                                 7,876
                                 ---------    --------       --------
Balances, December 31, 1995....    939,500      (8,001)       109,732
 Purchase of treasury stock....    184,000      (2,784)        (2,784)
 Stock options exercised.......                                   216
 Compensation related to
   restricted stock awards.....                                   163
 Restricted stock award
   fractional shares
   redeemed/canceled...........
 Dividends declared............                                (2,241)
 Net earnings..................                                17,038
                                 ---------    --------       --------
Balances, December 31, 1996....  1,123,500     (10,785)       122,124
 Purchase of treasury stock
   (unaudited).................     75,300      (1,084)        (1,084)
Dividends declared
 (unaudited)...................                                (1,106)
 Net earnings (unaudited)......                                 6,799
                                 ---------    --------       --------
Balances, June 30, 1997
 (unaudited)...................  1,198,800    $(11,869)     $ 126,733
                                 =========    ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                               SIX MONTHS ENDED
                                                                                YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                            -------------------------------   -------------------
                                                                              1994        1995       1996       1996       1997
                                                                            ---------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net earnings............................................................  $   4,521   $  7,876   $ 17,038   $ 11,025   $  6,799
  Adjustments to reconcile net earnings to net cash provided by continuing operating activities:
    Loss (earnings) from discontinued operations..........................      2,934       (143)        13         (7)
    Depreciation and amortization.........................................     12,246     13,345     17,673      8,381     10,571
    Deferred income taxes.................................................     (1,058)     1,632      6,514      1,665      1,623
    Restricted stock award compensation...................................        469        471        163         76
    Gain on involuntary conversion of refinery assets.....................       (533)
    Increase (decrease) in other liabilities..............................      1,019       (328)       470        457        562
    Other.................................................................        341         57         73        (47)       (49)
    Changes in operating assets and liabilities, net of effects of acquisitions:
      (Increase) decrease in receivables..................................     (7,200)    (2,513)    (6,718)    (5,188)       185
      (Increase) decrease in inventories..................................     (8,929)   (10,311)     4,355     (2,314)   (12,201)
      Decrease (increase) in prepaid expenses and other...................      1,120     (1,563)       647      1,678        493
      Increase (decrease) in accounts payable.............................      5,037     15,096      1,644      3,557     (2,698)
      (Decrease) increase in accrued expenses.............................     (2,121)       904        883      3,774      1,175
                                                                              -------    -------    -------    -------    -------
        Net cash provided by continuing operating activities..............      7,846     24,523     42,755     23,057      6,460
                                                                              -------    -------    -------    -------    -------
Cash flows from investing activities:
  Refinery acquisition....................................................               (55,000)
  Acquisition of businesses, net of cash received.........................                                                (47,029)
  Purchases of property, plant and equipment and other assets.............    (17,165)   (22,978)   (27,468)   (15,780)   (18,466)
  Refinery acquisition contingent payment.................................                                                 (6,910)
  Proceeds from sale of property, plant and equipment and other assets....      5,611      2,588      4,587      3,352        246
  Insurance proceeds from involuntary conversion of refinery assets.......        438
  Payments received on ESOP loan..........................................        833        514
  Purchases of marketable securities......................................   (101,562)
  Proceeds from sales and maturities of marketable securities.............    100,849     35,991
  Proceeds from sale of discontinued operations...........................                           24,106
  Net cash provided (used) by discontinued operations.....................        639     (6,150)    (3,831)
  Net change in assets of discontinued operations.........................                                         372
                                                                              -------    -------    -------    -------    -------
        Net cash used by investing activities.............................    (10,357)   (45,035)    (2,606)   (12,056)   (72,159)
                                                                              -------    -------    -------    -------    -------
Cash flows from financing activities:
  Proceeds of long-term debt..............................................                41,000     10,000               120,850
  Payments of long-term debt..............................................     (3,025)   (14,458)   (42,218)   (12,252)   (58,244)
  Purchase of treasury stock..............................................     (1,652)    (6,349)    (2,784)               (1,084)
  Deferred financing costs................................................       (100)      (698)                            (201)
  Payment of dividends....................................................                (2,302)    (2,284)    (1,156)    (1,114)
  Proceeds from exercise of stock options.................................          3          8        216         95
                                                                              -------    -------    -------    -------    -------
        Net cash (used) provided by financing activities..................     (4,774)    17,201    (37,070)   (13,313)    60,207
                                                                              -------    -------    -------    -------    -------
        Net (decrease) increase in cash and cash equivalents..............     (7,285)    (3,311)     3,079     (2,312)    (5,492)
Cash and cash equivalents:
  Beginning of period.....................................................     20,145     12,860      9,549      9,549     12,628
                                                                              -------    -------    -------    -------    -------
  End of period...........................................................  $  12,860   $  9,549   $ 12,628   $  7,237   $  7,136
                                                                              =======    =======    =======    =======    =======

    Noncash Investing and Financing Activities. For the year ended December 31, 1994, a portion of the acquisition price of nine retail units was seller financed for $2,917,000. For the year ended December 31, 1995, two retail units with a net book value of $1,613,000 were exchanged for a finished products terminal and $1,198,000 was incurred as a contingent payment related to the acquisition of the Bloomfield refinery. In the second quarter of 1996 and for the year ended December 31, 1996, the Company accrued $2,250,000 for estimated preacquisition environmental liabilities assumed in the purchase of the Bloomfield refinery. For the year ended December 31, 1996, $6,910,000 was incurred as a contingent payment, also related to the acquisition of the Bloomfield refinery. Both of these amounts have been added to property, plant and equipment as an adjustment to the purchase price of the Bloomfield refinery. In the second quarter of 1997, the Company exchanged an office building with a net book value of approximately $800,000, a truck maintenance shop with a net book value of approximately $500,000 and recorded $22,904,000 as long-term debt for capital leases as part of the acquisition of ninety-six service station/convenience stores and other assets.

  The accompanying notes are an integral part of these consolidated financial statements.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Giant Industries, Inc. ("Giant" or the "Company") was organized to combine the refining and marketing business of Giant Industries Arizona, Inc. ("Giant Arizona") with the oil and gas business of Hixon Development Company ("Hixon") through a merger in December 1989 in which Giant Arizona and Hixon became wholly-owned subsidiaries of the Company. In conjunction with the merger, the Company completed its initial public offering. In 1990, Hixon was renamed Giant Exploration & Production Company ("Giant E&P").

     In early 1996, the Company approved a plan for disposition of its oil and gas business. On August 30, 1996, the Company completed the sale of substantially all of its oil and gas assets. (See Note 3 for further discussion.)

DESCRIPTION OF BUSINESS

     The Company operates primarily as an independent refiner and marketer of petroleum products. The Company has two operating refineries in New Mexico. The Ciniza refinery, with a crude oil throughput capacity of 20,800 barrels per day ("bpd") and a total capacity including natural gas liquids of 26,000 bpd, is located near Gallup, New Mexico. In October 1995, the Company acquired the Bloomfield refinery, with a crude oil throughput capacity of 18,000 bpd and a total capacity including natural gas liquids of 18,600 bpd, located in Bloomfield, New Mexico. (See Note 2 for further discussion.) The Company also owns an ethanol production plant which supplies ethanol for blending by the Company as well as for sale to third party customers. Due to high grain costs, this facility temporarily suspended operations in October 1995. Based on current raw material and product prices, the Company has reevaluated its options regarding this facility and currently plans to reopen the plant in 1997.

     The Company's principal business is the refining of crude oil into petroleum products which are sold through branded retail outlets as well as through distributors, industrial/commercial accounts and major oil companies. The Company is the largest refiner and one of the largest marketers of petroleum products in the Four Corners area of the southwestern United States where New Mexico, Arizona, Colorado and Utah adjoin. As an adjunct to its retail outlets, the Company sells merchandise through its stores.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Giant and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NET REVENUES

     Revenues are recognized from sales when product ownership is transferred to the customer. Excise and other similar taxes are excluded from net revenues.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

     All highly liquid instruments with an original maturity of three months or less are considered to be cash equivalents.

FUTURES AND OPTION CONTRACTS

     The Company periodically enters into futures or option contracts to hedge its exposure to price fluctuations on crude oil and refined products. Gains and losses on hedge contracts are deferred and reported as a component of the related transaction. For the purposes of the Statement of Cash Flows, hedging transactions are considered to be operating activities.

INTEREST RATE SWAPS

     In the past, interest rate management techniques such as swaps and caps were entered into in order to effectively manage and reduce net interest expense. Net settlements on swap transactions are reported as an adjustment to net interest expense over the life of the associated debt instruments. These debt instruments were repaid in 1996, and the remaining net settlement proceeds were recorded as an adjustment to interest expense.

MARKETABLE SECURITIES

     All marketable securities were sold or matured in 1995. Marketable securities were stated at fair value which was generally estimated based on quoted market prices. Marketable securities were managed as part of the Company's shortterm cash management program.

CONCENTRATION OF CREDIT RISK

     Credit risk with respect to customer receivables is concentrated in a small geographic area in which the Company operates and relates to customers in the oil and gas industry. To minimize this risk, the Company performs ongoing credit evaluations of its customers' financial position and requires collateral, such as letters of credit, in certain circumstances.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs for crude oil and refined products produced by the refineries are determined by the last-in, first-out ("LIFO") method. Costs for exchange and terminal refined products and shop supplies are determined by the first-in, first-out ("FIFO") method. Costs for merchandise inventories are determined by the retail inventory method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are depreciated on the straight-line method over their respective estimated useful lives. The estimated useful lives for the various categories of property, plant and equipment are:

            Buildings and improvements..............................  7-30 years
            Machinery and equipment.................................  7-24 years
            Pipelines...............................................  30 years
            Furniture and fixtures..................................  2-15 years
            Vehicles................................................  3-7 years

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     Routine maintenance, repairs and replacement costs are charged against earnings as incurred. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refineries at intervals of two or more years for necessary repairs and replacements, are deferred and amortized over the period until the next expected shutdown which generally ranges from twenty-four to forty-eight months depending on the type of shutdown and the unit involved. Expenditures which materially increase values, expand capacities or extend useful lives are capitalized. Interest expense is capitalized as part of the cost of constructing major facilities and equipment.

TREASURY STOCK

     The Company's Board of Directors has authorized the repurchase of up to 1,500,000 shares of the Company's common stock or approximately 12% of all shares issued as of the inception of the repurchase program. These purchases may be made from time to time as conditions permit. Shares may be repurchased through privately-negotiated transactions, block share purchases and open market transactions. Through the end of 1996, the Company had repurchased 1,123,500 shares at a cost of approximately $10,785,000. These shares are being treated as treasury shares.

ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

INCOME TAXES

     The provision for income taxes is based on earnings reported in the financial statements. Deferred income taxes are provided on temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes.

EARNINGS (LOSS) PER COMMON SHARE

     Earnings (loss) per common share is computed on the weighted average number of shares of common stock outstanding during each period. The exercise of outstanding stock options would not result in a material dilution of earnings per share.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted this Statement in the first quarter of 1996 and based on an evaluation of its operations in accordance with the criteria specified in the Statement, determined that there was no material impact to the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock Based Compensation." The Company determined that it will not change to the fair value method prescribed in the Statement and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock based compensation. SFAS No. 123 requires additional disclosures to be made in the financial statements.

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1 "Environmental Remediation Liabilities." The Company has not completed the process of evaluating the impact that will result from adopting this SOP. However, management does not believe the

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES
adoption will have a significant impact on the Company's financial position or results of operations. SOP 96-1 is required to be adopted in the first quarter of 1997.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 financial statements and notes to conform to the statement classifications used in 1996.

NOTE 2 -- ACQUISITION

     On October 4, 1995, the Company completed the purchase of the Bloomfield refinery along with related pipeline and transportation assets from Gary-Williams Energy Co. and its wholly-owned subsidiary, Bloomfield Refining Company ("BRC").

     The purchase price was $55,000,000 plus approximately $7,500,000 for crude oil and refined products inventories associated with the refinery operations. The purchase agreement provides for potential contingent payments to be made to BRC over approximately six years from the acquisition date, not to exceed a present value of $25,000,000, should certain criteria be met. These contingent payments are considered to be additional purchase price and will be allocated to the assets acquired in the same proportions as the original purchase price was allocated, not to exceed the estimated current replacement cost, and amortized over the estimated remaining life of the assets. At December 31, 1995 and 1996, the Company had accrued $1,198,000 and $6,910,000, respectively, under this arrangement relating to 1995 and 1996 operations. In addition, the Company accrued $2,250,000 relating to certain environmental obligations assumed in the purchase. The above accruals have been recorded as additional purchase price and allocated to the assets acquired.

     The following Statements of Earnings compare the consolidated results of Giant, including the results of the Bloomfield refinery, for the year ended December 31, 1996, with the pro forma combined condensed statement of earnings of the Company and BRC ("Pro Forma") for the years ended December 31, 1994 and 1995. The pro forma statements assume the transaction was consummated at the beginning of the periods presented, and include the results of operations of the Company and BRC, along with adjustments which give effect to events that are directly attributable to the transaction and which are expected to have a continuing impact.

     The unaudited pro forma combined condensed financial information does not purport to represent the results of operations that actually would have resulted had the purchase occurred on the date specified, nor should it be taken as indicative of the future results of operations.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                             STATEMENTS OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                         PRO FORMA     PRO FORMA      GIANT
                                                           1994          1995          1996
                                                         ---------     ---------     --------
                                                         (UNAUDITED)   (UNAUDITED)
    Net revenues.....................................    $ 432,089     $ 439,719     $499,184
    Cost of products sold............................      294,964       313,353      361,864
                                                          --------      --------     --------
    Gross margin.....................................      137,125       126,366      137,320
                                                          --------      --------     --------
    Operating expenses...............................       64,755        61,504       64,315
    Depreciation and amortization....................       14,996        15,408       17,673
    Selling, general and administrative expenses.....       14,495        14,339       15,602
                                                          --------      --------     --------
    Operating income.................................       42,879        35,115       39,730
    Interest expense, net and other..................       14,021        12,229       11,547
                                                          --------      --------     --------
    Earnings from continuing operations before income
      taxes..........................................       28,858        22,886       28,183
    Provision for income taxes.......................        9,955         8,118       11,132
                                                          --------      --------     --------
    Earnings from continuing operations .............    $  18,903     $  14,768     $ 17,051
                                                          ========      ========     ========
    Earnings from continuing operations per common
      share..........................................    $    1.56     $    1.29     $   1.52
                                                          ========      ========     ========

NOTE 3 -- DISCONTINUED OPERATIONS

     In early 1996, the Company approved a plan of disposition for its oil and gas segment. The decision was based upon management's review of the prospects for this operation, which indicated that substantial new capital would be necessary to further develop this business and reach an acceptable level of profitability and integration.

     The net assets of the oil and gas segment at December 31, 1995, were approximately $26,689,000, consisting primarily of oil and gas properties and related deferred taxes.

     On August 30, 1996, the Company completed the sale of substantially all of its oil and gas assets for $25,500,000. The transaction was structured so that the Company retained only the oil and gas properties that will generate future coal seam gas tax credits under Section 29 of the Internal Revenue Code. The reserves related to these properties will be produced by the buyer and tax credits will be realized by the Company. The net asset value assigned to these properties is approximately $4,300,000 and is included in other assets and liabilities in the accompanying Consolidated Balance Sheet. The Company also retained an office building and some equipment. Future coal seam gas tax credits, when earned, will be used to offset income taxes payable.

     Revenues for the oil and gas operations in 1996, up to the date of sale, were $6,891,000 and were $5,959,000 and $8,363,000 for the years 1994 and 1995, respectively. These revenues are not included in revenues as reported in the Consolidated Statements of Earnings.

     Loss on the disposal of the oil and gas segment for 1996 is a loss on the sale of the oil and gas properties of approximately $18,000, including a provision for income taxes of $53,000, offset by earnings from operations of approximately $5,000, including income tax benefits of $861,000. For 1994 and 1995, earnings (loss) from operations were $(2,934,000), net of income tax benefit of $1,351,000, and $143,000, net of income taxes of $154,000, respectively. A pre-tax charge for a reduction of the carrying value of crude oil and natural gas properties of $3,395,000 was recorded in 1994.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     Coal seam gas tax credits generated from these operations in 1996 of $519,000 were allocated to discontinued operations. Similar tax credits generated in 1994 and 1995 of $635,000 and $700,000, respectively, which could not be used on a separate return basis, were allocated to continuing operations based on the Company's tax sharing arrangement.

NOTE 4 -- MARKETABLE SECURITIES

     During 1995, all of the Company's marketable securities, which were classified as available-for-sale as defined in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," were sold or matured.

     In recording gains and losses on the sale of marketable securities, cost is determined using specific identification. In 1995, the Company realized gross losses of approximately $310,000, offset in part by a $200,000 gain realized on the full payment of certain notes which had been written down by that amount in 1994 to reflect an estimated other than temporary impairment.

NOTE 5 -- INVENTORIES

     Inventories consist of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        First-in, first-out ("FIFO") method:
          Crude oil..............................................  $15,465     $10,443
          Refined products.......................................   17,605      22,462
          Refinery and shop supplies.............................    6,871       7,439
        Retail method:
          Merchandise............................................    2,721       2,768
                                                                   -------     -------
          Subtotal...............................................   42,662      43,112
        Allowance for last-in, first-out ("LIFO") method.........      (81)     (4,886)
                                                                   -------     -------
                  Total..........................................  $42,581     $38,226
                                                                   =======     =======

     The Company uses the LIFO method of inventory valuation. The portion of inventories valued on a LIFO basis totaled $29,710,000 and $25,887,000 at December 31, 1995 and 1996, respectively. The following data will facilitate comparison with the operating results of companies using the FIFO method.

     If inventories had been determined using the FIFO method at December 31, 1994, 1995 and 1996, net earnings and earnings per share for the years ended December 31, 1994, 1995 and 1996 would have been higher (lower) by $357,000 and $0.03, $(268,000) and $(0.02) and $2,883,000 and $0.26, respectively.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 6 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consist of the following:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1995         1996
                                                                --------     ---------
                                                                    (IN THOUSANDS)
        Land and improvements.................................  $ 21,582     $  24,053
        Buildings and improvements............................    56,165        61,955
        Machinery and equipment...............................   178,301       195,964
        Pipelines.............................................     8,875         9,510
        Furniture and fixtures................................    15,195        16,568
        Vehicles..............................................     6,552         8,372
        Construction in progress..............................     6,249         5,838
                                                                --------     ---------
             Subtotal.........................................   292,919       322,260
        Accumulated depreciation and amortization.............   (94,357)     (108,715)
                                                                --------     ---------
                  Total.......................................  $198,562     $ 213,545
                                                                ========     =========

NOTE 7 -- ACCRUED EXPENSES

     Accrued expenses are comprised of the following:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1995         1996
                                                                --------     ---------
                                                                    (IN THOUSANDS)
        Excise taxes..........................................   $ 8,608       $ 8,212
        Bloomfield refinery acquisition contingent payment....     1,198         6,910
        Payroll and related costs.............................     3,975         3,804
        Bonus, profit sharing and retirement plans............       538         2,850
        Interest..............................................     1,390         1,267
        Other.................................................     4,607         4,729
                                                                 -------       -------
                  Total.......................................   $20,316       $27,772
                                                                 =======       =======

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 8 -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1996
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        9 3/4% senior subordinated notes, due 2003, interest
          payable semi-annually................................  $100,000     $100,000
        Unsecured credit agreement, due 1998, floating interest
          rate, interest payable quarterly.....................    31,000       10,000
        10.91% senior unsecured note repaid October 1996.......     8,750
        Notes payable to others, collateralized by real estate,
          9% to 11%, due 1996 to 2010, interest payable monthly
          or annually..........................................     3,645        2,208
        8% secured promissory note, due 1996 to 1997, interest
          payable quarterly....................................     1,945          973
        Other..................................................     1,399        1,339
                                                                 --------     --------
             Subtotal..........................................   146,739      114,520
        Less current portion...................................    (4,063)      (1,439)
                                                                 --------     --------
                  Total........................................  $142,676     $113,081
                                                                 ========     ========

     Repayment of the 9 3/4% senior subordinated notes ("Notes") is jointly and severally guaranteed on an unconditional basis by the Company's direct and indirect wholly-owned subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise allowed in the Indenture pursuant to which the Notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable State law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

     No separate financial statements of the subsidiaries are included herein because the subsidiaries are jointly and severally liable; the aggregate assets, liabilities, earnings, and equity of the subsidiaries are substantially equivalent to the assets, liabilities, earnings, and equity of the Company on a consolidated basis; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed material to investors.

     The Indenture supporting the Notes contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to create liens, incur or guarantee debt, pay dividends, sell certain assets or subsidiary stock, engage in certain mergers, engage in certain transactions with affiliates or alter the Company's current line of business. At December 31, 1996, the Company was in compliance with these covenants. In addition, the Company is, subject to certain conditions, obligated to offer to purchase a portion of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, the Company will be required to offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. At December 31, 1996, retained earnings available for dividends under the terms of the Indenture was approximately $16,123,000.

     In October 1995, the Company entered into a Credit Agreement with a group of banks under which $30,000,000 was borrowed pursuant to a three-year unsecured revolving term facility to provide financing for the purchase of the Bloomfield refinery. At December 31, 1996, this revolving term facility had been repaid. The $30,000,000 that was repaid is currently available for reborrowing under this facility for the acquisition of

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES
property, plant and equipment. This facility has a floating interest rate that is tied to various short-term indices.

     In addition, the Credit Agreement contains a three-year unsecured working capital facility to provide working capital and letters of credit in the ordinary course of business. The availability under this working capital facility is the lesser of (i) $40,000,000, or (ii) the amount determined under a borrowing base calculation tied to eligible accounts receivable and inventories as defined in the Credit Agreement. At December 31, 1996, the lesser amount was $40,000,000. At December 31, 1996, direct borrowings under this arrangement were $10,000,000 and there were $15,928,000 of irrevocable letters of credit outstanding. This facility has a floating interest rate that is tied to various short-term indices and was 6.5% per annum at December 31, 1996.

     The Company is required to pay a quarterly commitment fee based on the unused amount of each facility.

     The Credit Agreement contains certain covenants and restrictions which require the Company to, among other things, maintain a minimum consolidated net worth; minimum fixed charge coverage ratio; minimum funded debt to total capitalization percentage; and places limits on investments, prepayment of senior subordinated debt, guarantees, liens and restricted payments. At December 31, 1996, the Company was in compliance with these covenants. The Credit Agreement is guaranteed by substantially all of the Company's wholly-owned subsidiaries.

     On October 17, 1996, the 10.91% senior unsecured note due to an insurance company was repaid. In 1994, 1995 and 1996, the Company's interest expense was reduced by approximately $288,000, $242,000 and $363,000, respectively, as a result of amortizing the proceeds received from a terminated interest rate swap agreement that was related to this note. At December 31, 1996, the balance of the deferred swap proceeds was fully amortized due to the repayment of the 10.91% note.

     Aggregate annual maturities of long-term debt as of December 31, 1996 are:
1997 -- $1,439,000; 1998 -- $10,395,000; 1999 -- $1,530,000; 2000 -- $49,000;
2001 -- $56,000; and all years thereafter -- $101,051,000.

NOTE 9 -- FINANCIAL INSTRUMENTS AND HEDGING ACTIVITY

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" and SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                    DECEMBER 31,
                                                   ----------------------------------------------
                                                           1995                     1996
                                                   ---------------------    ---------------------
                                                   CARRYING   ESTIMATED     CARRYING   ESTIMATED
                                                    AMOUNT    FAIR VALUE     AMOUNT    FAIR VALUE
                                                   --------   ----------    --------   ----------
                                                                   (IN THOUSANDS)
    Balance Sheet -- Financial Instruments:
      Fixed rate long-term debt..................  $115,637    $ 116,259    $104,449    $ 108,491

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. Variable rate long-term debt instruments are estimated to approximate fair values as rates are tied to short-term indices.

FIXED RATE LONG-TERM DEBT

     The fair value of fixed rate long-term debt was determined using quoted market prices, where applicable, or estimated by discounting future cash flows using rates estimated to be currently available for debt of similar terms and remaining maturities.

HEDGING ACTIVITIES

     The Company purchases crude oil futures contracts and options to reduce price volatility, to fix margins in its refining and marketing operations and to protect against price declines for excess inventory volumes. These contracts permit settlement by delivery of commodities and, therefore, are not financial instruments, as defined by SFAS No. 105, "Disclosures of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk."

     The Company uses these contracts in its hedging activities. At December 31, 1995, the Company's hedging activities had futures contracts maturing in 1996 covering 85,000 barrels of crude oil and options had been purchased on 240,000 barrels of crude oil. At December 31, 1996, the Company's hedging activities had futures contracts maturing in 1997 covering 16,000 barrels of crude oil. The crude oil options provided the Company downside protection on a portion of crude oil barrels in inventory in excess of current operating needs. The crude oil futures contracts qualify as hedges and any gains or losses resulting from market changes are substantially offset by losses or gains on the Company's hedging contracts. Gains and losses on hedging contracts are deferred and reported as a component of the related transaction. Net deferred gains/(losses) for the Company's petroleum hedging activities were approximately $116,000 and $(30,000) at December 31, 1995 and 1996, respectively.

     The Company is exposed to loss in the event of nonperformance by the other parties to these contracts. However, the Company does not anticipate nonperformance by the counterparties.

NOTE 10 -- INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1994        1995       1996
                                                             -------     ------     -------
                                                                     (IN THOUSANDS)
    Current:
      Federal..............................................  $ 3,283     $1,140     $ 3,712
      State................................................      385        866         906
    Deferred:
      Federal..............................................   (1,189)     1,438       5,471
      State................................................      129        194       1,043
                                                             -------     ------     -------
                                                             $ 2,608     $3,638     $11,132
                                                             =======     ======     =======

     Income taxes paid in 1994, 1995 and 1996 were $5,379,000, $0, and $8,909,000, respectively.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     A reconciliation of the difference between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1994        1995       1996
                                                             -------     ------     -------
                                                                     (IN THOUSANDS)
    Income taxes at the statutory U.S. federal income tax
      rate.................................................  $ 3,522     $3,980     $ 9,864
    Increase (decrease) in taxes resulting from:
      State taxes, net.....................................      505        563       1,346
      General business credits, net........................     (910)      (679)
      Federal tax credits from nonconventional fuel........     (635)      (700)
      Other, net...........................................      126        474         (78)
                                                             -------     ------     -------
                                                             $ 2,608     $3,638     $11,132
                                                             =======     ======     =======

     Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax effected temporary differences and credit carryforwards which comprise deferred taxes are as follows:

                                           DECEMBER 31, 1995                    DECEMBER 31, 1996
                                   ----------------------------------   ----------------------------------
                                   ASSETS     LIABILITIES     TOTAL     ASSETS     LIABILITIES     TOTAL
                                   -------    -----------    --------   -------    -----------    --------
                                             (IN THOUSANDS)                       (IN THOUSANDS)
Nondeductible accruals for
  uncollectible receivables......  $   168                   $    168   $   101                   $    101
Insurance accruals...............      597                        597       373                        373
Insurance settlements............      106                        106       213                        213
Other nondeductible accruals.....      130                        130       208                        208
Other reserves...................      616                        616       617                        617
Inventory costs capitalized for
  income tax purposes............      137                        137       124                        124
Other............................      391                        391
                                   -------       --------    --------   -------       --------    --------
     Total current...............    2,145                      2,145     1,636                      1,636
                                   -------       --------    --------   -------       --------    --------
Other nondeductible accruals.....      349                        349     1,114                      1,114
Restricted stock awards..........              $      (28)        (28)
Operating lease..................                  (1,003)     (1,003)              $     (938)   $   (938)
Accelerated depreciation.........                 (19,953)    (19,953)                 (25,717)    (25,717)
Other............................       42           (979)       (937)       27         (1,664)     (1,637)
Tax credit carryforwards.........    8,708                      8,708     8,136                      8,136
                                   -------       --------    --------   -------       --------    --------
     Total noncurrent............    9,099        (21,963)    (12,864)    9,277        (28,319)    (19,042)
                                   -------       --------    --------   -------       --------    --------
          Total..................  $11,244     $  (21,963)   $(10,719)  $10,913     $  (28,319)   $(17,406)
                                   =======       ========    ========   =======       ========    ========

     At December 31, 1996, the Company had a minimum tax credit carryforward of approximately $5,537,000 available to offset future income taxes payable to the extent regular income taxes payable exceeds alternative minimum taxes payable. Minimum tax credits can be carried forward indefinitely.

     At December 31, 1996, the Company also had approximately $2,599,000 of general business credits available to offset future regular taxes payable. Pursuant to Federal income tax law, these carryover credits must be used before any minimum tax credit carryforward can be used. Of the total general business credit available, $214,000 will expire in 2008, $1,341,000 will expire in 2009 and $1,044,000 will expire in 2010.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 11 -- EMPLOYEE STOCK OWNERSHIP PLAN

     The Company and its subsidiaries have an Employee Stock Ownership Plan ("ESOP") which is a noncontributory defined contribution plan established primarily to acquire shares of the Company's common stock for the benefit of all eligible employees.

     The ESOP originally borrowed $6,500,000 from a bank and purchased shares of the Company's common stock from existing shareholders. The loan was purchased by the Company from the bank in 1993 when the loan had a principal balance of $1,347,000. In 1995, the ESOP paid the balance due on the loan of $514,000.

     At December 31, 1995 and 1996, the ESOP's assets included 1,435,965 and 1,296,088 shares of the Company's common stock, respectively. All of these shares have been allocated to the participants. Shares were allocated to participants when principal payments were made on the loan discussed above. The 1996 contribution of $450,000 was invested in a balanced mutual fund. Allocations to participant accounts are made on a formula based on the ratio that each participant's compensation, during the Plan year, bears to the compensation of all such participants. The Company treats all ESOP shares as outstanding for earnings per share purposes.

     Contributions to the ESOP are made at the discretion of the Board of Directors. The Company made contributions of $900,000, $900,000 and $450,000 to the ESOP for 1994, 1995 and 1996, respectively.

NOTE 12 -- STOCK INCENTIVE PLAN

     The Company established the 1989 Stock Incentive Plan (the "Plan") under which 500,000 shares of the Company's common stock were authorized to be issued to deserving employees in the form of options and/or restricted stock. The Plan is administered by the Compensation Committee of the Board of Directors, but to the extent required under Section 16 of the Securities Exchange Act of 1934, any transaction between the Company or the Plan and an executive officer of the Company that involves a grant, award or other acquisition of the Company's equity securities must be approved by the Board of Directors.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock Based Compensation." The Company has determined that it will not change to the fair value method prescribed in the Statement and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock based compensation.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     The following summarizes stock option transactions:

                                                                         WEIGHTED AVERAGE
                      OPTIONS OUTSTANDING AT                 SHARES       EXERCISE PRICE
        ---------------------------------------------------  -------     ----------------
        January 1, 1994....................................  304,857          $ 8.05
          Granted..........................................   10,000            9.81
          Exercised........................................     (500)           5.25
          Forfeited........................................   (2,000)           5.25
                                                             -------
        December 31, 1994..................................  312,357            8.13
          Exercised........................................   (1,000)           7.75
          Forfeited........................................   (5,000)           7.75
                                                             -------
        December 31, 1995..................................  306,357            8.14
          Exercised........................................  (32,750)           6.61
          Forfeited........................................   (6,600)           6.39
                                                             -------
        December 31, 1996..................................  267,007          $ 8.37
                                                             =======
        Options exercisable at December 31:
          1994.............................................  154,481          $ 8.41
          1995.............................................  222,973            8.29
          1996.............................................  256,573            8.44

     The following summarizes information about stock options outstanding at December 31, 1996:

                                                      OPTIONS OUTSTANDING
                                              ------------------------------------    OPTIONS EXERCISABLE
                                                             WEIGHTED                ----------------------
                                                              AVERAGE     WEIGHTED                 WEIGHTED
                                                             REMAINING    AVERAGE                  AVERAGE
                                                NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
              EXERCISE PRICES                 OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------------------------------  -----------   -----------   --------   -----------   --------
$ 8.96......................................    108,857      2.5 Years     $ 8.96      108,857      $ 8.96
 10.50......................................      5,000      3.6 Years      10.50        5,000       10.50
 10.63......................................     26,000      4.2 Years      10.63       26,000       10.63
  5.25......................................     30,400      5.3 Years       5.25       23,300        5.25
  7.75......................................     86,750      6.3 Years       7.75       86,750        7.75
  9.81......................................     10,000      7.2 Years       9.81        6,666        9.81
                                                -------                                -------
                                                267,007      4.4 Years     $ 8.37      256,573      $ 8.44
                                                =======                                =======

     In 1990, an additional 29,500 shares of restricted stock were granted under this plan of which 8,572 were forfeited in 1993 and 1,286 in 1994.

     At December 31, 1996, there were 175,401 shares available for future grants.

     Prior to adoption of the 1989 Stock Incentive Plan, the Company granted shares to employees under Restricted Stock Plans as follows:

                                                                         SHARES
                                                                         -------
            1988.....................................................    214,436*
            1989.....................................................    124,097**

---------------
 * Net of 33,757 shares forfeited/redeemed/canceled.
** Net of 21,045 shares forfeited.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     All of the options or restricted stock grants are subject to forfeiture with vesting ranging from 14% to 33% annually beginning one year after the date of grant for restricted stock and exercise dates of stock options. Compensation expense related to restricted stock grants is charged to earnings over the appropriate vesting period. All options were granted at fair market value at the date of grant and expire on the tenth anniversary of the grant date.

NOTE 13 -- 401(k) PLAN

     In 1993, the Company adopted a 401(k) retirement plan for its employees. This plan complements the Company's Employee Stock Ownership Plan by allowing the employees to invest on a pre-tax basis in non-Giant stock investments thus diversifying their retirement portfolios. For the years ended December 31, 1994, 1995 and 1996, the Company had expensed $189,000, $188,000 and $800,000, respectively, for matching contributions under this plan.

NOTE 14 -- INTEREST, OPERATING LEASES AND RENT EXPENSE

     Interest paid and capitalized for 1994 was $11,644,000 and $0, for 1995 was $11,833,000 and $190,000 and for 1996 was $12,804,000 and $43,000, respectively.

     The Company is committed to annual minimum rentals under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 1996 as follows:

                                                              LAND, BUILDING, MACHINERY
                                                                AND EQUIPMENT LEASES
                                                              -------------------------
                                                                   (IN THOUSANDS)
            1997............................................           $   939
            1998............................................               878
            1999............................................               659
            2000............................................               396
            2001............................................                68
                                                                        ------
              Total minimum payments required...............           $ 2,940
                                                                        ======

     Total rent expense was $1,890,000, $1,982,000 and $1,930,000 for 1994, 1995
and 1996, respectively.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     The Company and certain subsidiaries are defendants to various legal actions. Certain of these pending legal actions involve or may involve claims for compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of these legal actions, proceedings or claims could be decided adversely. Although the amount of liability at December 31, 1996 with respect to these matters is not ascertainable, the Company believes that any resulting liability should not materially affect the Company's financial condition or results of operations.

     Federal, state and local laws and regulations relating to health and the environment affect nearly all of the operations of the Company. As is the case with all companies engaged in similar industries, the Company faces significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by the Company. Future expenditures related to health and environmental matters cannot be reasonably quantified in many circumstances due to the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES
responsible parties involved, various defenses which may be available to the Company and changing environmental laws and interpretations of environmental laws.

     The United States Environmental Protection Agency notified the Company in May 1991 that it may be a potentially responsible party for the release or threatened release of hazardous substances, pollutants, or contaminants at the Lee Acres Landfill, which is owned by the United States Bureau of Land Management ("BLM") and which is adjacent to the Company's Farmington refinery. This refinery was operated until 1982. Although a final plan of action for the Landfill has not yet been adopted by the BLM, the BLM has developed a proposed plan of action, which it projects will cost approximately $3,900,000 to implement. This cost projection is based on certain assumptions which may or may not prove to be correct, and is contingent on confirmation that the remedial actions, once implemented, are adequately addressing Landfill contamination. For example, if assumptions regarding groundwater mobility and contamination levels are incorrect, BLM is proposing to take additional remedial actions with an estimated cost of approximately $1,800,000. Potentially responsible party liability is joint and several, such that a responsible party may be liable for all of the clean-up costs at a site even though it was responsible for only a small part of such costs. Based on current information, the Company does not believe it needs to record a liability in relation to the BLM's proposed plan.

     The Company has an environmental liability accrual of approximately $2,900,000. Approximately $900,000 relates to ongoing environmental projects, including the remediation of a hydrocarbon plume at the Company's Farmington refinery and hydrocarbon contamination on and adjacent to 5.5 acres the Company owns in Bloomfield, New Mexico. The remaining amount of approximately $2,000,000 relates to an original estimate of approximately $2,300,000, recorded in the second quarter of 1996, for certain environmental obligations assumed in the acquisition of the Bloomfield refinery. That amount was recorded as an adjustment to the purchase price and allocated to the assets acquired. The environmental accrual is recorded in the current and long-term sections of the Company's Consolidated Balance Sheet.

     The Company has received several tax assessments from the Navajo Nation relating to crude oil and natural gas removed from properties located outside the boundaries of the Navajo Indian Reservation in an area of disputed jurisdiction, including a $1,800,000 severance tax assessment issued to Giant in November 1991. The Company has invoked its appeal rights with the Nation's Tax Commission in connection with this assessment and intends to oppose the assessment. It is the Company's position that it is in substantial compliance with laws applicable to the disputed area and, therefore, has accrued a liability in regards thereto for substantially less than the amount of the original assessment. It is possible that the Company's assessments will have to be litigated by the Company before final resolution. In addition, the Company may receive further tax assessments.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 16 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                             YEAR ENDED DECEMBER 31, 1995
                                                     --------------------------------------------
                                                                       QUARTER
                                                     --------------------------------------------
                                                      FIRST      SECOND       THIRD      FOURTH(1)
                                                     -------     -------     -------     --------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Continuing Operations:
  Net revenues.....................................  $69,562     $80,590     $78,400     $104,336
  Cost of products sold............................   49,357      56,497      53,719       74,698
                                                     -------     -------     -------     --------
  Gross margin.....................................   20,205      24,093      24,681       29,638
                                                     -------     -------     -------     --------
  Operating expenses...............................   12,115      12,255      13,120       14,366
  Depreciation and amortization....................    3,056       3,307       2,986        3,996
  Selling, general and administrative expenses.....    2,842       3,365       3,333        3,238
  Net earnings.....................................      112       2,093       1,968        3,560
  Net earnings per common share....................  $  0.01     $  0.18     $  0.17     $   0.32
Discontinued Operations:
  Net earnings.....................................  $    35     $    59     $    10     $     39
  Net earnings per common share....................  $     -     $  0.01     $     -     $      -

                                                          YEAR ENDED DECEMBER 31, 1996(2)
                                                  -----------------------------------------------
                                                                      QUARTER
                                                  -----------------------------------------------
                                                   FIRST        SECOND       THIRD        FOURTH
                                                  --------     --------     --------     --------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Continuing Operations:
  Net revenues..................................  $104,100     $135,643     $136,032     $123,409
  Cost of products sold.........................    73,960       92,718      100,567       94,619
                                                   -------      -------      -------     --------
  Gross margin..................................    30,140       42,925       35,465       28,790
                                                   -------      -------      -------     --------
  Operating expenses............................    15,408       15,869       16,141       16,897
  Depreciation and amortization.................     4,096        4,285        4,508        4,784
  Selling, general and administrative expenses..     3,595        5,447        3,423        3,137
  Net earnings..................................     2,325        8,693        5,283          750
  Net earnings per common share.................  $   0.21     $   0.77     $   0.47     $   0.07
Discontinued Operations:
  Net earnings (loss)...........................  $     79     $    (72)    $    (20)    $      -
  Net earnings (loss) per common share..........  $      -     $      -     $      -     $      -

---------------
(1) Fourth quarter 1995 includes the results of operations of the Bloomfield refinery which was acquired on October 4, 1995.

(2) 1996 includes the results of operations of the Bloomfield refinery for all periods presented.

NOTE 17 - SUBSEQUENT EVENTS

     Over the period May 28, 1997 to May 31, 1997, Giant Four Corners, Inc., ("GFC"), an indirect wholly-owned subsidiary of the Company, completed the acquisition of ninety-six retail service station/convenience stores, seven additional retail locations for future development, certain petroleum transportation and maintenance assets, options to acquire service station/convenience stores and other related assets (the "Thriftway Stations"). The assets were acquired from Thriftway Marketing Corp. and Clayton Investment Company and from entities related to such sellers (collectively, "Thriftway Marketing").

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

     Thirty-two service station/convenience stores, the seven retail locations for future development, the transportation and maintenance assets, the options to acquire service station/convenience stores and other related assets are being purchased for approximately $19,100,000 in cash, an office building with a net book value of approximately $800,000 and a truck maintenance shop with a net book value of approximately $500,000. GFC is leasing the remaining sixty-four service station/convenience stores and related assets for a period of ten years and intends to purchase them pursuant to options to purchase during the ten year period for approximately $22,900,000. The leased service station/convenience stores will be accounted for as capital leases and will initially require annual lease payments of approximately $2,600,000. These lease payments will be reduced as the individual service station/convenience stores are purchased pursuant to the options. The amount paid for the options, described here and below, will be applied to the acquisition of the last service station/convenience stores purchased pursuant to such options.

     The service station/convenience stores acquired are retail outlets that sell various grades of gasoline, diesel fuel and merchandise to the general public and are located in New Mexico, Arizona, Colorado and Utah, in or adjacent to the Company's primary market area. GFC intends to use substantially all of the assets acquired in a manner consistent with their previous operation. A small number of the acquired service station/convenience stores have been targeted for disposal and will be sold for use other than as retail service station/convenience stores.

     GFC also entered into a consignment agreement with Thriftway Marketing to supply finished product to sixteen service station/convenience stores operated by Thriftway Marketing which are located on the Navajo, Ute and Zuni Indian Reservations. Under this agreement, GFC will receive the profits from the finished product sales and will pay Thriftway Marketing annual consignment fees. GFC has options to purchase these service station/convenience stores. The Company has also entered into long-term supply arrangements with Thriftway Marketing to provide gasoline and diesel fuel to other service stations in the area that will continue to be operated by Thriftway Marketing.

     In addition, GFC has one-year options to purchase forty-five additional units from Thriftway Marketing that are located in Wyoming, Texas and Montana.

     GFC paid additional monies for finished product, merchandise and supply inventories associated with the units acquired. The amount paid approximated the sellers' cost of such inventories.

     On June 3, 1997, Giant Industries Arizona, Inc., ("Giant Arizona"), a wholly-owned subsidiary of the Company, purchased all of the issued and outstanding common stock of Phoenix Fuel Co., Inc. ("Phoenix Fuel") from J. W. Wilhoit, as Trustee of the Wilhoit Trust Agreement Dated 12/26/74 and other related entities for $30,000,000 in cash.

     Phoenix Fuel is an independent industrial/commercial petroleum products distributor with fuel sales of approximately 16,000 barrels per day, including gasoline, diesel fuel, burner fuel, jet fuel, aviation fuel and kerosene. In addition, Phoenix Fuel distributes oils and lubricants such as motor oil, hydraulic oil, gear oil, cutting oil and grease.

     Phoenix Fuel has nine bulk petroleum distribution plants, twenty cardlock fueling operations, a lubricant storage and distribution facility and operates a fleet of forty finished product truck transports. These assets and related operations are located throughout the state of Arizona and will continue to be used in a manner consistent with their previous operation.

     Both acquisitions have been accounted for using the purchase method. Results of operations of the acquired businesses from their respective dates of acquisition have been included in the Company's consolidated statement of earnings for the six months ended June 30, 1997. The Company recorded estimated goodwill of approximately $15,000,000 for the acquisition of Phoenix Fuel and $1,000,000 for the acquisition of the Thriftway Stations pending final allocation of the purchase price. The Company is amortizing goodwill

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES
related to the Phoenix Fuel acquisition over 30 years and goodwill related to the Thriftway Stations acquisition over 20 years.

     The purchases were funded under Giant's Credit Agreement, (the "Agreement"), dated October 4, 1995, as amended, with a group of banks. This Agreement was amended effective May 23, 1997 to increase the borrowing commitment under the unsecured capital expenditure facility portion of the Agreement to $70,000,000 from $30,000,000 and to extend the due date to May 23, 2000 from October 4, 1998, for both the unsecured capital expenditure facility and the unsecured working capital facility. The proceeds of the capital expenditure facility can be used for the following: (a) to purchase the assets of the above described acquisition and for the purchase of the common stock of Phoenix Fuel, (b) to repurchase shares of the Company's common stock, and (c) for acquisitions, capital expenditures and general corporate purposes, but not for working capital expenditures. On May 23, 1999, the borrowing commitment under the capital expenditure facility is required to be reduced by $20,000,000. Funds under the working capital facility portion of the Agreement are available to provide working capital and letters of credit in the ordinary course of business. Certain covenants and restrictions contained in the original Credit Agreement were also modified. The interest rate on these unsecured facilities is tied to various short-term indices and the associated interest rate margin has been revised downward. The interest rate at June 30, 1997 was approximately 6.5%. Phoenix Fuel will be a guarantor under the Agreement and the Indenture, dated as of November 29, 1993 among Giant, as Issuer, the Subsidiary Guarantors, as guarantors, and NBD Bank, National Association, as Trustee, relating to $100,000,000 of 9 3/4% Senior Subordinated Notes due 2003.

NOTE 18 -- NOTES TO UNAUDITED FINANCIAL STATEMENTS (UNAUDITED)

     The accompanying unaudited consolidated financial statements for the six months ended June 30, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are only of a normal recurring nature. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

     The Company adopted SOP 96-1 "Environmental Remediation Liabilities" in the first quarter of 1997. Based on a review of current environmental remediation activities, there was no current impact on the Company's financial position or results of operations.

     In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share", which is effective for financial statements for both interim and annual periods ending after December 15, 1997. Early adoption of the statement is not permitted. This new standard requires dual presentation of "basic" and "diluted" earnings per share ("EPS") on the face of the earnings statement and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations. The Company's current EPS calculation conforms to SFAS No. 128's basic EPS. Diluted EPS, which includes the effects of dilutive stock options, is not materially different from basic EPS for the Company.

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional capital in the equity section of a statement of financial position. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for disclosures about products and services, geographic areas and major customers. Both statements are effective for financial statements for

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES
periods beginning after December 15, 1997. The Company has not completed evaluating the impact of implementing the provisions of SFAS Nos. 130 and 131.

                                                                     (IN THOUSANDS)
            Inventories consist of the following at June 30, 1997:
              First-in, first-out ("FIFO") method:
                 Crude oil.........................................     $ 15,219
                 Refined products..................................       27,494
                 Refinery and shop supplies........................        7,565
              Retail method:
                 Merchandise.......................................        5,438
                                                                         -------
                                                                          55,716
                 Allowance for last-in, first-out ("LIFO")
                   method..........................................          589
                                                                         -------
                      Total........................................     $ 56,305
                                                                         =======

     The following unaudited pro forma combined condensed statements of earnings for the six months ended June 30, 1996 and 1997 combine the historical financial information for the Company, the Thriftway Stations and Phoenix Fuel assuming the acquisitions were consummated at the beginning of the periods presented. The pro forma statements include the results of operations of the Company and the acquisitions, along with adjustments which give effect to events that are directly attributable to the transactions and which are expected to have a continuing impact.

     This unaudited pro forma financial information does not purport to represent the results of operations that actually would have resulted had the acquisitions occurred on the date specified, nor should it be taken as indicative of the future results of operations.

              PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)

                                                                 PRO FORMA       PRO FORMA
                                                                   1996            1997
                                                                -----------     -----------
    Net revenues..............................................  $   373,421     $   403,167
    Cost of products sold.....................................      275,252         310,371
                                                                 ----------      ----------
    Gross margin..............................................       98,169          92,796
    Operating expenses........................................       45,669          46,187
    Depreciation and amortization.............................       11,457          13,230
    Selling, general and administrative expenses..............       11,681          12,910
                                                                 ----------      ----------
    Operating income..........................................       29,362          20,469
    Interest expense, net.....................................        9,616           8,551
                                                                 ----------      ----------
    Earnings from continuing operations before income taxes...       19,746          11,918
    Provision for income taxes................................        7,673           4,769
                                                                 ----------      ----------
    Earnings from continuing operations.......................  $    12,073     $     7,149
                                                                 ==========      ==========
    Earnings per common share for continuing operations.......  $      1.07     $       .64
                                                                 ==========      ==========
    Weighted average number of shares outstanding.............   11,255,853      11,084,336
                                                                 ==========      ==========

                          BLOOMFIELD REFINING COMPANY

                          INTERIM FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1995
                                  (UNAUDITED)

                          BLOOMFIELD REFINING COMPANY

                                 BALANCE SHEETS

                                                             DECEMBER 31, 1994     SEPTEMBER 30, 1995
                                                             -----------------     ------------------
                                                                                      (UNAUDITED)
                                               ASSETS
Current Assets
  Cash and temporary investments...........................     $ 8,379,601           $  8,273,826
  Accounts receivable -- affiliates........................       6,008,872              7,647,303
  Accounts receivable......................................         257,820                126,876
  Inventories..............................................       7,887,826              6,213,748
  Notes receivable -- affiliate............................                             15,000,000
  Prepaid crude oil -- affiliate...........................       2,312,338              5,054,070
  Prepaid expenses and other...............................         584,495                823,517
                                                                -----------            -----------
     Total current assets..................................      25,430,952             43,139,340
                                                                -----------            -----------
Property, Plant and Equipment
  Refinery property, plant and equipment...................      23,165,353             23,396,346
  Gas plants, property and equipment.......................       4,855,654              5,163,770
     Less: Accumulated depreciation........................      (6,550,919)            (7,853,081)
                                                                -----------            -----------
                                                                 21,470,088             20,707,035
  Construction in progress.................................         147,712                596,205
                                                                -----------            -----------
     Total property, plant and equipment...................      21,617,800             21,303,240
                                                                -----------            -----------
  Other....................................................         289,005                278,173
                                                                -----------            -----------
          Total Assets.....................................     $47,337,757           $ 64,720,753
                                                                ===========            ===========
                                LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable -- affiliates...........................     $10,853,802           $  9,601,415
  Accounts payable.........................................         649,983              1,043,750
  Accrued liabilities......................................       2,227,067                872,247
  Notes payable............................................                             14,166,667
  Income taxes payable -- affiliate........................                              2,967,000
                                                                -----------            -----------
     Total current liabilities.............................      13,730,852             28,651,079
                                                                -----------            -----------
Non-Current Liabilities
  Deferred income taxes, net...............................       1,184,500              1,316,200
  Accrued turnaround costs.................................       1,953,671              2,716,039
  Other....................................................         130,312                121,670
                                                                -----------            -----------
     Total non-current liabilities.........................       3,268,483              4,153,909
                                                                -----------            -----------
Commitments and contingencies (Note 9)
Shareholder's Equity
  Common stock, $.01 par value, 1,000 voting shares
     authorized, issued and outstanding....................              10                     10
  Contributed capital......................................       3,200,090              3,200,090
  Retained earnings........................................      27,138,322             28,715,665
                                                                -----------            -----------
     Total shareholder's equity............................      30,338,422             31,915,765
                                                                -----------            -----------
          Total Liabilities and Shareholder's Equity.......     $47,337,757           $ 64,720,753
                                                                ===========            ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                          BLOOMFIELD REFINING COMPANY

                            STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995
                                  (UNAUDITED)

                                                                    1994               1995
                                                                ------------       ------------
Operating revenues............................................  $107,713,865       $107,734,435
Operating expenses............................................    86,037,166         89,423,495
                                                                ------------       ------------
  Gross margin................................................    21,676,699         18,310,940
General and administrative expenses...........................     5,306,263          4,932,441
                                                                ------------       ------------
  Operating income............................................    16,370,436         13,378,499
                                                                ------------       ------------
Other Income (Expense)
  Interest income.............................................       258,012            230,290
  Interest expense............................................      (196,934)          (419,744)
  Other.......................................................        78,951            305,988
                                                                ------------       ------------
                                                                     140,029            116,534
                                                                ------------       ------------
  Income before income taxes..................................    16,510,465         13,495,033
Income Tax Expense (Note 4)
  Current.....................................................    (6,282,000)        (5,124,000)
  Deferred....................................................      (178,800)          (131,700)
                                                                ------------       ------------
                                                                  (6,460,800)        (5,255,700)
                                                                ------------       ------------
     Net Income...............................................  $ 10,049,665       $  8,239,333
                                                                ============       ============

                        STATEMENTS OF RETAINED EARNINGS

Balance at January 1..........................................  $ 23,854,523       $ 27,138,322
Net income....................................................    10,049,665          8,239,333
Dividends.....................................................    (4,500,000)        (6,661,990)
                                                                ------------       ------------
Balance at September 30.......................................  $ 29,404,188       $ 28,715,665
                                                                ============       ============

  The accompanying notes to financial statements are an integral part of these statements.

                          BLOOMFIELD REFINING COMPANY

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995
                                  (UNAUDITED)

                                                                      1994             1995
                                                                   -----------     ------------
Cash flows from operating activities:
  Reconciliation of net income to net cash provided by operating activities:
  Net income.....................................................  $10,049,665     $  8,239,333
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation................................................    1,276,944        1,302,162
     Accrued turnaround costs....................................      857,664          762,368
     Changes in assets and liabilities:
       Increase in accounts receivable...........................   (1,315,740)      (1,507,487)
       (Increase) decrease in inventories........................   (1,849,190)       1,674,078
       Increase in prepaid expenses and other....................   (1,692,608)      (2,980,754)
       Decrease in deferred tax asset............................      291,500
       Decrease in other assets..................................       10,832           10,832
       Increase (decrease) in accounts payable...................    1,076,781         (872,622)
       Increase (decrease) in accrued liabilities................      556,414       (1,354,820)
       Increase in income taxes payable-affiliate................       63,400        2,967,000
       (Decrease) increase in deferred income taxes, net.........   (1,679,400)         131,700
       Decrease in other liabilities.............................                        (8,642)
                                                                   -----------      -----------
          Net cash provided by operating activities..............    7,646,262        8,363,148
                                                                   -----------      -----------
Cash flows used in investing activities:
  Capital expenditures -- refinery...............................   (1,005,795)        (665,484)
  Capital expenditures -- gas plants.............................      (38,979)        (308,116)
                                                                   -----------      -----------
          Net cash used in investing activities..................   (1,044,774)        (973,600)
                                                                   -----------      -----------
Cash flows used in financing activities:
  Borrowings under term loan.....................................                    15,000,000
  Loan to parent.................................................                   (15,000,000)
  Principal payments on debt.....................................   (2,875,000)        (833,333)
  Dividends distributed..........................................   (4,500,000)      (6,661,990)
                                                                   -----------      -----------
          Net cash used in financing activities..................   (7,375,000)      (7,495,323)
                                                                   -----------      -----------
Net decrease in cash and temporary investments...................     (773,512)        (105,775)
Cash and temporary investments at beginning of year..............    9,501,500        8,379,601
                                                                   -----------      -----------
Cash and temporary investments at end of period..................  $ 8,727,988     $  8,273,826
                                                                   ===========      ===========

  The accompanying notes to financial statements are an integral part of these statements.

                          BLOOMFIELD REFINING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION, BACKGROUND AND ORGANIZATION

  Basis Of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of the Management of Bloomfield Refining Company, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. The enclosed financial statements should be read in conjunction with the financial statements and notes thereto included in the December 31, 1994 annual financial statements of Bloomfield Refining Company.

ORGANIZATION

     On August 31, 1984, Bloomfield Refining Company, a Delaware corporation (Bloomfield), was incorporated. Bloomfield's primary activities are the refining of petroleum products and gas plant operations. Bloomfield is a wholly-owned subsidiary of Gary-Williams Energy Corporation (GWEC). Bloomfield operates a refinery in Bloomfield, New Mexico (see Note 10) with a throughput capacity of 17,000 barrels per day and has ownership interests in two gas plants located in Utah.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash And Temporary Investments

     For purposes of these statements, Bloomfield considers investments purchased with an original maturity of three months or less to be cash or temporary investments. Temporary investments consist primarily of commercial paper and money market funds. These securities are classified as held to maturity investments as defined by Statement of Financial Accounting Standards No. 115. At December 31, 1994 and September 30, 1995, these securities are recorded at a market value of $7,633,000 and $8,273,826, respectively. Realized gains and losses from sales of these securities are included in interest income in the accompanying statements of operations. The net unrealized gain or loss on these securities was not material as of and December 31, 1994 and September 30, 1995.

  Inventories

     Inventories are valued at the lower of first-in, first-out cost or market. Inventories at December 31, 1994 and September 30, 1995 are as follows:

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1994             1995
                                                             ------------     -------------
        Refined, unrefined and intermediate products.......   $4,181,728       $ 3,823,475
        Crude oil..........................................    2,811,004         1,521,217
        Materials and supplies.............................      895,094           869,056
                                                              ----------        ----------
                                                              $7,887,826       $ 6,213,748
                                                              ==========        ==========

  Property, Plant And Equipment

     The initial purchase and additions to property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method based on estimated useful lives ranging from 2 to 35 years, with an average initial life of approximately 19 years.

                          BLOOMFIELD REFINING COMPANY

     Ownership interests in gas plants are recorded at cost and proportionately consolidated for financial statement purposes. Depreciation is provided using the straight-line method with estimated useful lives ranging from 5 to 12 years, with an average initial life of approximately 7 years.

  General And Administrative Expenses

     Bloomfield reimburses GWEC for general and administrative services relating to the supply and marketing of raw materials and refined products and gas plant operations.

  Accrued Turnaround Costs

     Major repair and maintenance expenses (turnaround costs) are accrued and charged to current operations in anticipation of the work to be performed in future periods to renew the related refinery assets. Accrued turnaround costs are classified as either current or non-current liabilities based upon the scheduling of major expenditures.

  Capitalized Interest

     Bloomfield capitalizes interest on debt associated with the financing of capital construction projects. No interest was capitalized during 1994 or during the nine months ended September 30, 1995.

  Reclassifications

     Certain prior year amounts have been reclassified for consistency with the current year presentation.

NOTE 3 -- LONG-TERM DEBT

     Bloomfield borrowed $15,000,000 from a group of banks on July 31, 1995. Bloomfield then lent the $15,000,000 to its parent, GWEC, which used the funds to acquire another refinery. Interest is based on the bank's prime rate or alternatively, interest rates can be fixed for 30 to 180 day periods at a floating Eurocurrency rate. The loan was to be repaid ratably over 36 months beginning August 31, 1995. However, the loan was paid in full in October, 1995.

     Bloomfield also had a revolving credit facility, as amended, with a group of banks under which it could issue letters of credit which in the aggregate cannot exceed the lesser of $35,000,000 or the borrowing base. The borrowing base, which consists primarily of accounts receivable, inventory, exchange balances and unused outstanding letters of credit was approximately $21,000,000 and $27,000,000 as of December 31, 1994 and September 30, 1995. Bloomfield had no amounts outstanding under the revolving credit facility, however letters of credit totaling approximately $20,000,000 and $24,000,000 had been issued as of December 31, 1994 and September 30, 1995. Borrowings under the revolving credit facility bear interest at a rate based on the bank's prime rate.

     The credit facility and term loan are secured by substantially all of the assets of Bloomfield and, among other things, requires the maintenance of certain financial covenants and ratios. The revolving credit facility was to mature June 1, 1997; however, it was closed in October 1995.

NOTE 4 -- INCOME TAXES

     Bloomfield and GWEC are members of a consolidated tax group which files a consolidated federal income tax return. An agreement was entered into between Bloomfield and GWEC whereby Bloomfield determines, on a stand alone basis, the tax liability or benefit as if it were not a member of the tax group. Bloomfield then reimburses GWEC for its current income tax liability on a quarterly basis. Deferred income

                          BLOOMFIELD REFINING COMPANY
taxes are paid to GWEC periodically. Bloomfield is entitled to be reimbursed by GWEC for its income tax benefit when Bloomfield could otherwise have utilized such benefit on a stand alone basis.

     Deferred income taxes are recognized for the differences between the tax and financial reporting bases of assets and liabilities at each period-end based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     The net deferred tax liability consists of the following:

                                                            DECEMBER 31,     SEPTEMBER 30,
                                                                1994             1995
                                                            ------------     -------------
        Gross deferred tax assets.........................  $ (1,090,700)     $ (1,364,000)
        Gross deferred tax liabilities....................     2,798,300         3,203,300
                                                             -----------       -----------
                                                               1,707,600         1,839,300
        Payments to affiliate.............................      (523,100)         (523,100)
          Valuation allowance
                                                             -----------       -----------
        Net deferred tax liability........................  $  1,184,500      $  1,316,200
                                                             ===========       ===========

     Deferred tax assets and liabilities result primarily from inventory and overhead costs capitalized for tax, accounting reserves and from recording depreciation and turnaround expenses in different periods for financial and tax accounting purposes. In management's opinion, it is more likely than not that the gross deferred tax assets will be realized based on past earnings history.

     The difference between Bloomfield's tax provision at the federal statutory rate and the effective rate is due primarily to state income taxes.

  Tax Deficiency

     The Internal Revenue Service concluded a field audit of the consolidated tax group's income tax returns for the fiscal years 1990 and 1991 resulting in a "Notice of Deficiency" for both fiscal years. Proposed adjustments to income and tax credits resulted in a proposed tax deficiency of approximately $4,800,000 plus penalties for 1990 and $600,000 plus penalties for 1991. Bloomfield has filed petitions with the United States Tax Court contesting the notices and believes that it has meritorious legal defenses to the proposed tax deficiencies, but the ultimate outcome of the Tax Court case is uncertain.

NOTE 5 -- OPERATING REVENUES AND EXPENSES BY SEGMENTS

     The following segment information reflects operating revenues, operating expenses and gross margins for the nine months ended September 30, 1994 and 1995.

                                                   REFINING       GAS PLANTS        TOTAL
                                                 ------------     ----------     ------------
    September 30, 1994
      Operating Revenues.......................  $105,748,159     $1,965,706     $107,713,865
      Operating Expenses.......................    84,395,339      1,641,827       86,037,166
                                                 ------------     ----------     ------------
              Gross Margin.....................  $ 21,352,820     $  323,879     $ 21,676,699
                                                 ============     ==========     ============
    September 30, 1995
      Operating Revenues.......................  $106,030,168     $1,704,267     $107,734,435
      Operating Expenses.......................    87,818,761      1,604,734       89,423,495
                                                 ------------     ----------     ------------
              Gross Margin.....................  $ 18,211,407     $   99,533     $ 18,310,940
                                                 ============     ==========     ============

                          BLOOMFIELD REFINING COMPANY

NOTE 6 -- RELATED PARTY TRANSACTIONS

     A supply and marketing service agreement was entered into between Bloomfield and GWEC, whereby GWEC purchases crude oil and other raw materials for resale to Bloomfield, at cost, for processing at the refinery. The intercompany purchases of raw materials include all amounts accrued and owing by GWEC to third parties, including prepayments and offsite inventory. Also, Bloomfield sells refined petroleum products to GWEC, at market, for resale by GWEC.

     Bloomfield has guaranteed the payment by GWEC of an aggregate maximum at any one time of $2,000,000 of present and/or future indebtedness owed to a third party crude oil supplier.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

     Bloomfield has a profit sharing plan (defined contribution plan) covering certain non-union employees who meet eligibility requirements as to age and length of service. Contributions to the plan are determined annually by Bloomfield. Contributions of $138,140 and $125,460 were accrued for 1994 and the nine months ended September 30, 1995, respectively. The funding of the plan was discontinued in October, 1995.

     Bloomfield also has a defined benefit pension plan for union employees. Bloomfield's funding policy is to contribute annually an amount to fund normal cost and amortize unfunded actuarial liabilities over 19 years. Plan assets at December 31, 1994 and September 30, 1995 consist primarily of private and public debt and equity investments. The funding of the plan was discontinued in October, 1995.

     Benefits are based on a percentage of the employee's earnings, as defined, as of June 1, 1993, and years of credited service up to a maximum of 30 years.

     The following table sets forth the funded status and amounts recognized in Bloomfield's statements of financial position and operations at December 31, 1994 for the defined benefit pension plan:

                                                                             1994
                                                                           ---------
        Actuarial present value of benefit obligations:
          Accumulated benefit obligation, including vested benefits of
             $417,559 at December 31, 1994...............................  $(433,264)
                                                                           =========
        Projected benefit obligation for service rendered to date........  $(433,264)
        Plan assets at fair value........................................    302,952
                                                                           ---------
        Projected benefit obligation in excess of plan assets............   (130,312)
        Unrecognized net obligation existing at January 1, 1989 being
          recognized over 19 years.......................................      8,926
        Prior service cost not yet recognized............................     77,483
        Unrecognized net loss from past experience different from that
          assumed and effects of changes in assumptions..................     70,391
        Adjustment to recognize minimum liability........................   (156,800)
                                                                           ---------
        Accrued pension liability included in other liabilities..........  $(130,312)
                                                                           =========
        Net pension cost includes the following components:
          Service cost...................................................  $  55,079
          Interest cost..................................................     29,266
          Actual return on plan assets...................................      6,557
          Net amortization and deferral of other components..............    (19,922)
                                                                           ---------
        Net periodic pension cost........................................  $  70,980
                                                                           =========

                          BLOOMFIELD REFINING COMPANY

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% for 1994. The expected long-term rate of return on pension plan assets was 8.0% in 1994.

NOTE 8 -- MAJOR CUSTOMERS

     During the nine months ended September 30, 1994 and 1995, Bloomfield sold 100% of the refined products to GWEC. Also, during that period, Bloomfield purchased 100% of the crude oil and raw materials from GWEC.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     Bloomfield is subject to certain environmental and other regulations primarily administered by the United States Environmental Protection Agency (E.P.A.) and various state agencies. Management of Bloomfield believes it has complied with all material aspects associated with these regulations. Bloomfield entered into an administrative order with the E.P.A. to perform a study to assess the nature of any environmental cleanup requirements at the refinery which was substantially completed in 1994. Management is currently evaluating the E.P.A.'s response and is uncertain as to what, if any, additional costs may be required.

     Bloomfield is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on Bloomfield's financial position or results of operations.

     An affiliate of Bloomfield entered into a ten year lease agreement for office space in November 1989. Bloomfield has guaranteed the performance of the affiliate's obligations. Terms of the lease provided for annual rent of $796,000 in 1995 through 1999. In addition to the rent, Bloomfield has guaranteed the annual payment of $328,000 in occupancy costs with provisions for escalation based on actual expenses. Currently, the affiliate of Bloomfield is subleasing certain office space to a third party and a related party.

NOTE 10 -- SUBSEQUENT EVENT

     In October, 1995 Bloomfield and GWEC sold the Bloomfield, New Mexico refinery and related assets to a third party. The sales price was $55,000,000 plus the market value of hydrocarbon inventories and an earnout provision based on the combined per barrel gross margin of the buyer's refineries providing for annual payments through the year 2001 of up to a net present value of $25,000,000 using a discount rate of 9.75% per annum.

======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    i
Prospectus Summary....................    1
Risk Factors..........................   13
Use of Proceeds.......................   20
Capitalization........................   21
Selected Financial Data...............   22
Unaudited Pro Forma Combined Financial
  Information.........................   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
The Registered Exchange Offer.........   36
Business..............................   44
Description of the 9 3/4% Notes.......   55
Description of the Exchange Notes.....   55
Registration Rights...................   78
Certain Federal Income Tax
  Consequences........................   80
Plan of Distribution..................   83
Legal Matters.........................   85
Experts...............................   85
Glossary..............................   86
Index to Financial Statements.........  F-1


     UNTIL DECEMBER 20, 1997, ALL DEALERS AFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


======================================================

======================================================
                                  $150,000,000
                         [GIANT INDUSTRIES, INC. LOGO]
                             OFFER TO EXCHANGE ITS
                             9% SENIOR SUBORDINATED
                               NOTES DUE 2007 FOR
                             9% SENIOR SUBORDINATED
                              NOTES DUE 2007 THAT
                           HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                               November 10, 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has purchased insurance on behalf of the registrants' directors and officers against certain liabilities that may be asserted against such persons in connection with any actual or alleged Wrongful Act (as defined in the policy) in their capacities as directors and officers of the registrants, including certain liabilities under the federal and state securities laws, except to the extent that the registrants have indemnified the directors and officers.

     The following contains summaries of certain circumstances in which indemnification is provided pursuant to the registrants' Certificate or Articles of Incorporation and Bylaws. Such summaries are qualified in their entirety by reference to the registrants' Certificate or Articles of Incorporation and Bylaws.

  The Company

     As permitted by the Delaware General Corporation law (the "DGCL"), the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the DGCL and the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities.

     In general, any officer, director, employee or agent may be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to in the Company's best interest and not unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith in a manner he believed to have been in the Company's best interest and generally must not have been adjudged liable to the Company.

     No person seeking indemnification may be denied indemnification unless the Board of Directors or the stockholders of the Company determine in good faith, or independent legal counsel for the Company opines in writing, that the standards for indemnification have not been met. A successful defense is deemed conclusive evidence of a person's right to be indemnified against expenses.

     The Company may advance funds to pay the expenses of any person involved in such action provided that the Company receives an undertaking that the person will repay the advanced funds unless it is ultimately determined that he is not entitled to indemnification.

     Indemnification may also be granted pursuant to provisions of Bylaws which may be adopted in the future, pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or disinterested directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  Giant E&P

     With respect to Giant Exploration & Production Company, a Texas corporation ("Giant E&P"), Article 2.02A(16) of the Texas Business Corporation Act empowers a corporation to indemnify directors, officers, employees and agents of the corporation and to purchase and maintain liability insurance for those persons.
Article 2.02-1 permits a corporation to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined that the person conducted himself in good faith, reasonably believed that his official conduct was in the corporation's best interests (or in other cases was at least not opposed to the corporation's best interests), and in the case of any criminal proceeding had no reasonable cause to believe his conduct was unlawful. Under
Article 2.02-1, a corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceedings, and, in addition, such indemnification may be ordered in a proper case by a court of law. In addition, a corporation may indemnify and advance expenses to person who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprises to the same extent that it may indemnify and advance expenses to directors under this article. The statute provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation or a person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise, against any liability asserted against him in such capacity or arising out of such status, whether or not the corporation would have the power to indemnify him against that liability under this article.

     Article IX of Giant E&P's Articles of Incorporation (the "Articles") provides that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability of such director for (1) a breach of such director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which such director received an improper benefit, whether or not the benefit results from an action taken within the scope of such director's office; or (4) an act or omission for which the liability of such director is expressly provided by an applicable statute. No amendment to or repeal of this Article IX shall apply to or have any effect upon the liability or alleged liability of any director of the corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

     Giant E&P entered into indemnification agreements in October 1989 with certain of its then directors and officers pursuant to which it may have continuing obligations.

  Giant Arizona, Giant Four Corners, Inc., Phoenix Fuel Co., Inc. and Giant Mid-Continent, Inc.

     With respect to Giant Industries Arizona, Inc., Giant Four Corners, Inc., Phoenix Fuel Co., Inc. and Giant Mid-Continent, Inc., all Arizona corporations (collectively referred to herein as the "Arizona Subsidiaries"), Section 10-851 of the Arizona Revised Statutes empowers a corporation to indemnify directors, officers, employees or agents of the corporation who are made a party to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation only if that person acted in good faith and reasonably believed
(a) in the case of conduct in the person's official capacity with the corporation that the person's conduct was within its best interest; and (b) in all other cases, the person's conduct was at least not opposed to the Arizona Subsidiaries' best interests. In the case of any criminal proceeding, the person must have had no reasonable cause to believe that the person's conduct was unlawful. Indemnification shall not be provided in respect of: (i) any proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, or (ii) any proceeding charging improper personal benefit to the person, whether or not involving action in the person's official capacity for the corporation, in which the person was adjudged liable on the basis that personal benefit was improperly received by that person.

     Unless ordered by a court, indemnification pursuant to the foregoing may only be made by the Arizona Subsidiaries as authorized in a specific case upon a determination that indemnification is proper under the circumstances because the director, officer, employee or agent has met the applicable standard of conduct. Such determination shall be made (a) by the board of directors of the Arizona Subsidiary, acting by a majority vote of a quorum consisting of directors who are not parties to the proceeding; (b) by special legal counsel selected by a majority vote of the disinterested directors or, if there are no disinterested directors, by majority vote of the board; or (c) by the shareholders (but shares owned by or voted under the control of persons who are parties to the proceeding shall not be voted.

     In addition, under Arizona law, the Arizona Subsidiaries are required to indemnify a director, officer, employee or agent against expenses in connection with any lawsuit or proceeding if such person has been successful on the merits or otherwise in the defense of such lawsuit or proceeding. Further, the Arizona Subsidiaries are required to indemnify an outside director against liability except (1) in the cases described above in which indemnification is not permitted and (2) if a court determines that the director did not meet the applicable standard of conduct. The Arizona Subsidiaries may advance or pay expenses incurred by a director, officer, employee or agent in advance of final disposition of a proceeding if all of the following conditions exist: (a) the person furnishes the corporation with a written affirmation of the person's good faith belief that the person has met the applicable standard of conduct; (b) the person furnishes the corporation with a written undertaking by or on behalf of such person to repay the advance if it is ultimately determined that the person did not met the applicable standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification.

     The respective Articles of Incorporation ("Articles") and Bylaws of the Arizona Subsidiaries provide that the Arizona Subsidiaries shall indemnify each director and officer to the fullest extent permitted by law. The Arizona Subsidiaries' Bylaws extend that protection to employees and agents of the corporation. No modification of the indemnification provision may adversely affect any director's or officer's right to indemnification with respect to any act or omission occurring prior to such modifications.

     The Arizona Subsidiaries' (except Phoenix Fuel's) respective Articles provide that no director of the Arizona Subsidiaries shall be liable to the Arizona Subsidiaries or their respective shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the Articles and Arizona law do not permit the elimination of liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for authorizing the unlawful payment of a dividend or other distribution on shares of the corporation's capital stock; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any violation of Section 10-041 of the Arizona Revised Statues, which relates to directors' conflicts of interests. The effect of this provision in the Articles is to eliminate the rights of the Arizona Subsidiaries and their respective shareholders (through shareholders' derivative suits on behalf of the Arizona Subsidiaries) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (e) above. This provision will not alter the liability of directors under federal securities laws.

  Giant Stop-N-Go of New Mexico, Inc,. Ciniza Production Company, and San Juan Refining Company

     With respect to Giant Stop-N-Go of New Mexico, Inc., Ciniza Production Company and San Juan Refining Company, all New Mexico corporations (collectively referred to herein as the "New Mexico Subsidiaries"), Section 53-11-4.1 NMSA 1978 of the New Mexico Business Corporation Act empowers a corporation to indemnify directors, officers, employees or agents of the corporation who are made a party to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation only if that person acted in good faith and reasonably believed (a) in the case of conduct in the person's official capacity with the corporation that the person's conduct was within its best interest; and (b) in all other cases, the person's conduct was at least not opposed to the New Mexico Subsidiaries' best interests. In the case of any criminal proceeding, the person must have had no reasonable cause to believe that the person's conduct was unlawful. Indemnification shall not be provided in respect of any proceeding charging improper personal benefit to the person, whether or not involving action in the person's official capacity for the corporation, in which the person shall have been adjudged to be liable on the basis that personal benefit was improperly received by that person.

     If a determination has been made by the board of directors that the person has been wholly successful in the defense of the proceeding brought against him, or if a court should so determine that indemnification is required, the person shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

     The New Mexico Subsidiaries may not indemnify a person until a determination has been made that the indemnification of that person in permissible under the circumstances because that person has met the standards of conduct required by Section 53-11-4.1B NMSA 1978. This determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the proceeding; (2) if that quorum cannot be obtained, by a majority vote by a committee of the board elected by a majority of the full board; (3) by special legal counsel selected by the board of directors or a committee thereof; or (4) by the shareholders. The reasonable expenses incurred by a person who is a party to the proceeding may be paid or reimbursed by the corporation in advance if (1) that person furnishes the New Mexico Subsidiaries with a written affirmation of his good faith belief that the person has met the standard of conduct necessary for indemnification by the New Mexico Subsidiaries; (2) the person furnishes the New Mexico Subsidiaries a written undertaking by or on his behalf to repay that amount if it is ultimately determined that the person has not met those standards of conduct; and (3) a determination is made that the facts then known to those making the determination will not preclude indemnification.

     The Bylaws of the New Mexico Subsidiaries provide for indemnification of directors and officers and each person who may serve at the corporation's request as the director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred in connection with the settlement or defense of any action, suit or proceeding, civil or criminal, in which that person is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the corporation. This provision specifically indemnifies each such director and officer from payment of any judgment, levy, or demand that might be granted against that person by virtue of his occupancy of that office growing out of any such action, suit or proceeding.

     The Bylaws of the New Mexico Subsidiaries provide that the indemnification contained therein is in addition, and not in lieu of, the indemnification of directors and officers described in Section 53-11-4.1 NMSA 1978, as that law may be amended from time to time.

     The Articles of San Juan Refining Company provide that, subject to certain exceptions, its directors shall not be personally liable to it or it shareholders for monetary damages for breach of fiduciary duties.

ITEM 21.  EXHIBITS AND FINANCIAL DATA SCHEDULES.

(A) EXHIBITS

     The following is a list of all the exhibits filed as part of the Registration Statement.

DEFINITIONS:

     Form S-1 -- Refers to the Form S-1 Registration Statement under the Securities Act of 1933 as filed October 16, 1989, File No. 33-31584.

     Amendment No. 1 -- Refers to the Amendment No. 1 to Form S-1 Registration Statement under the Securities Act of 1933 as filed October 27, 1989, File No. 33-31584.

     Amendment No. 2 -- Refers to the Amendment No. 2 to Form S-1 Registration Statement under the Securities Act of 1933 as filed November 20, 1989, File No. 33-31584.

     Amendment No. 3 -- Refers to the Amendment No. 3 to Form S-1 Registration Statement under the Securities Act of 1933 as filed December 12, 1989, File No. 33-31584.

     Form S-3 -- Refers to the Form S-3 Registration Statement under the Securities Act of 1933 as filed September 22, 1993, File No. 33-69252.

EXHIBIT NO.                                      DESCRIPTION
-----------   ---------------------------------------------------------------------------------
  2.1*        Purchase and Sale Agreement, dated August 8, 1995, among Bloomfield Refining
              Company and Gary-Williams Energy Corporation, as Sellers, and Giant Industries
              Arizona, Inc., as Buyer. Incorporated by reference to Exhibit 2.1 to the
              Company's Report on Form 8-K for the period of October 4, 1995, File No. 1-10398.
  2.2         First Amendment, dated September 29, 1995, to Purchase and Sale Agreement, dated
              August 8, 1995, among Bloomfield Refining Company and Gary-Williams Energy
              Corporation, as Sellers, and Giant Industries Arizona, Inc., as Buyer.
              Incorporated by reference to Exhibit 2.2 to the Company's Report on Form 8-K for
              the period October 4, 1995, File No. 1-10398.
  2.3         Second Amendment, dated October 2, 1995, to Purchase and Sale Agreement, dated
              August 8, 1995, among Bloomfield Refining Company and Gary-Williams Energy
              Corporation, as Sellers, and Giant Industries Arizona, Inc. as Buyer.
              Incorporated by reference to Exhibit 2.3 to the Company's Report on Form 8-K for
              the period October 4, 1995, File No. 1-10398.
  2.4         Definitive Agreement, dated April 18, 1997, by and between Giant Four Corners,
              Inc., as "Buyer," and Thriftway Marketing Corp. and Clayton Investment Company,
              collectively as "Seller." Incorporated by reference to Exhibit 2.1 to the
              Company's Report on Form 8-K filed June 12, 1997, File No. 1-10398.
  2.5         Stock Purchase Agreement, dated April 30, 1997, by and among Phoenix Fuel Co.,
              Inc. (the "Company"), J.W. Wilhoit, as Trustee of the Wilhoit Trust Agreement
              Dated 12/26/74, Katherine C. Lahowetz, as Trustee of the Theresa Ann Wilhoit
              Grantor Retained Annuity Trust Dated 4/4/97, Katherine C. Lahowetz, and Katherine
              C. Lahowetz, as custodian for the Benefit of Emily Lahowetz, a minor
              (collectively, the "Shareholders") and Giant Industries Arizona, Inc. (the
              "Purchaser"). Incorporated by reference to Exhibit 2.1 to the Company's Report on
              Form 8-K filed June 17, 1997, File No. 1-10398.
  3.1         Restated Certificate of Incorporation of Giant Industries, Inc., a Delaware
              corporation (the "Company"). Incorporated by reference to Exhibit 3.1 to
              Amendment No. 3.
  3.2         Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.2 to
              Amendment No. 3.
  3.3         Articles of Incorporation of Giant Exploration & Production Company, a Texas
              corporation ("Giant Exploration"), formerly Hixon Acquisition Corp. Incorporated by reference to Exhibit 2.1, Annex III to Form S-1.
  3.4         Bylaws of Giant Exploration. Incorporated by reference to Exhibit 2.1, Annex IV to Form S-1.
  3.5         Articles of Incorporation of Giant Industries Arizona, Inc., an Arizona
              corporation ("Giant 3.6 Arizona") formerly Giant Acquisition Corp. Incorporated by reference to Exhibit 2.1, Annex V to Form S-1.
  3.6         Bylaws of Giant Arizona. Incorporated by reference to Exhibit 2.1, Annex VI to
              Form S-1.
  3.7         Articles of Incorporation of Ciniza Production Company. Incorporated by reference to Exhibit 3.7 to Form S-3.
  3.8         Bylaws of Ciniza Production Company. Incorporated by reference to Exhibit 3.8 to
              Form S-3.
  3.9         Articles of Incorporation of Giant Stop-N-Go of New Mexico, Inc. Incorporated by
              reference to Exhibit 3.9 to Form S-3.

EXHIBIT NO.                                      DESCRIPTION
-----------   ---------------------------------------------------------------------------------
  3.10        Bylaws of Giant Stop-N-Go of New Mexico, Inc. Incorporated by reference to
              Exhibit 3.10 to Form S-3.
  3.11        Articles of Incorporation of Giant Four Corners, Inc. Incorporated by reference to Exhibit 3.11 to Form S-3.
  3.12        Bylaws of Giant Four Corners, Inc. Incorporated by reference to Exhibit 3.12 to
              Form S-3.
  3.13        Articles of Incorporation of Giant Mid-Continent, Inc. Incorporated by reference to Exhibit 3.13 to the Company's Report on Form 10-K for fiscal year ended
              December 31, 1994, File No. 1-10398.
  3.14        Bylaws of Giant Mid-Continent, Inc. Incorporated by reference to Exhibit 3.14 to the Company's Report on Form 10-K for fiscal year ended December 31, 1995, File
              No. 1-10398.
  3.15        Articles of Incorporation of San Juan Refining Company. Incorporated by reference to Exhibit 3.15 to the Company's Report on Form 10-K for fiscal year ended
              December 31, 1995, File No. 1-10398.
  3.16        Bylaws of San Juan Refining Company. Incorporated by reference to Exhibit 3.16 to the Company's Report on Form 10-K for fiscal year ended December 31, 1995, File
              No. 1-10398.
  3.17+       Articles of Incorporation of Phoenix Fuel Co., Inc.
  3.18+       Bylaws of Phoenix Fuel Co., Inc.
  4.1         Amended and Restated Note Agreement, dated as of September 30, 1993, among the
              Prudential Insurance Company of America ("Prudential"), Pruco Life Insurance
              Company ("Pruco"), the Company and Giant Arizona, relating to $20,000,000 of
              10.91% Senior Notes due March 31, 1999. Incorporated by reference to Exhibit 4.13 to Amendment No. 2 to the Form S-3 Registration Statement under the Securities
              Act of 1933 as filed November 12, 1993, File No. 33-69252.
  4.2         Letter Amendment No. 1, dated December 31, 1994, to Amended and Restated Note
              Agreement, dated September 30, 1993, among Prudential, Pruco, the Company and
              Giant Arizona. Incorporated by reference to Exhibit 4.2 to the Company's Report on Form 10-K for fiscal year ended December 31, 1994, File No. 1-10398.
  4.3         Letter Amendment No. 2, dated May 9, 1995, to Amended and Restated Note
              Agreement, dated September 30, 1993, among Prudential, Pruco, the Company and
              Giant Arizona. Incorporated by reference to Exhibit 4 to the Company's Report on
              Form 10-Q for the quarter ended September 30, 1995, File No. 1-10398.
  4.4         Indenture, dated as of November 29, 1993 among the Company, as Issuer, the
              Subsidiary Guarantors, as guarantors, and NBD Bank, National Association, as
              Trustee, relating to $100,000,000 of 9 3/4% Senior Subordinated Notes due 2003.
              Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form
              8-K dated November 29, 1993, File No. 1-10398.
  4.5         Credit Agreement, dated October 4, 1995, among Giant Industries, Inc., as
              Borrower , Giant Industries Arizona, Inc., Ciniza Production Company, San Juan
              Refining Company, Giant Exploration & Production Company and Giant Four Corners,
              Inc., as Guarantors, and Bank of America National Trust and Savings Association,
              as Agent, Bank of America Illinois, as a Bank and as Letter of Credit Issuing
              Bank and the Other Financial Institutions Parties thereto. Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K for the period
              October 4, 1995, File No. 1-10398.

EXHIBIT NO.                                      DESCRIPTION
-----------   ---------------------------------------------------------------------------------
  4.6         First Amendment, dated May 15, 1996, to Credit Agreement, dated October 4, 1995, among Giant Industries, Inc., as Borrower, Giant Industries Arizona, Inc., Giant
              Exploration & Production Company, Giant Four Corners, Inc., San Juan Refining
              Company and Ciniza Production Company, as Guarantors, and Bank of America
              National Trust and Savings Association, as Agent, Bank of America Illinois, as
              issuing Bank and as a Bank, NBD Bank as a Bank, and Union Bank, as a Bank.
              Incorporated by reference to Exhibit 4.2 to the Company's Report of Form 8-K dated June 12, 1997, File No. 1-10398.
  4.7         Second Amendment, dated May 23, 1997, to Credit Agreement, dated October 4, 1995, among Giant Industries, Inc., as Borrower, Giant Industries Arizona, Inc., Giant
              Exploration & Production Company, San Juan Refining Company, Giant Four Corners,
              Inc. and Ciniza Production Company, as Guarantors, and Bank of America National
              Trust and Savings Association, as Agent, Bank of America Illinois, as issuing
              Bank and as a Bank, First National Bank of Chicago (successor to NBD Bank, by assignment), as a Bank, and Union Bank of California, N.A. (formerly known as
              Union Bank), as a Bank. Incorporated by reference to Exhibit 4.3 to the Company's
              Report of Form 8-K dated June 12, 1997, File No. 1-10398.
  4.8+        Indenture, dated as of August 26, 1997, among the Company, as Issuer, the
              Subsidiary Guarantors, as guarantors, and The Bank of New York, as Trustee, relating to $150,000,000 of 9% Senior Subordinated Notes due 2007.
  4.9         Form of Exchange Note (included in Exhibit 4.8).
  5.1**       Opinion of Fennemore Craig, P.C., as to the legality of the Exchange Notes.
 10.1***      1989 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit
              10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1989, File No. 1-10398.
 10.2***      Amendment No. 1 dated August 14, 1996, to 1989 Stock Incentive Plan. Incorporated
              by reference to Exhibit 10 to the Company's Report on Form 10-Q for the quarter ended September 30, 1996, File No. 1-10398.
 10.3         Employee Stock Ownership Plan and Trust Agreement of the Company, as amended.
              Incorporated by reference to Exhibit 10.1 of the Company's Report on Form 10-Q
              for the quarter ended September 30, 1994, File No. 1-10398.
 10.4         Ninth Amendment of the Employee Stock Ownership Plan and Trust Agreement of Giant
              Industries, Inc. and Affiliated Companies dated October 1, 1996. Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1996, File No. 1-10398.
 10.5***      ESOP Substitute Excess Deferred Compensation Benefit Plan. Incorporated by
              reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1992, File No. 1-10398.
 10.6***      Amended 1988 Restricted Stock Plan of the Company. Incorporated by reference to
              Exhibit 10.3 to Form S-1.
 10.7***      1989 Stock Option Plan of the Company. Incorporated by reference to Exhibit 10.4 to Form S-1.
 10.8         Purchase Agreement, dated November 29, 1990, between Giant Arizona and Prime
              Pinnacle Peak Properties Limited Partnership. Incorporated by reference to
              Exhibit 10.16 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-10398.
 10.9         Escrow Instructions, dated January 7, 1991, between Prime Pinnacle Peak
              Properties Limited Partnership and Giant Arizona. Incorporated by reference to
              Exhibit 10.17 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-10398.

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
EXHIBIT NO.                                      DESCRIPTION
-----------   ---------------------------------------------------------------------------------
 10.10        Agreement for Leasing of Service Station Site, dated March 1, 1991, between Giant
              Arizona and Prime Pinnacle Peak Properties Limited Partnership. Incorporated by
              reference to Exhibit 10.18 of the Company's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1990, File No. 1-10398.
 10.11        First Amendment to Agreement for Leasing of Service Station Site, dated March 1,
              1991, between Giant Arizona and Prime Pinnacle Peak Properties Limited
              Partnership. Incorporated by reference to Exhibit 10.18 to the Company's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1992, File No.
              1-10398.
 10.12        Purchase and Sale Agreement, dated as of May 7, 1991, between New Bank of New
              England N.A., Den Norske Bank, Kansallis -- Osake -- Pankki -- and Portales
              Energy Company, Inc. and the Company. Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q for the quarter ended June 30, 1991, File
              No. 1-10398.
 10.13        Aircraft Lease Purchase Agreement, dated as of June 21, 1991, between Metlife
              Capital Corporation and the Company. Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended June 30, 1991, File No.
              1-10398.
 10.14        Promissory Note for $600,000, dated December 1, 1988, from JEA to Metlife Capital
              Corporation ("Metlife"). Incorporated by reference to Exhibit 10.38 to Form S-1.
 10.15        Promissory Note for $825,000, dated December 20, 1988, from JEA to Metlife.
              Incorporated by reference to Exhibit 10.39 to Form S-1.
 10.16        Promissory Note for $750,000, dated December 28, 1987, from JEA to Metlife.
              Incorporated by reference to Exhibit 10.40 to Form S-1.
 10.17        Promissory Note for $1,087,500, dated December 30, 1988, from JEA to Metlife.
              Incorporated by reference to Exhibit 10.44 to Form S-1.
 10.18        Promissory Note for $1,082,900, dated December 30, 1988, from JEA to Metlife.
              Incorporated by reference to Exhibit 10.45 to Form S-1.
 10.19*       Sales Agreement, dated June 6, 1989, between Giant Arizona and Mobil Oil
              Corporation. Incorporated by reference to Exhibit 10.47 to Amendment No. 2.
 10.20*       Amendment, dated April 20, 1990, to Sales Agreement, dated June 6, 1989, between
              Giant Arizona and Mobil Oil Corporation. Incorporated by reference to Exhibit
              10.51 of the Company's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1990, File No. 1-10398.
 10.21*       Crude Oil and Condensate Sales and Purchase Agreement, dated August 1, 1994, between Meridian Oil Trading Inc. (Seller) and Giant Refining Company, a division of Giant Industries Arizona, Inc. (Buyer). Incorporated by reference to Exhibit
              10.27 to the Company's Report on Form 10-K for fiscal year ended December 31,
              1994, File No. 1-10398.
 10.22*       Natural Gas Liquids Sales and Purchase Agreement, dated October 27, 1994, between
              Meridian Oil Hydrocarbons Inc. and Giant Refining Company, a division of Giant
              Industries Arizona, Inc. Incorporated by reference to Exhibit 10.28 to the
              Company's Report on Form 10-K for fiscal year ended December 31, 1994, File No.
              1-10398.
 10.23*       Natural Gasoline Purchase and Sale Agreement, dated September 1, 1990, between
              Sunterra Gas Processing Company and Giant Arizona. Incorporated by reference to
              Exhibit 10.57 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-10398.
 10.24***     Employment Agreement, dated as of November 16, 1989, between James E. Acridge and the Company. Incorporated by reference to Exhibit 10.52 to Amendment No. 2.
 10.25***     Employment Agreement, dated as of November 16, 1989, between Fredric L. Holliger and the Company. Incorporated by reference to Exhibit 10.53 to Amendment No. 2.

EXHIBIT NO.                                      DESCRIPTION
-----------   ---------------------------------------------------------------------------------
 10.26***     Employment Agreement, dated as of August 1, 1990 between Morgan Gust and the
              Company. Incorporated by reference to Exhibit 10.64 of the Company's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1990, File No.
              1-10398.
 10.27        Consulting Agreement, dated January 1, 1990, between the Company and Kalen and
              Associates. Incorporated by reference to Exhibit 10.66 of the Company's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1990, File No.
              1-10398.
 10.28        Consulting Agreement, dated March 12, 1992, between the Company and Geddes and
              Company. Incorporated by reference to Exhibit 10.1 to the Company's Report on
              Form 10-Q for the quarter ended June 30, 1992, File No. 1-10398.
 10.29***     Giant Industries, Inc. and Affiliated Companies 401(k) Plan. Incorporated by
              reference to Exhibit 10.46 to Amendment No. 2 to the Form S-3 Registration
              Statement under the Securities Act of 1933 as filed November 12, 1993, File No.
              33-69252.
 10.30***     First Amendment of the Giant Industries, Inc. and Affiliated Companies 401(k)
              Plan, dated October 17, 1996. Incorporated by reference to Exhibit 10.30 of the
              Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
              File No. 1-10398.
 10.31+       Registration Rights Agreement, dated as of August 21, 1997, among the Company, the Initial Purchasers and the Subsidiary Guarantors.
 10.32+       Purchase Agreement, dated August 21, 1997, among the Company, the Initial
              Purchasers and the Subsidiary Guarantors.
 11.1         Statement regarding computation of earnings per share. Incorporated by reference to Exhibit 11.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and to Exhibit 11.1 of the Company's Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1997, File No. 1-10398.
 18.1         Letter regarding change in accounting principles. Incorporated by reference to
              Exhibit 18.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-10398.
 21.1+        Subsidiaries of the Company.
 23.1**       Consent of Deloitte & Touche LLP.
 23.2**       Consent of Arthur Andersen LLP.
 23.3**       Consent of Fennemore Craig, P.C. (included in Exhibit 5.1).
 24.1+        Powers of Attorney (contained on pages II-12 through II-20 of the Registration
              Statement on Form S-4 (No. 333-37561) filed with the Commission on October 9,
              1997).
 24.2**       Board of Directors resolutions authorizing Powers of Attorney.
 25.1+        Statement of Eligibility of Trustee on Form T-1 of The Bank of New York under the
              Trust Indenture Act of 1939.
 27           Financial Data Schedule. Incorporated by reference to Exhibit 27 of the Company's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and to
              Exhibit 27 of the Company's Quarterly Report on Form 10-Q for the quarter ended
              June 30, 1997, File No. 1-10398.
 99.1**       Form of Letter of Transmittal.
 99.2**       Form of Notice of Guaranteed Delivery.


---------------

  * Certain information contained in these documents has been afforded confidential treatment.
 ** Filed herewith.

*** Indicates contract with management or compensatory plan or arrangement relating to management.


  + Previously filed as an Exhibit to the Form S-4 Registration Statement under the Securities Act of 1933 as filed October 9, 1997, File No. 333-37561.

(B) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule of Giant Industries, Inc. for the years ended December 31, 1996, 1995 and 1994 is incorporated by reference in this Registration Statement and should be read in conjunction with the Consolidated Financial Statements of Giant Industries, Inc.

            Independent Auditors' Report on Schedule.......................  S-1
            Schedule II -- Valuation and Qualifying Accounts...............  S-2

     Schedules not listed above have been omitted because they are not applicable or are not required or because the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Each of the undersigned registrants hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          GIANT INDUSTRIES, INC.


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Director
---------------------------------------------
            Anthony J. Bernitsky

                      *                        Director
---------------------------------------------
              F. Michael Geddes

                      *                        Director
---------------------------------------------
            Richard T. Kalen, Jr.

                      *                        Director
---------------------------------------------
            Harry S. Howard, Jr.

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          GIANT INDUSTRIES ARIZONA, INC.


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Vice
---------------------------------------------  President Administration, Secretary and
                 Morgan Gust                   Director

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          GIANT EXPLORATION & PRODUCTION COMPANY

                                                /s/ FREDRIC L. HOLLIGER
                                          --------------------------------------
                                                   Fredric L. Holliger
                                          President, Chief Executive Officer and
                                                         Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board and Director
---------------------------------------------
              James E. Acridge

           /s/ FREDRIC L. HOLLIGER             President, Chief Executive Officer and
---------------------------------------------  Director (Principal Executive Officer)
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Secretary,
---------------------------------------------  Vice President Administration and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           President, Chief Executive Officer and
---------------------------------------------  Director Attorney-in-Fact
             Fredric L. Holliger

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          GIANT STOP-N-GO OF NEW MEXICO, INC.


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Secretary,
---------------------------------------------  Vice President Administration and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          SAN JUAN REFINING COMPANY


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Secretary,
---------------------------------------------  Vice President Administration and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          CINIZA PRODUCTION COMPANY


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Secretary,
---------------------------------------------  Vice President Administration and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          GIANT FOUR CORNERS, INC.


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Secretary,
---------------------------------------------  Vice President Administration and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          GIANT MID-CONTINENT, INC.


                                                             *

                                          --------------------------------------

                                                     James E. Acridge


                                            Chairman of the Board, President,


                                           Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board, President, Chief
---------------------------------------------  Executive Officer and Director (Principal
              James E. Acridge                 Executive Officer)

           /s/ FREDRIC L. HOLLIGER             Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger

                      *                        Vice President and Chief Financial Officer
---------------------------------------------  (Principal Financial Officer and Principal
             A. Wayne Davenport                Accounting Officer)

                      *                        Vice President and General Counsel, Secretary,
---------------------------------------------  Vice President Administration and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           Executive Vice President, Chief Operating
---------------------------------------------  Officer and Director
             Fredric L. Holliger               Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on November 5, 1997.


                                          PHOENIX FUEL CO., INC.

                                                /s/ FREDRIC L. HOLLIGER
                                          --------------------------------------
                                                   Fredric L. Holliger,
                                           Chief Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 5, 1997.



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board and Director
---------------------------------------------
              James E. Acridge

           /s/ FREDRIC L. HOLLIGER             Chief Executive Officer and Director
---------------------------------------------  (Principal Executive Officer)
             Fredric L. Holliger

                      *                        President and Chief Operating Officer
---------------------------------------------
                 Jack Keller

                      *                        Vice President, Chief Financial Officer and
---------------------------------------------  Treasurer (Principal Financial Officer and
                 Gary Dalke                    Principal Accounting Officer)

                      *                        Vice President and General Counsel, Secretary
---------------------------------------------  and Director
                 Morgan Gust

        *By: /s/ FREDRIC L. HOLLIGER           Chief Executive Officer and Director
---------------------------------------------  Attorney-in-Fact
             Fredric L. Holliger

                                 EXHIBIT INDEX


EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
    5.1       Opinion of Fennemore Craig, P.C., as to the legality of the Exchange Notes.
   23.1       Consent of Deloitte & Touche LLP.
   23.2       Consent of Arthur Andersen LLP.
   23.3       Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)
   24.2       Board of Directors resolutions authorizing Powers of Attorney.
   99.1       Form of Letter of Transmittal.
   99.2       Form of Notice of Guaranteed Delivery.